UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY

STATEMENT SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Covanta Holding Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COVANTA HOLDING CORPORATION

445 South Street

Morristown, New Jersey 07960

September 2, 2021

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Covanta Holding Corporation, a Delaware corporation (the “Company”), to be held virtually via live webcast on October 12, 2021, at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/CVA2021SM (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Covert Intermediate, Inc., a Delaware corporation (“Parent”), for $20.25 per share, in cash. Parent is an indirect wholly owned subsidiary of funds affiliated with EQT Infrastructure. Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, telephone or through the Internet following the procedures outlined below.

On July 14, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “merger agreement”) with Parent and Covert Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $20.25 per share, in cash. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law) will automatically be canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.25 per share, in cash, without interest, less any required withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. In light of the ongoing coronavirus (COVID-19) pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. You should carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) recommended that the Company’s stockholders approve the merger and adopt the merger agreement and (v) directed that such matter be submitted to the stockholders of the Company at a meeting of such stockholders. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement and the other proposals to be voted on at the special meeting, which are described in the proxy statement accompanying this letter.

Your vote is important. Whether or not you plan to virtually attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement and the other proposals to be voted on at the special meeting is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter. The failure to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Samuel Zell	Michael W. Ranger
Chairman of the Board	President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 2, 2021 and is first being mailed to the Company’s stockholders on or about September 2, 2021.

COVANTA HOLDING CORPORATION

445 South Street

Morristown, New Jersey 07960

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held Virtually via the Internet on October 12, 2021

To the Stockholders of Covanta Holding Corporation:

A special meeting of stockholders of Covanta Holding Corporation, a Delaware corporation (the “Company”), will be held virtually via live webcast on October 12, 2021, at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/CVA2021SM (including any postponements or adjournments thereof, the “special meeting”), for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 14, 2021 (as it may be amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, Covert Intermediate, Inc., a Delaware corporation (“Parent”), and Covert Mergeco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Parent;

2.

to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and

3.

to consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on August 31, 2021 are entitled to notice of, and to vote at, the special meeting. In light of the ongoing coronavirus (COVID-19) pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. You may participate online by logging in at www.virtualshareholdermeeting.com/CVA2021SM and entering the 16-digit control number, or by following the instructions that accompanied your proxy materials. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting via the special meeting website at www.virtualshareholdermeeting.com/CVA2021SM. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders for any purpose germane to the special meeting during ordinary business hours at the Company’s principal executive offices located at 445 South Street, Morristown, New Jersey 07960.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) recommended that the Company’s stockholders approve the merger and adopt the merger agreement and (v) directed that such matter be submitted to the stockholders of the Company at a meeting of such stockholders.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting virtually, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board and the other participants named in the accompanying proxy statement.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 877-750-0926.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Thomas L. Kenyon
Executive Vice President, General Counsel and Secretary

Morristown, New Jersey

September 2, 2021

Please Vote Today—Your Vote is Important

i

ii

SUMMARY TERM SHEET

This summary highlights certain information contained elsewhere in this proxy statement, but may not contain all of the information that may be important to you with respect to the merger. You should carefully read this entire proxy statement and the attached annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Covanta Holding Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information”. Unless the context otherwise indicates, we refer to Covanta Holding Corporation as the “Company”, “we”, “us” or “our”. We have included page references in this summary to direct you to a more complete description of the topics presented below.

This proxy statement is dated September 2, 2021 and is first being mailed to the Company’s stockholders on or about September 2, 2021.

The Parties (see page 29)

Covanta Holding Corporation, a Delaware corporation, is organized as a holding company and conducts all of its operations through subsidiaries, which are engaged predominantly in the business of waste and energy services. The Company’s mission is to provide sustainable waste and energy solutions, and it seeks to do this through a variety of services offerings, including its core business of owning and operating infrastructure for the conversion of Waste-to-Energy. The Company’s principal executive offices are located at 445 South Street, Morristown, New Jersey 07960, and its telephone number is 862-345-5000.

Covert Intermediate, Inc., which we refer to as “Parent”, is a Delaware corporation formed solely for the purpose of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Upon completion of the merger, Parent will be the immediate parent company of the Company.

Covert Mergeco, Inc., which we refer to as “Merger Sub”, is a Delaware corporation and wholly owned subsidiary of Parent formed solely for the purpose of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist.

Parent and Merger Sub are each affiliated with (1) EQT Fund Management S.à r.l., which we refer to as “EQT” and (2) EQT Infrastructure V Collect EUR SCSp and EQT Infrastructure V Collect USD SCSp, which we collectively refer to as the “EQT Investors”. At the effective time, the Company, as the surviving corporation, will be indirectly owned by, among others, EQT and the EQT Investors.

EQT and the EQT Investors are affiliates of the EQT Infrastructure V fund and EQT AB, a leading investment firm with more than EUR 67 billion in assets under management across 26 active funds and with portfolio companies in Europe, Asia-Pacific and the Americas with total sales of approximately EUR 29 billion and more than 175,000 employees.

The Merger (see page 38)

The Company, Parent, and Merger Sub entered into an Agreement and Plan of Merger, dated as of July 14, 2021 (as it may be amended, modified or supplemented from time to time, the “merger agreement”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

At the effective time of the merger, each share of the Company’s common stock, par value $0.10 per share (“Company common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”), which we collectively refer to as the “excluded shares”) will automatically be canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.25 per share (which we refer to as the “merger consideration”), in cash, without interest, less any required withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Special Meeting (see page 31)

The special meeting will be held virtually via live webcast on October 12, 2021, at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/CVA2021SM (including any postponements or adjournments thereof, the “special meeting”). You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. There will be no physical location. You may participate online by logging in at www.virtualshareholdermeeting.com/CVA2021SM and entering the 16-digit control number included on your proxy card, or by following the instructions that accompanied your proxy materials. At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting” beginning on page 31 for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 32)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on August 31, 2021, which is the record date for the special meeting (the “record date”). You will be entitled to one vote on each of the proposals presented in this proxy statement for each outstanding share of Company common stock that you owned on the record date. As of the record date, there were 133,009,182 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter.

How to Vote (see page 33)

Stockholders of record have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting virtually. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote virtually at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote” beginning on page 33, and “The Special Meeting—Solicitation of Proxies” beginning on page 35. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated toll free at 877-750-0926.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 48)

After careful consideration of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company’s board of directors (the “Board”) unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained therein, (iv) recommended that the Company’s stockholders approve the merger and adopt the merger agreement and (v) directed that the merger agreement be submitted to the Company’s stockholders for their adoption. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 49. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65.

Opinion of BofA Securities, Inc. (see page 56)

In connection with the merger, on July 13, 2021, at a meeting of the Board held to evaluate the merger, representatives of BofA Securities, Inc., which we refer to as “BofA Securities”, delivered to the Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated July 13, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the merger consideration to be received in the merger by holders of Company common stock (other than holders of shares owned, directly or indirectly, by the Company, Parent or Merger Sub), was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities’ opinion does not address any aspect or implication of the merger other than the merger consideration to the extent expressly specified in such opinion, and no opinion or view was expressed by BofA Securities as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. See the section entitled “The Merger—Opinion of BofA Securities, Inc.” beginning on page 56 of this proxy statement.

Market Price and Dividend Data (see page 120)

Company common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “CVA”. On July 13, 2021, the last full trading day before the public announcement of the merger, the closing price for Company common stock on the NYSE was $18.58 per share. On June 8, 2021, the last full trading day before the publication of media reports concerning a potential transaction involving the Company, the closing price for Company common stock on the NYSE was $14.86. On August 31, 2021, the latest practicable trading day prior to the filing of this proxy statement, the closing price for Company common stock on the NYSE was $20.05 per share.

Certain Effects of the Merger (see page 74)

Upon completion of the merger, Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 74)

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be (i) registered under the Exchange Act and (ii) listed and traded on the NYSE.

In addition, if the merger agreement is terminated under certain circumstances, the Company would be obligated to pay Parent a termination fee of $81.3 million. If either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval (as defined in the section entitled “—Conditions to the Merger” beginning on page 105), the Company would be required to reimburse Parent,

Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to $6 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees; Limitations of Liability” beginning on page 108.

In the event the merger agreement is terminated as a result of (i) a Parent breach termination (as defined in the section entitled “—Termination of the Merger Agreement” beginning on page 13), (ii) a financing failure termination (as defined in the section entitled “—Termination of the Merger Agreement” beginning on page 13) or (iii) an end date termination (as defined in the section entitled “—Termination of the Merger Agreement” beginning on page 13) and, at such time, the Company could have terminated the merger agreement pursuant to clause (i) or (ii) above, then, in each case, the Company will be entitled to receive from Parent payment of a reverse termination fee of $162.6 million (the “reverse termination fee”) as described in the section entitled “—Expenses; Termination Fees; Limitations of Liability” beginning on page 15. In the event that the merger agreement is terminated under circumstances in which the reverse termination fee is payable to the Company, then, subject to the Company’s right to obtain specific performance to the extent permitted under the merger agreement, payment of the reverse termination fee and, if applicable, the enforcement expenses (as defined in the section entitled “—Expenses; Termination Fees; Limitations of Liability” beginning on page 15), will be the sole and exclusive remedy of the Company against Parent and Merger Sub (including in the event of fraud of willful breach by Parent or Merger Sub). The maximum aggregate liability of Parent and Merger Sub under the merger agreement in the event Parent or Merger Sub fails to consummate the transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation or warranty in the merger agreement (including in the event of fraud or willful breach) shall not exceed an aggregate amount greater than the sum of (A) the amount of the reverse termination fee and (B) $7 million.

Treatment of Company Equity Awards (see page 86)

Company Stock Options

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the option described below, effective as of immediately prior to the effective time of the merger:

•	each outstanding and unexercised option to purchase shares of Company common stock (whether vested or unvested), which we refer to as a “Company stock option”, will automatically be canceled; and

•

each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a lump-sum cash payment, without interest and subject to all applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option.

However, if any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration and will have no further force and effect.

Restricted Stock Units

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the Company restricted stock unit described below, effective as of immediately prior to the effective time of the merger:

•

each outstanding restricted stock unit with respect to shares of Company common stock (whether vested or unvested, and including any deferred awards), which we refer to as a “Company RSU”, will automatically be canceled; and

•

each holder of any such canceled Company RSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company RSU, a lump-sum cash payment, without interest and subject to all applicable tax withholding, of an amount equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration, plus (b) all accrued but unpaid dividend equivalents.

Parent and the Company have agreed that if the merger does not close by March 1, 2022 (or the date of the Company’s 2022 annual stockholder meeting, in the case of non-employee directors) and Company RSUs are granted in 2022, those Company RSUs will vest in the merger pro rata for the time elapsed between January 1, 2022 and the closing date, and the remainder of any such 2022 grants will be forfeited.

Performance Stock Units

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the Company performance stock unit described below, effective as of immediately prior to the effective time of the merger:

•

each outstanding performance stock unit with respect to shares of Company common stock, which we refer to as a “Company PSU”, that is unvested will vest based on actual performance through the latest practicable date prior to the closing of the merger, which level of actual performance will be determined in good faith by the Company at or before the closing of the merger, and be canceled; and

•

each holder of any such vested Company PSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such vested Company PSU, a lump-sum cash payment, without interest and subject to all applicable tax withholding, of an amount equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled vested Company PSU and (ii) the merger consideration, plus (b) all accrued but unpaid dividend equivalents.

Parent and the Company have agreed that if the merger does not close by March 1, 2022 and Company PSUs are granted in 2022, those Company PSUs will vest in the merger at target levels pro rata for the time elapsed between January 1, 2022 and the closing date, and the remainder of any such 2022 grants will be forfeited.

See the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86 for details regarding payment timing in respect of the Company’s equity awards in the merger.

Company Restricted Stock

The merger agreement provides that, unless otherwise agreed between Parent and the holder of Company restricted stock that is unvested or is subject to a repurchase option, risk of forfeiture or other condition on title or ownership granted pursuant to the equity plan of the Company (which we refer to as “Company Restricted Stock”), effective as of immediately prior to the effective time of the merger, each share of Company Restricted Stock that is outstanding immediately prior to the effective time of the merger shall automatically vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Company Restricted Stock shall lapse, and each such share of Company Restricted Stock will be converted into the right to receive the merger consideration; provided that any payment in respect of Company Restricted Stock held by an employee (or other person subject to compensatory withholding) will be paid through the surviving corporation’s regular payroll process and subject to all applicable withholding.

Interests of Directors and Executive Officers in the Merger (see page 65)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company stockholders. Such interests potentially include entitlement to:

•	accelerated vesting and settlement of outstanding Company equity awards at the effective time of the merger;

•	if terminated in connection with the merger, severance payments and benefits under the Covanta Energy Corporation Senior Officers Severance Plan (which we refer to as the “severance plan”);

•

make-whole payments for taxes incurred under Section 4999 of the Code under the Covanta Holding Corporation Excise Tax Gross-Up Plan (which we refer to as the “Gross-Up Plan”) in connection with their transaction payments and benefits; and

•	continued indemnification and insurance coverage under the merger agreement.

The Voting Agreement (see page 112)

On July 14, 2021, in connection with the execution of the merger agreement, Parent entered into a voting agreement with entities associated with Samuel Zell, the chairman of the Board, including the Samuel Zell Revocable Trust, the Zell Family Foundation, SZ Investments, L.L.C. and EGI-Fund (05-07) Investors, L.L.C. (collectively, the “voting agreement stockholders”). The voting agreement covers a total of 13,186,845 shares of Company common stock owned by the voting agreement stockholders representing approximately 9.9% of the outstanding shares of Company common stock. However, the voting agreement stockholders are permitted to transfer by gift up to 1,487,209 of the shares of Company common stock held by them to charitable foundations or organizations, free of restrictions under the voting agreement. If these transfers are made, approximately 8.8% of the outstanding shares of Company common stock will remain subject to the voting agreement. As of August 31, 2021, these transfers had been made to such charitable foundations and such shares are therefore free of restrictions under the voting agreement, but they do continue to be under the voting control of Chai Trust Company, LLC. Pursuant to the voting agreement, the voting agreement stockholders have agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted their shares in favor of (i) the proposal to adopt the merger agreement, (ii) the non-binding compensation advisory proposal and (iii) the proposal to adjourn the special meeting if necessary or appropriate, and against (a) any action or agreement that would reasonably be expected to result in a breach of the merger agreement or result in any condition to the closing of the merger not being satisfied on a timely basis, (b) any Company acquisition proposal (as defined in the section entitled “—Restrictions on Solicitation of Company Acquisition Proposals” beginning on page 11), or any other proposal made in opposition to, in competition with, or inconsistent with, the merger agreement, the merger or the transactions contemplated by the merger agreement and (c) any other action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect the consummation of the merger or the other transactions contemplated by the merger agreement. As of August 31,

2021, SZ Investments, L.L.C. had transferred 1,699,669 shares to its ultimate owners, various trusts established for the benefit of Mr. Zell and members of his family (which we refer to as the “Zell Family Trusts”), each of which signed a joinder agreeing to be bound by the terms of the voting agreement.

See the section of this proxy statement entitled “The Voting Agreement” beginning on page 112 for further discussion of the terms of the voting agreement. A copy of the voting agreement is also attached as Annex B to this proxy statement.

Conditions to the Merger (see page 105)

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the Company having obtained at a meeting of the Company stockholders the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock to adopt the merger agreement (we refer to this affirmative vote as the “Company stockholder approval”);

•

any waiting period (and extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), relating to the transactions contemplated by the merger agreement, and any agreement between a party to the merger agreement and a governmental authority not to consummate the transactions contemplated by the merger agreement having expired or been terminated and the clearances, approvals and consents required to be obtained under the competition laws of Ireland having been obtained;

•	each of the FERC approval, the NJDEP approval, the CFIUS approval and the FCC consents (each as defined below) having been obtained, and being effective; and

•

no law or order (whether temporary, preliminary or permanent) having been promulgated, entered, enforced, enacted or issued or being applicable to the merger by any governmental authority of competent jurisdiction that is in effect and prohibits or makes illegal the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the accuracy of the representations and warranties of the Company (subject to certain materiality qualifiers) at and as of the date of the merger agreement and as of the closing of the merger as if made at and as of the closing of the merger (except to the extent expressly made as of a specified time, in which case as of such time);

•	the Company having performed in all material respects its covenants and obligations under the merger agreement required to be performed by it at or prior to the closing of the merger;

•	the absence of any Company material adverse effect since the date of the merger agreement;

•

the Company having delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions described in the three immediately preceding bullets have been satisfied; and

•

the Company having delivered to Parent a duly executed certificate, dated as of the closing of the merger, complying with the provisions of U.S. Treasury regulations Section 1.1445-2(c)(3), together with a draft notice to be provided to the Internal Revenue Service by Parent in accordance with the provisions of U.S. Treasury regulations Section 1.897-2(h)(2).

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub (subject to certain materiality qualifiers) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of a specified time, in which case as of such time);

•

Parent and Merger Sub having performed, in all material respects their covenants and obligations under the merger agreement required to be performed by them at or prior to the closing of the merger; and

•

Parent having delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions described in the two immediately preceding bullets have been satisfied.

Regulatory Approvals (see page 80)

The respective obligations of Parent, Merger Sub and the Company under the merger agreement to effect the merger are subject to:

•

the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act. Notification under the HSR Act was filed on July 28, 2021 (we refer to this notification as the “HSR filing”), and the waiting period under the HSR Act expired at 11:59 p.m. on August 27, 2021;

•

authorization from the Federal Energy Regulatory Commission (which we refer to as “FERC”) pursuant to Section 203 of the Federal Power Act of 1935, as amended, of the transactions contemplated by the merger agreement (we refer to this approval as the “FERC approval”). The application required for FERC approval was filed on August 11, 2021 (we refer to this application as the “FERC application”);

•

issuance of an order by the New Jersey Department of Environmental Protection (which we refer to as the “NJDEP”) authorizing the transactions contemplated by the merger agreement pursuant to N.J.A.C. 7:26H-1 et seq. (we refer to this order as the “NJDEP approval”). The application required for the NJDEP approval was filed on August 6, 2021 (we refer to this application as the “NJDEP application”);

•

the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity (which we refer to as “CFIUS”) has concluded that none of the transactions contemplated by the merger agreement are “covered transactions” and not subject to review under Section 721 of the Defense Production Act of 1950, as amended, and all rules and regulations thereunder (which we refer to as the “DPA”), written notice from CFIUS that it has completed a review or investigation of the notification voluntarily provided under the DPA with respect to such transactions, or, if CFIUS has sent a report to the President of the United States requesting the President’s decision, (i) the President has announced a decision not to take any action to suspend or prohibit such transactions or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period (which we refer to as the “CFIUS approval”). A draft voluntary notice was submitted to CFIUS on August 13, 2021 (we refer to this notice as the “draft CFIUS notice” and, together with the final notice to be filed promptly after receipt of confirmation that CFIUS has no further comment to the draft CFIUS notice, as the “CFIUS notice”);

•

consent from the Federal Communications Commission (which we refer to as the “FCC”) under the Communications Act of 1934, as amended, for the transfer of control over certain licenses held by the Company and its subsidiaries (we refer to these approvals as the “FCC consents”). We anticipate that the filings required for the FCC consents (we refer to these filings as the “FCC filings”) will be made by the end of the third quarter or early in the fourth quarter of 2021; and

•

the obtaining of approvals or clearances, or the expiration, termination or waiver of the waiting periods under the antitrust laws of Ireland (which we refer to as the “Irish consent”). The notification required for the Irish consent was filed on August 12, 2021 (we refer to this notification as the “Irish filing”), and the Irish consent was obtained on August 30, 2021.

In addition to the foregoing, Parent, the Company and/or Merger Sub are required to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) and the certificate of merger with the Secretary of State of the State of Delaware. The Company also intends to take certain actions to ensure that it is in compliance with the Merchant Marine Act of 1920, which we refer to as the “Jones Act”, after the closing of the merger.

Each of the Company and Parent has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement and, in any event, prior to the end date (as defined below), including using reasonable best efforts to:

•

prepare and file as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party,

in each case, that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

In furtherance thereof, Parent will, and will cause its subsidiaries to, take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, including defending any legal proceedings challenging the consummation of the transactions contemplated by the merger agreement, except that, solely in connection with the CFIUS notice, Parent will not be required to take any action that would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

For a description of the respective obligations of Parent, Merger Sub and the Company under the merger agreement with respect to regulatory approvals, see the section entitled “The Merger–Regulatory Approvals Required for the Merger” beginning on page 80 and the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger” beginning on page 98.

Financing of the Merger (see page 75)

Parent estimates that the total amount required to complete the merger and the related transactions and to pay related fees and expenses will be approximately $5,178.0 million. Parent expects this amount to be funded through a combination of the following:

Debt Financing

Debt financing in an aggregate principal amount of (i) up to $3,000.0 million consisting of (a) senior secured term loan facilities in an aggregate principal amount equal to $1,375.0 million (which consist of a $1,275.0 million term loan B facility, which includes a backstop delayed draw term sub-facility in an aggregate principal amount equal to $400.0 million, and a term loan C sub-facility in an aggregate principal amount equal to $100.0 million for purpose of cash collateralizing existing letters of credit) and (b) a senior unsecured bridge facility in an aggregate principal amount equal to $1,625.0 million (including a backstop delayed draw bridge sub-facility in an aggregate principal amount equal to $1,100.0 million) and (ii) up to $440.0 million of revolving credit facility, which we collectively refer to as the “debt financing”. For additional information, please refer to the section entitled “The Merger—Financing of the Merger—Debt Financing” beginning on page 76.

Equity Financing

Equity financing to be provided by the EQT Investors (which we refer to as the “equity financing sources”, when acting in such capacities), in an aggregate amount of up to $2,178.0 million to be funded at the closing of merger, which we refer to as the “equity financing”. For additional information, please refer to the section entitled “The Merger—Financing of the Merger—Equity Financing” beginning on page 76.

Equity Commitment Letter

Parent has received a commitment letter, which we refer to as the “equity commitment letter”, from the EQT Investors pursuant to which the EQT Investors have committed to provide the equity financing to Parent on the closing date, subject to the satisfaction of certain conditions set forth therein. In addition, pursuant to the equity commitment letter, the EQT Investors have committed to provide funds to Parent for the purpose of (i) reimbursing the Company for certain expenses incurred with respect to the debt financing (which reimbursement amount is capped at $2 million) and (ii) paying the reverse termination fee if the merger agreement is terminated by the Company under certain specified circumstances, in each case, if such expenses and fee become payable under the merger agreement. For additional information regarding the reverse termination fee, please refer to the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees; Limitations of Liability” beginning on page 108. The obligation of the EQT Investors under the equity commitment letter with respect to the reverse termination fee is subject to an aggregate cap equal to the amount of $167.6 million, including certain costs and expenses of enforcement, if applicable.

For a more complete description, please refer to the section entitled “The Merger—Financing of the Merger—Equity Financing” beginning on page 76.

Restrictions on Solicitation of Company Acquisition Proposals (see page 94)

As more fully described in this proxy statement and as set forth in the merger agreement, the Company has agreed, among other things, not to:

•

solicit, initiate or knowingly encourage any Company acquisition proposal (as defined in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Acquisition Proposals” beginning on page 94), or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal; or

•

participate in any negotiations or discussions regarding, or furnish to any third party (other than Parent, its affiliates and their respective representatives) any nonpublic information relating to the Company and its subsidiaries, or provide access to the properties or personnel of the Company and its subsidiaries, in each case, in connection with any Company acquisition proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

approve or recommend, or make any public statement approving or recommending, a Company acquisition proposal or any proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

grant any waiver, amendment or release under any “standstill” or confidentiality agreement (unless the Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law);

•

approve or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement that constitutes a Company acquisition proposal or any proposal or offer which could reasonably be expected to lead to a Company acquisition proposal, subject to certain exceptions set forth in the merger agreement;

•	submit any Company acquisition proposal to a vote of the stockholders of the Company; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the foregoing limitations, but subject to compliance with the other terms of the merger agreement, if, after the date of the merger agreement and prior to the time the Company stockholder approval is obtained, the Company receives a bona fide Company acquisition proposal that did not result from a material breach of the Company’s non-solicitation obligations under the merger agreement and that the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or would reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Acquisition Proposals” beginning on page 94) and (ii) failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may, subject to certain obligations set forth in the merger agreement:

•

in response to such Company acquisition proposal, furnish nonpublic information relating to the Company and its subsidiaries to the person or group (or any of their representatives) making such Company acquisition proposal and engage in discussions or negotiations with such person or group and their representatives regarding such Company acquisition proposal; and

•

terminate the merger agreement to enter into a definitive agreement to accept a Company acquisition proposal that constitutes a superior proposal in accordance with the merger agreement, subject to certain notice and matching rights in favor of Parent and subject to the payment of a termination fee to Parent.

Obligation of the Board with Respect to Its Recommendation (see page 96)

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. Except as described below, the Company has agreed that this proxy statement will include the recommendation of the Board to the Company’s stockholders that they approve the merger and adopt the merger agreement.

However, in certain circumstances, prior to the time the Company stockholder approval is obtained, the Board may make a Company adverse recommendation change (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 96) in response to a bona fide Company acquisition proposal that did not result from a material breach of the Company’s non-solicitation obligations under the merger agreement if the Board concludes in good faith, (i) after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company acquisition proposal constitutes a superior proposal and (ii) after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. In such case, the Company must first provide Parent at least five business days’ prior written notice of its determination to take such action and negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) for five business days following the delivery of such notice regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent in response to such proposal (provided that any material revision, amendment, update or supplement to the terms of any Company acquisition proposal that is the basis for such proposed Company adverse recommendation change will require a new notice and the start of a new three-business-day period). If, at the end of such five- or three-business-day period, as applicable, the Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Parent) that (i) the Company acquisition proposal continues to be a superior proposal and (ii) the failure of the Board to make such a Company adverse recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, the Board may make a Company adverse recommendation change (and may also concurrently terminate the merger agreement and pay the Company termination fee (as defined in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees; Limitations of Liability” beginning on page 108) in order to enter into a definitive agreement in connection with such superior proposal).

The Board may also make a Company adverse recommendation change in certain circumstances in response to an intervening event (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 96) if the Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws. In such case, the Company must first give Parent at least five business’ days prior written notice of its determination to take such action and negotiate with Parent and its representatives (to the extent Parent desires to negotiate) for five business days following the delivery of such notice regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent in response to such intervening event. If, at the end of such five-business-day period, the Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Parent) that the intervening event continues to warrant a Company adverse recommendation change and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company adverse recommendation change.

Termination of the Merger Agreement (see page 106)

The merger agreement may be terminated at any time before the effective time of the merger under any of the following circumstances:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the effective time of the merger has not occurred on or before July 13, 2022 (we refer to this date as the “end date” and to a termination pursuant to the right described in this bullet as an “end date termination”), except that an end date termination cannot be effected by any party if the failure of the closing to occur before the end date was primarily due to such party’s breach of any of its obligations under the merger agreement;

•

if any law has been promulgated or enacted that prohibits or makes illegal the consummation of the merger or a governmental authority of competent jurisdiction has issued an order permanently prohibiting the consummation of the merger and such order has become final and non-appealable, except that the termination right described in this bullet will not be available to a party if the promulgation, enactment or issuance of such law or order was primarily due to such party’s breach of any of its obligations under the merger agreement; or

•

if, after completion of the special meeting (including any adjournments or postponements thereof), the Company stockholder approval has not been obtained (we refer to such a termination as a “non-approval termination”);

•	by Parent:

•

if a Company adverse recommendation change has occurred or the Company or any of its subsidiaries has entered into any alternative acquisition agreement (we refer to such a termination as a “triggering event termination”);

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, in each case which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger and (ii) such breach or failure to perform is incapable of being cured by the Company during the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, is not cured by the earlier of the end of such 30-day period and the end date, except that the termination right described in this bullet will not be available to Parent if it is in breach of any of its representations, warranties, covenants or agreements such that the Company would also have the right to terminate the merger agreement (we refer to such a termination as a “Company breach termination”);

•	by the Company:

•

if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, in each case which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger to be satisfied, and (ii) such breach or failure to perform is incapable of being cured by Parent or Merger Sub during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, is not cured by the earlier of the end of such 30-day period and the end date, except that the termination right described in this bullet will not be available to the Company if it is in breach of any of its representations, warranties, covenants or agreements such that Parent would also have the right to terminate the merger agreement (we refer to such a termination as a “Parent breach termination”);

•

if, prior to the receipt of the Company stockholder approval, (i) the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of, the Company’s non-solicitation obligations under the merger agreement described in the section entitled “—Restrictions on Solicitation of Company Acquisition Proposals” beginning on page 11, (ii) substantially concurrently with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal and (iii) prior to or concurrently with such termination, the Company pays to Parent (or one or more of its designees) any Company termination fees required to be paid as described in the section entitled “—Expenses; Termination Fees; Limitations of Liability” beginning on page 15 (we refer to such a termination as a “superior proposal termination”); or

•

if (i) all conditions to the closing of the merger have been satisfied (except for (x) any conditions that by their terms can only be satisfied on the closing date, but which shall then be capable of satisfaction if the closing of the merger were to occur on such date and (y) any closing conditions that have been waived by the Company), (ii) Parent and Merger Sub fail to consummate the merger on the date that the closing should have occurred pursuant to the merger agreement, (iii) the Company has notified Parent in writing that all of the conditions to the merger have been satisfied or waived (or would be satisfied or waived if the closing of the merger were to occur on the date of such notice) and it stands ready, willing and able to consummate the merger at such time, and (iv) the merger has not been consummated within three business days following the delivery of such notice (we refer to such a termination as a “financing failure termination”).

The parties to the merger agreement have further recognized and agreed in the merger agreement that Parent has an obligation to cause the equity financing to be funded, and the Company will be entitled to specific performance to enforce the terms of the equity commitment against Parent, and to cause the equity financing to be funded and to cause Parent to effect the closing of the merger, only if (i) all of the conditions to the closing of the merger have been satisfied or waived by the party entitled to waive such condition at the time when the closing is required to occur pursuant to the merger agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which must be capable of being satisfied and be satisfied at the closing of the merger), (ii) the debt financing has been funded or will be funded at the closing in accordance with the terms of the debt commitment letter if the equity financing is funded, (iii) Parent and Merger Sub fail to consummate the merger at the time when the closing is required to occur pursuant to the merger agreement, (iv) the Company is ready, willing and able to consummate the closing and the Company has irrevocably confirmed in a written notice that if specific performance is granted and the equity financing and the debt financing are funded, then the closing will occur, and (v) Parent does not consummate the closing within three business days after delivery of the written notice specified in clause (iv) above. For additional detail on the rights of the Company to specific performance, see the sections entitled “The Agreement and Plan of Merger– Specific Performance” beginning on page 110.

Expenses; Termination Fees; Limitations of Liability (see page 108)

In general, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses whether or not the transaction is consummated, except that Parent will pay 100% of the filing fees incurred in connection with the filing of the HSR filing, the Irish filing, the FERC application, the NJDEP application, the CFIUS notice and the FCC filings.

Company Termination Fee

The Company is required to pay to Parent a termination fee of $81.3 million, which we refer to as the “Company termination fee”, if:

•	Parent effects a triggering event termination;

•	the Company effects a superior proposal termination; or

•

Parent or the Company effects an end date termination or a non-approval termination, or Parent effects a Company breach termination, and, in each case, (i) at any time after the date of the merger agreement and prior to such termination, a Company acquisition proposal (except that references in the definition of “Company acquisition proposal” to “15%” and “85%” are replaced by “50%”), which we refer to as a “qualifying transaction proposal”, has been made to the Company and publicly announced or disclosed (and such qualifying transaction proposal has not been publicly withdrawn in a bona fide manner prior to the earlier of (x) the date of the special meeting (including any adjournments or postponements thereof) and (y) the date of such termination) and (ii) within 12 months after such termination, the Company (A) consummates a transaction with respect to a qualifying transaction proposal or (B) enters into a definitive agreement with respect to a qualifying transaction proposal and such qualifying transaction proposal is subsequently consummated.

Parent Expense Reimbursement

If Parent or the Company effects a non-approval termination, the Company is required to reimburse Parent, Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby at or prior to the time of such termination, up to $6 million, which we refer to as the “Parent expense reimbursement”. Any such fees and expenses reimbursed by the Company would be credited towards any Company termination fee that might later be payable.

Reverse Termination Fee

Parent is required to pay the Company a reverse termination fee of $162.6 million, which we refer to as the “reverse termination fee”, if the Company effects a Parent breach termination or a financing failure termination, or if Parent or the Company effects an end date termination and at such time the Company could have effected either a Parent breach termination or a financing failure termination.

Appraisal Rights (see page 115)

Under Delaware law, holders of record of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of record of shares of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (the holders of such shares, “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of such holder’s appraisal shares in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more than, the same as or less than the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights” beginning on page 115.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the Company special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock until the effective time of the merger, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Litigation Related to the Merger (see page 82)

As of September 1, 2021, four lawsuits have been filed by purported Company stockholders against the Company and members of the Board related to the proposed merger. A complaint captioned O’Dell v. Covanta Holding Corporation, et al., Case No. 1:21-cv-7061, was filed in the United States District Court for the Southern District of New York on August 20, 2021. A complaint captioned Raul v. Covanta Holding Corporation, et al., Case No. 1:21-cv-07225, was filed in the United States District Court for the Southern District of New York on August 27, 2021. A complaint captioned Waterman v. Covanta Holding Corporation, et al., Case No. 1:21-cv-07245, was filed in the United States District Court for the Southern District of New York on August 27, 2021. A complaint captioned Colomberti v. Covanta Holding Corporation, et al., Case No. 1:21-cv-04859, was filed in the United States District Court for the Eastern District of New York on August 27, 2021. The complaints assert claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against the Company and the members of the Board alleging, among other things, that the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on August 18, 2021 was materially incomplete and misleading in various respects. Among other remedies, the plaintiffs in each of the foregoing actions seek injunctive relief preventing the consummation of the merger and money damages. The Company believes that the claims asserted in the complaints are without merit. It is possible and we are aware that additional lawsuits may be filed between the date of this proxy statement and the consummation of the merger against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

Material U.S. Federal Income Tax Consequences of the Merger (see page 77)

The receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77) will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the U.S. holder’s shares pursuant to the merger and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 generally will not be required to recognize gain or loss for U.S. federal income tax purposes on the receipt of cash in exchange for the non-U.S. holder’s shares pursuant to the merger, unless the non-U.S. holder has certain connections to the United States, or the Company is or has been a “United States real property holding corporation” (which is not expected, as discussed in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders”) and certain other conditions are satisfied. The Company stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Company common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

For additional information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

Additional Information (see page 129)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On July 14, 2021, the Company entered into the merger agreement with Parent and Merger Sub providing for the acquisition of the Company by Parent for a price of $20.25 per share, in cash, without interest, less any required withholding taxes. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	As a stockholder of the Company, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $20.25 in cash, without interest, less any required withholding taxes, for each share of Company common stock you own as of immediately prior to the effective time of the merger, unless you have properly exercised and perfected your demand for appraisal rights in accordance with Section 262 of the DGCL with respect to such shares.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77) will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the U.S. holder’s shares pursuant to the merger and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77) generally will not be required to recognize gain or loss for U.S. federal income tax purposes on the receipt of cash in exchange for the non-U.S. holder’s shares pursuant to the merger, unless the non-U.S. holder has certain connections to the United States or the Company is or has been a “United States real property holding corporation” (which is not expected, as discussed in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders”) and certain other conditions are satisfied. The Company stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Company common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

For additional information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

Q:	What will happen to my Company stock options in the merger?

A:

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option (whether vested or unvested) will automatically be canceled, and each holder of any such canceled Company stock option will be entitled to receive a lump-sum amount of cash equal to the product of (i) the total number of shares of Company common stock then underlying each such Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such canceled Company stock option, without any interest and subject to all applicable withholding. In the event that the exercise price of a Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 84.

Q:	What will happen to my Company RSUs in the merger?

A:

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the effective time of the merger, each then-outstanding Company RSU (whether vested or unvested) will automatically be canceled, and each holder of any such canceled Company RSU will be entitled to receive a lump-sum amount of cash equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration, without any interest and subject to all applicable withholding, plus (b) all accrued but unpaid dividend equivalents. Parent and the Company have agreed that if the merger does not close by March 1, 2022 (or the date of the Company’s 2022 annual stockholder meeting, in the case of non-employee directors) and Company RSUs are granted in 2022, those Company RSUs will vest in the merger pro rata for the time elapsed between January 1, 2022 and the closing date, and the remainder of any such 2022 grants will be forfeited.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86.

Q:	What will happen to my Company PSUs in the merger?

A:

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the effective time of the merger, each then-outstanding and unvested Company PSU will be (i) deemed earned based on the actual performance through the latest practicable date prior to the closing of the merger, which level of actual performance will be determined in good faith by the Company at or before the closing, and (ii) canceled and converted into the right to receive a lump-sum amount of cash equal to (a) the product of (x) the resulting total number of shares of Company common stock underlying each such canceled vested Company PSU and (y) the merger consideration, without any interest and subject to all applicable withholding, plus (b) all accrued but unpaid dividend equivalents. Parent and the Company have agreed that if the merger does not close by March 1, 2022 and Company PSUs are granted in 2022, those Company PSUs will vest in the merger at target levels pro rata for the time elapsed between January 1, 2022 and the closing date, and the remainder of any such 2022 grants will be forfeited.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86.

Q:	What will happen to my Company Restricted Stock in the merger?

A:

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the effective time of the merger, each share of Company Restricted Stock that is outstanding immediately prior to the effective time of the merger will automatically vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to each share of Company Restricted Stock will lapse, and each such share of Company Restricted Stock will be converted into the right to receive the merger consideration.

Q:	Where and when will the special meeting of stockholders be held?

A:

The special meeting of the Company stockholders will be held virtually via the Internet on October 12, 2021, at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/CVA2021SM. The special meeting will be held solely via live webcast, and there will not be a physical meeting location. Company stockholders will be able to attend the special meeting by visiting the special meeting website. If you choose to attend the special meeting and vote your shares via the special meeting website, you will need the 16-digit control number included on your proxy card.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on August 31, 2021, the record date for the special meeting, are entitled to receive these proxy materials and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each outstanding share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65; and

•

a proposal to adjourn the special meeting to a later date or time if necessary, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting and entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting and entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting may adjourn the meeting to another place, date or time, from time to time, until a quorum is present or represented. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting if necessary or appropriate.

The Company may not adjourn or postpone the special meeting except (a) with the consent of Parent, (b) for the absence of a quorum, (c) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting. The Company must, upon the request of Parent, adjourn or postpone the special meeting in the event of clauses (b), (c) and (d) above.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 49. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65.

Q:	Have any of the Company’s stockholders already agreed to approve the proposal to adopt the merger agreement?

A:

Yes, pursuant to a voting agreement, entities associated with Samuel Zell, the chairman of the Board, including the Samuel Zell Revocable Trust, the Zell Family Foundation, SZ Investments, L.L.C. and its permitted transferees, the Zell Family Trusts, and EGI-Fund (05-07) Investors, L.L.C. have agreed, among other things, to vote a total of 13,186,845 shares of Company common stock, representing approximately 9.9% of the outstanding shares of the Company common stock as of July 14, 2021, in favor of (i) the proposal to adopt the merger agreement, (ii) the non-binding compensation advisory proposal and (iii) the proposal to adjourn the special meeting if necessary or appropriate, and against (a) any action or agreement that would reasonably be expected to result in a breach of the merger agreement or result in any condition to the closing of the merger not being satisfied on a timely basis, (b) any Company acquisition proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the merger agreement, the merger or the transactions contemplated by the merger agreement and (c) any other action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect the consummation of the merger or the other transactions contemplated by the merger agreement. The voting agreement allows the voting agreement stockholders to transfer as a gift up to 1,487,209 shares of Company common stock covered by the voting agreement to charitable foundations or organizations, free of restrictions under the voting agreement. If these transfers are made, approximately 8.8% of the outstanding shares of Company common stock will remain subject to the voting agreement. As of August 31, 2021, these transfers had been made to such charitable foundations and such shares are therefore free of restrictions under the voting agreement, but they do continue to be under the voting control of Chai Trust Company, LLC. For additional information, see the section entitled “The Voting Agreement” beginning on page 112.

Q:	Do I need to attend the special meeting?

A:

No. It is not necessary for you to virtually attend the special meeting via the special meeting website in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares are needed to constitute a quorum?

A:

The presence at the special meeting, virtually or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 133,009,182 shares of Company common stock outstanding. If you are a Company stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or virtually at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by the Company stockholders that are present virtually, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:

Under applicable SEC rules, companies are required to seek a non-binding advisory vote to approve certain compensation that will be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions, such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on compensation that will be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal” beginning on page 37.

Q:	What will happen if the Company stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with, and subject to, the terms of their compensation agreements and arrangements even if the non-binding compensation advisory proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote on each of the proposals presented in this proxy statement for each outstanding share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing virtually at the special meeting and voting electronically.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting virtually at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to virtually attend the special meeting to ensure that your shares of Company common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Company common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting virtually. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I transfer my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date on which the merger is expected to be completed. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will be available to these holders only if they deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights” beginning on page 115.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed in the fourth quarter of 2021 (but no earlier than November 1, 2021), but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by the Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 105.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be (i) registered under the Exchange Act and (ii) listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Company common stock.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent the Company termination fee of $81.3 million. If either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company will be required to reimburse Parent, Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to $6 million.

In the event that the merger agreement is terminated under circumstances in which the reverse termination fee is payable to the Company, then, subject to the Company’s right to obtain specific performance to the extent permitted under the merger agreement, payment of the reverse termination fee and, if applicable, the enforcement expenses, will be the sole and exclusive remedy of the Company against Parent and Merger Sub (including in the event of fraud or willful breach by Parent or Merger Sub). The maximum aggregate liability of Parent and Merger Sub under the merger agreement in the event Parent or Merger Sub fails to consummate the transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation or warranty in the merger agreement (including in the event of fraud or willful breach) shall not exceed an aggregate amount greater than the sum of (i) the amount of the reverse termination fee and (ii) $7 million.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed” beginning on page 74.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend, you must be logged in and registered to virtually attend the special meeting and cast your vote before the announcement of the close of voting during the special meeting. Stockholders of record as of the record date for the special meeting can vote online at the special meeting. If your shares are held in “street name”, then you must ask your broker, bank or other nominee how you can vote at the special meeting. Even if you plan to attend the special meeting online, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote online, your vote by ballot at the special meeting will revoke any proxy previously submitted. Please note that no management presentations or other matters are planned for the special meeting, except as described in this proxy statement.

Q:	Who is soliciting my vote?

A:

The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. Innisfree M&A Incorporated will be paid approximately $20,000 and will be reimbursed for specified out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Company common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by the Company, Parent or Merger Sub and certain of the Company’s, Parent’s and Merger Sub’s directors, officers and employees.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information” beginning on page 129.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of this proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

501 Madison Avenue

New York, NY 10022

Toll-Free 877-750-0926

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement that are not historical in nature may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company and its subsidiaries or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project”, “may”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to”, or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. The Company cautions investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•

the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require us to pay a termination fee or reimburse Parent for certain of its expenses;

•	legal proceedings, judgments or settlements, including those that may be instituted against us, our Board, our executive officers and others following the announcement of the merger;

•	the risk that our stock price may decline significantly if the merger is not consummated;

•	the impact of the COVID-19 pandemic on our employees, business, and operations, or on the economy in general, including commercial and financial markets;

•

our ability to identify opportunities and execute on strategies and transactions, including in connection with a strategic review of our business and including acquisitions, divestitures, and restructuring opportunities;

•	seasonal or long-term fluctuations in the prices of energy, waste disposal, scrap metal and commodities;

•	our ability to renew or replace expiring contracts at comparable prices and with other acceptable terms;

•	adoption of new laws and regulations in the United States and abroad, including energy laws, environmental laws, tax laws, labor laws and healthcare laws;

•	failure to maintain historical performance levels at our facilities and our ability to retain the rights to operate facilities we do not own;

•	our ability to avoid adverse publicity or reputational damage relating to our business;

•	advances in technology;

•

difficulties in the operation of our facilities, including fuel supply and energy delivery interruptions, failure to obtain regulatory approvals, equipment failures, labor disputes and work stoppages, and weather interference and catastrophic events;

•	difficulties in the financing, development and construction of new projects and expansions, including increased construction costs and delays;

•	our ability to realize the benefits of long-term business development and bear the cost of business development over time;

•	limits of insurance coverage;

•	our ability to avoid defaults under our long-term contracts;

•	performance of third parties under our contracts and such third parties’ observance of laws and regulations;

•	concentration of suppliers and customers;

•	geographic concentration of facilities;

•	increased competitiveness in the energy and waste industries;

•	changes in foreign currency exchange rates;

•	limitations imposed by our existing indebtedness, including limitations on strategic alternatives or transactions;

•	our ability to perform our financial obligations and guarantees and to refinance our existing indebtedness;

•	exposure to counterparty credit risk and instability of financial institutions in connection with financing transactions;

•	the scalability of our business;

•	our ability to attract and retain talented people;

•	failures of disclosure controls and procedures and internal controls over financial reporting;

•	our ability to utilize net operating loss carryforwards;

•	general economic conditions in the United States and abroad, including the availability of credit and debt financing; and

•

other risks and uncertainties affecting our business described in our annual report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 19, 2021 and the Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 filed with the SEC on April 30, 2021 and July 28, 2021, respectively (see the section entitled “Where You Can Find More Information” on page 129).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

For additional information, see the section entitled “The Merger—Forward-Looking Financial Information” beginning on page 54.

PARTIES TO THE MERGER

The Company

Covanta Holding Corporation, a Delaware corporation, is organized as a holding company and conducts all of its operations through subsidiaries, which are engaged predominantly in the business of waste and energy services. The Company’s mission is to provide sustainable waste and energy solutions, and it seeks to do this through a variety of services offerings, including its core business of owning and operating infrastructure for the conversion of waste-to-energy.

The Company’s annual operating revenue was approximately $1.9 billion for the fiscal year ended December 31, 2020. Shares of Company common stock are listed on the NYSE and trade under the symbol “CVA”.

The Company’s principal executive offices are located at 445 South Street, Morristown, New Jersey 07960, and its telephone number is 862-345-5000. Its website address is www.covanta.com. The information provided on the website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in the Company’s public filings, which are incorporated by reference in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 129.

Parent

Covert Intermediate, Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Covert Intermediate, Inc. is a Delaware corporation formed solely for the purpose of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Upon completion of the merger, Parent will be the immediate parent company of the Company.

Merger Sub

Covert Mergeco, Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Covert Mergeco, Inc. is a Delaware corporation and wholly owned subsidiary of Parent formed solely for the purpose of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist.

Parent and Merger Sub are each affiliated with (1) EQT Fund Management S.à r.l., which we refer to as “EQT” and (2) EQT Infrastructure V Collect EUR SCSp and EQT Infrastructure V Collect USD SCSp, which we collectively refer to as the “EQT Investors”. At the effective time, the Company, as the surviving corporation, will be indirectly owned by, among others, EQT and the EQT Investors.

EQT and the EQT Investors are affiliates of the EQT Infrastructure V fund and EQT AB, a leading investment firm with more than EUR 67 billion in assets under management across 26 active funds and with portfolio companies in Europe, Asia-Pacific and the Americas with total sales of approximately EUR 29 billion and more than 175,000 employees.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually via live webcast on October 12, 2021, at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/CVA2021SM.

Company stockholders who wish to attend the special meeting must be logged in and registered to virtually attend the special meeting and cast their vote before the announcement of the close of voting during the special meeting. Stockholders of record as of the record date for the special meeting can vote online at the special meeting. Please note that if your shares are held in “street name”, then you must ask your broker, bank or other nominee how you can vote at the special meeting. Even if you plan to attend the special meeting online, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote online, your vote by ballot at the special meeting will revoke any proxy previously submitted. Please note that no management presentations or other matters are planned for the special meeting, except as described in this proxy statement.

Purpose of the Special Meeting

At the special meeting, the Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

•

a proposal to approve, by a non-binding advisory vote, the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

•

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained therein, (iv) recommended that the Company’s stockholders approve the merger and adopt the merger agreement and (v) directed that the merger agreement be submitted to the Company’s stockholders for their adoption. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

•

The Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on August 31, 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each outstanding share of Company common stock that you owned on the record date. As of the record date, there were 133,009,182 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, virtually or by proxy, of the holders of the majority of the voting power of the issued and outstanding stock of the Company entitled to vote constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or virtually at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present virtually or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting and entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with, and subject to, the terms of their compensation agreements and arrangements even if the non-binding compensation advisory proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting and entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting shall have the power to adjourn the meeting to another place, date or time, from time to time, until a quorum is present or represented.

The Company may not adjourn or postpone the special meeting except (a) with the consent of Parent, (b) for the absence of a quorum, (c) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting. The Company must, upon the request of Parent, adjourn or postpone the special meeting in the event of clauses (b), (c) and (d) above.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting shall have the power to adjourn the meeting to another place, date or time, from time to time, until a quorum is present or represented. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name”, your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR”, “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote virtually at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please call our proxy solicitor, Innisfree M&A Incorporated toll free at 877-750-0926.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the accompanying proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 445 South Street, Morristown, New Jersey 07960, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•	by attending the special meeting and voting virtually (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote virtually at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if you return a properly executed proxy card but do not indicate instructions on your proxy card, “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

Regardless of whether a quorum is present at the special meeting, the chairman of the meeting shall have the power to adjourn the meeting to another place, date or time, from time to time, until a quorum is present or represented. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

The Company may not adjourn or postpone the special meeting, and may not change the record date, except (a) with the consent of Parent, (b) for the absence of a quorum, (c) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting. The Company must, upon the request of Parent, adjourn or postpone the special meeting in the event of clauses (b), (c) and (d) above.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Innisfree M&A Incorporated to assist in the solicitation process. The Company will pay Innisfree M&A Incorporated a fee of approximately $20,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting via the special meeting website at www.virtualshareholdermeeting.com/CVA2021SM. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at 445 South Street, Morristown, New Jersey 07960.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated toll free at 877-750-0926.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, the Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For additional information, see the sections entitled “The Merger” beginning on page 39, and “The Agreement and Plan of Merger” beginning on page 83.

The Board unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, we are required to provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Quantification of Potential Golden Parachute Compensation in Connection with the Merger” beginning on page 71, including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, the Company stockholders are being provided with the opportunity to cast an advisory vote on such payments, and the Company is requesting that its stockholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the stockholders of Covanta Holding Corporation approve, on a non-binding advisory basis, the compensation that will be paid or become payable to the named executive officers of Covanta Holding Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Quantification of Potential Golden Parachute Compensation in Connection with the Merger” beginning on page 71 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K)”.

As an advisory vote, this proposal is not binding upon the Company, the Board, the Compensation Committee or Parent, or any of the Company’s or Parent’s subsidiaries, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable to our named executive officers in accordance with, and subject to, the terms of their compensation agreements and arrangements, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto).

The Board unanimously recommends that the Company stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the chairman of the meeting shall have the power to adjourn the meeting to another place, date or time, from time to time, until a quorum is present or represented.

The Company may not adjourn or postpone the special meeting, and may not change the record date, except (a) with the consent of Parent, (b) for the absence of a quorum, (c) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting. The Company must, upon the request of Parent, adjourn or postpone the special meeting in the event of clauses (b), (c) and (d) above.

THE MERGER

Overview

The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on July 14, 2021 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company, and the Company will survive the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will automatically be canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.25 per share, in cash, without interest, less any required withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

Background of the Merger

The Board and the Company’s management regularly review the Company’s business strategy and strategic plan and evaluate opportunities to enhance stockholder value. In addition, the Board and the Company’s management periodically review and assess the Company’s competitive position and actively monitor and assess industry trends, the Company’s short- and long-term performance, and the Company’s stock price performance. The Board and the Company’s management also periodically discuss potential challenges that the Company faces in executing its strategic plans.

On September 17, 2020, the Board held a virtual meeting at which it discussed a range of business issues. During and following an executive session of the meeting, the directors discussed continuing concerns regarding the Company’s operating performance and stock price, which was then trading around 15-year lows, and the Board’s belief that the Company’s stock price did not reflect the intrinsic value of the Company’s operating business and assets.

On October 26, 2020, the Board held a virtual meeting at which it discussed the Company’s current plan and its recent performance. The Board discussed the need to evaluate and pursue different strategies to enhance stockholder value. These discussions led to the Company’s announcement after the closing of U.S. financial markets on October 29, 2020 that the Board had initiated a comprehensive strategic review of the Company’s operations, growth priorities, lines of business and capital structure, which we refer to as the “strategic review”, that the Company’s then current Chief Executive Officer was departing effective immediately, and that the Board had appointed Michael W. Ranger as President and Chief Executive Officer of the Company. Mr. Ranger was tasked by the Board with leading the strategic review and the execution of initiatives identified as a result. The closing price of the Company’s common stock was $7.62 per share on October 29, 2020, the last full trading day prior to the Company’s announcement. Throughout November 2020, in connection with the strategic review, Mr. Ranger and other members of the Company’s management worked on developing a plan to enhance stockholder value, which would eventually be presented to the Board, which we refer to as the “strategic plan”.

On November 11, 2020, Mr. Ranger received a telephone call from a representative of a private equity firm, which we refer to as “Party A”, seeking to make an introduction and to determine whether the Company would be willing to discuss the strategic review.

On November 18, 2020, Mr. Ranger and Timothy J. Simpson, Executive Vice President and Chief Administrative Officer of the Company, spoke by telephone with representatives of Party A to discuss the strategic review. During the course of the discussion, Party A expressed an interest in potentially acquiring the Company. However, the discussion did not lead to any proposals with respect to such a transaction, and ended without the Company or Party A agreeing on potential next steps. The next day, Mr. Ranger updated Sam Zell, the Chairman of the Board, and Robert Silberman, the lead independent director of the Board and chairman of the Board’s nominating and governance committee, about his conversation with Party A. Messrs. Zell and Silberman responded that management should focus on the strategic review at this time, and that the Company could engage further with Party A at a later date if the circumstances warranted it. Mr. Ranger spoke with representatives of Party A the next day to notify them of the same.

On November 23, 2020, an industrial advisor to EQT informed Mr. Silberman that EQT already had been following the Company’s business prior to the Company’s announcement of the strategic review, and indicated that EQT would be interested in exploring a potential acquisition of the Company. No specific transaction was discussed and no proposal was made by EQT at that time. On November 25, 2020, Mr. Silberman informed EQT’s industrial advisor that the Company was currently focusing on its strategic review, but that the Company had noted EQT’s interest in a transaction in the event the Company determined to evaluate one.

On December 2, 2020, the nominating and governance committee of the Board held a virtual meeting at which Mr. Silberman proposed the creation of an executive committee. Mr. Silberman proposed that the executive committee be given a broad delegation of authority, to be formalized by a charter adopted by the Board, and would provide support to management and the Board in connection with the strategic review and handle time sensitive matters between regularly scheduled meetings of the Board. The nominating and governance committee passed a resolution recommending that the full Board form such an executive committee, which recommendation was subsequently discussed at a meeting of the Board on December 3, 2020.

On December 3, 2020, the Board held a virtual meeting at which Mr. Ranger presented the strategic plan developed by the management team over the preceding month. Mr. Ranger reviewed the key elements of the strategic plan, which included cost-saving measures such as reviewing and seeking to restructure service agreements for the Company’s client-owned facilities and seeking to renegotiate certain other contracts on more favorable terms, implementing SG&A cost-saving measures, improving capital spending efficiencies and optimizing the Company’s portfolio in the United Kingdom and Ireland, as well as considering the potential sale, at an appropriate time, of certain of the Company’s assets and lines of business in North America, Ireland and the United Kingdom. Mr. Ranger noted that among the first steps would be to explore the potential sale of some or all of the Company’s environmental solutions business, which we refer to as the “CES business”. The Board discussed the potential merits and risks of the strategic plan, including complexities presented by potential sales of assets and lines of business, and thereafter authorized management to initiate a formal process to explore a potential sale of some or all of the CES business. At the December 3, 2020 meeting, the Board also adopted the recommendation of the nominating and governance committee and formed an executive committee, which we refer to as the “executive committee”, consisting of Messrs. Zell, Silberman and Ranger and David Barse, an independent director, including a delegation of authority to the executive committee and its members to commence a process to explore the potential sale of the CES business.

On December 15, 2021, the Company retained Houlihan Lokey Capital, Inc., which we refer to as “Houlihan Lokey”, as its financial advisor in connection with the potential sale of the CES business.

On December 21, 2020, Messrs. Ranger and Simpson and Matthew Mulcahy, Executive Vice President and Head of Corporate Development of the Company, provided Messrs. Zell and Silberman with an update on the potential sale of the CES business. Messrs. Zell and Silberman, acting with the authority delegated to them by the Board at the December 3, 2020 meeting, authorized the Company’s management to commence a process to explore such a sale.

Over the course of the process to explore a sale of the CES business, at the request of the Company, Houlihan Lokey contacted 62 strategic and financial parties with respect to a potential sale of the CES business, including

Party A, Party E (as defined below) and EQT. The Company entered into confidentiality agreements with 53 strategic and financial parties interested in evaluating the CES business. Houlihan Lokey contacted EQT as part of this process on December 23, 2020. EQT declined to sign a confidentiality agreement in connection with the process, but indicated to Houlihan Lokey that it would be interested in potentially acquiring the entire Company.

On January 25, 2021, Messrs. Ranger, Simpson and Mulcahy spoke by telephone with representatives of Party A to discuss the potential sale of the CES business. During the call, Party A reiterated its interest in potentially acquiring the entire Company. The parties to the call did not discuss specific prices, but representatives of Party A indicated that a proposal would be at a substantial premium to the then current market price of the Company’s common stock.

On January 29, 2021, representatives of EQT had an introductory call with Mr. Ranger in which they indicated EQT would be submitting a proposal to acquire all of the outstanding shares of the Company’s common stock. Later that day, Mr. Ranger received a non-binding written proposal from EQT, which we refer to as the “Initial EQT Proposal”, in which EQT proposed to acquire all of the outstanding shares of the Company’s common stock in an all-cash transaction at a price between $16.00 and $18.00 per share, representing a premium of between 13.1% and 27.2% above the closing price of the Company common stock of $14.15 per share on January 28, 2021, the last trading day prior to the Initial EQT Proposal. EQT requested a period of exclusivity to negotiate a transaction.

On February 1, 2021, Mr. Ranger spoke by telephone with representatives of EQT in order to allow Mr. Ranger to understand the essential features of the Initial EQT Proposal, in anticipation of his discussions with the Board.

On February 9, 2021 the executive committee held a virtual meeting at which Messrs. Simpson and Mulcahy and Thomas L. Kenyon, Executive Vice President and General Counsel of the Company, were also present. At that meeting, Mr. Ranger provided an overview of the unsolicited expressions of interest in acquiring the entire Company from Party A and EQT. The executive committee discussed how a process to explore the sale of the entire Company might be coordinated with the ongoing process to explore a sale of the CES business, and concluded that both processes could be run in parallel and adjusted depending on developments. The executive committee discussed engaging BofA Securities as the Company’s financial advisor. Based on BofA Securities’ industry experience and knowledge, Mr. Ranger had previously sought guidance from BofA Securities following the unsolicited expressions of interest from Party A and EQT in acquiring the entire Company. After reviewing a proposed work plan from BofA Securities and its proposed fee structure, the executive committee recommended that the Board authorize the Company to engage BofA Securities as the Company’s financial advisor to assist the Company with exploring strategic alternatives, including a potential sale of the entire Company. This recommendation was subsequently discussed at a meeting of the Board on February 15, 2021.

On February 10 and February 12, 2021 Mr. Mulcahy spoke by telephone with representatives of EQT at Mr. Ranger’s request. On those calls, representatives of EQT provided an overview of their firm and its recent fundraising activities and discussed their interest in the Company and its businesses, which predated the Company’s announcement of the strategic review. Representatives of EQT also inquired about the possibility of entering into a confidentiality agreement that would permit the Company to share certain non-public information in connection with a potential sale of the entire Company, as well as EQT’s desire to engage consultants to assist it in conducting a due diligence investigation of the Company. Mr. Mulcahy indicated that the Board was still evaluating the potential sale of the CES business as well as other strategic alternatives, and noted that he would be able to reengage with EQT after the Board’s upcoming meeting on February 15, 2021.

On February 15, 2021, the Board held a virtual meeting at which Messrs. Simpson, Mulcahy and Kenyon were also present. Mr. Ranger provided an update on the strategic review in general and the process to explore the sale of the CES business in particular, noting that 53 strategic and financial parties had entered into confidentiality agreements and that the Company’s management team given presentations to more than 20 of those parties. Mr. Ranger also reported that the Company had received two unsolicited expressions of interest to purchase the entire Company from Party A and EQT, and reviewed with the Board the terms of the Initial EQT Proposal. Mr. Ranger expressed his view that both parties were credible potential buyers, but said that he viewed the price reflected in the Initial EQT Proposal as too low. Mr. Ranger noted that the Company’s management team had done a significant amount of work in connection with the strategic review, including evaluating the potential sale of the CES business. Given the existing unsolicited expressions of interest in an acquisition of the entire Company, and the possibility of others to come, Mr. Ranger reported that the executive committee recommended that the Board consider engaging BofA Securities to conduct a structured process to explore a sale of the entire Company as a potential alternative to management’s strategic plan, to run in parallel with the existing process with respect to the CES business. Mr. Ranger reviewed discussions with BofA Securities, including their qualifications, the terms on which it proposed to serve as the Company’s financial advisor, and BofA Securities’ proposed approach with respect to exploring a potential sale of the Company, including potential buyers identified by BofA Securities. Mr. Kenyon then provided an overview of the Board’s fiduciary obligations in the context of a potential sale of the entire Company. The Board discussed the potential value that might be realized through the implementation of the strategic plan developed and outlined by the Company’s management team relative to the potential value of a sale of the entire Company. The Board also discussed the potential risks and benefits associated with the strategic plan, including execution risks associated with sales of assets or material lines of business, compared to the potential risks and benefits associated with a single transaction to sell the entire Company. The Board viewed the valuation estimated in the strategic plan as a “best case” outcome, which assumed no issues with execution. The Board then discussed how to manage a process to evaluate a sale of the entire Company while also managing the process for the potential sale of the CES business, concluding that running simultaneous processes would provide a greater opportunity for price discovery. Thereafter, the Board authorized the executive committee to explore strategic transactions, including a potential sale of the entire Company, and to engage BofA Securities as the Company’s financial advisor in connection therewith.

From and after February 16, 2021, at the request of the executive committee, BofA Securities contacted 15 strategic and financial parties, including EQT, identified by BofA Securities as the most likely interested parties with respect to a potential acquisition of the entire Company, based on the industry expertise and judgment of BofA Securities and input from the Company’s management. During the remainder of February 2021 through the beginning of April 2021, the Company entered into confidentiality agreements with 12 parties, including EQT. These confidentiality agreements contained customary “standstill” provisions, but permitted counterparties to privately request that the Board grant waivers or amendments and, in the event the Company entered into a definitive agreement with respect to a transaction that would result in the acquisition by any other person or group of a majority of the Company’s voting securities, to make private proposals to the Board.

On February 25, 2021, BofA Securities provided a relationship disclosure letter to the Company.

On March 4, 2021, the Board held a virtual meeting at which certain members of the Company’s management, including Braford Helgeson, Executive Vice President and Chief Financial Officer of the Company, were also in attendance. In executive session, Mr. Ranger provided an update on the strategic review, including an update on the Company’s four distinct segments (Company-owned waste-to-energy facilities, Company-operated waste-to-energy facilities, the CES business and the Company’s facilities in the UK and Ireland). Mr. Ranger then led a discussion of the Board reviewing the status of the processes to explore the sale of the CES business and the Company, including the expected timeline for each. The Board then reviewed the relationship disclosure letter provided by BofA Securities on February 25, 2021, and discussed the matters described therein, concluding that such relationships were not disqualifying. Following the executive session, Mr. Ranger provided another update on the strategic review, including work being done to evaluate and reduce the Company’s overhead and maintenance spending. Mr. Helgeson then provided a general business update, including a discussion of the tax costs associated with any sale of the CES business. The Board adopted a charter for the executive committee, with effect as of January 1, 2021, which delegated to the executive committee the full authority of the Board, subject to certain customary exceptions.

On March 12, 2021, members of the Company’s management and representatives of BofA Securities met with representatives of Party A to discuss the Company’s business and certain diligence matters related to a potential sale of the entire Company.

On March 17, 2021, members of the Company’s management and representatives of BofA Securities met with representatives of a private equity firm, which we refer to as “Party B”, to discuss the Company’s business and certain diligence matters related to a potential sale of the entire Company.

On March 22, 2021, the Company and BofA Securities granted access to a virtual data room containing due diligence information relating to the Company to each of the 12 parties that had entered into a confidentiality agreement with the Company. The virtual data room contained projections of the future financial performance of the Company prepared by the Company’s management, which are summarized in the section entitled “Forward-Looking Financial Information” beginning on page 54. The financial projections reflected the proposed stand-alone measures included in management’s strategic plan to improve the financial performance of the business, but did not include the effects of any potential sales of assets or lines of business. The same day, certain members of the Company’s management and representatives of BofA Securities met with representatives of a private equity firm, which we refer to as “Party C”, to discuss the Company’s business and certain diligence matters related to a potential sale of the entire Company.

On March 30, 2021, members of the Company’s management and representatives of BofA Securities met with representatives of EQT to discuss the Company’s business and certain diligence matters related to a potential sale of the entire Company.

Throughout March and April, members of the Company’s management provided presentations regarding the Company’s business to each of the 12 parties that had entered into confidentiality agreements. During this period, members of the Company’s management and representatives of BofA Securities continued to meet and speak by telephone and videoconference with interested parties, including EQT, Party A, Party B, Party C and Party D (as defined below), to discuss the Company’s business and certain diligence matters related to a potential sale of the entire Company.

On April 1, 2021, the executive committee held a virtual meeting, at which Messrs. Mulcahy and Simpson were also present, to discuss the strategic review, including the potential sale of the Company’s CES business and the potential sale of the entire Company. Mr. Ranger expressed the view that, although there was a high level of interest with respect to the potential sale of the CES business, including preliminary bids from 15 potential buyers, the prices offered were unsatisfactory and the bids included terms likely to be commercially unacceptable to the Company. Mr. Ranger also reported that BofA Securities had advised that the potential sale of the CES business had created some uncertainty on the part of potential buyers of the entire Company, which had indicated a clear preference that the CES business remain part of the Company. After discussion, the executive committee determined that it would be advisable to pause the process to explore the sale of the CES business. The executive committee then discussed the process to explore the sale of the entire Company. Mr. Ranger noted that there appeared to be interest from up to ten qualified bidders and summarized the meetings held to date with potential buyers. The executive committee discussed the financial projections, which were provided to potential buyers of the entire Company on March 22, 2021, the timeline for receiving preliminary indications of interest, and preliminary valuation work undertaken by BofA Securities.

On April 6, 2021, an instruction letter requesting non-binding indications of interest by April 26, 2021 with respect to the acquisition of the entire Company was provided by BofA Securities to the 11 parties that had indicated ongoing interest in the process to such date, including each of EQT, Party A, Party B, Party C and Party D.

On April 8, 2021, members of the Company’s management and representatives of BofA Securities met with representatives of a private equity firm, to which we refer as “Party D”, to discuss the Company’s business and certain diligence matters related to a potential transaction.

On April 26, 2021, the Company received from each of EQT, Party A and Party D an initial, non-binding indication of interest to acquire the entire Company. EQT submitted an indication of $19.00 in cash per share of Company common stock. Party A submitted an indication with a range of between $16.00 and $16.50 in cash per share of Company common stock. Party D submitted an indication of $16.50 in cash per share of Company common stock.

On April 27, 2021, the Company received from Party B an initial, non-binding indication of interest to acquire the entire Company for $16.50 in cash per share of Company common stock. The same day, representatives of Party C notified representatives of BofA Securities that, although it had not submitted an indication of interest, it would be interested in potentially partnering with an eventual buyer in connection with a potential transaction.

On April 28, 2021, the executive committee held a virtual meeting to discuss with Messrs. Ranger, Simpson, Mulcahy and Kenyon the indications of interest that the Company had received from EQT, Party A, Party B and Party D. The executive committee discussed themes that emerged from the Company’s meetings and discussions with interested parties, including key areas of further diligence identified by potential buyers and timing considerations regarding the next round of offers. The executive committee then determined to invite each of EQT, Party A, Party B and Party D to participate in the second round of the process and instructed BofA Securities to hold discussions with each of those parties to inform them that they were being invited to participate in the second round of the process and to provide feedback on their offers based upon the discussions at the meeting. BofA Securities held these discussions following the meeting. With the benefit of 2021 first quarter results and increased 2021 guidance for adjusted EBITDA and free cash flow that the Company would release the following day, the executive committee made the decision to continue with the process to explore the sale of the entire Company, determining that the indications of interest could reasonably be expected to result in superior value to the Company’s stockholders as compared to the risk-adjusted value that could reasonably be achieved through continued execution of management’s strategic plan.

On May 5, 2021, BofA Securities provided an updated relationship disclosure letter to the Company.

On May 10, 2021, the Company and BofA Securities granted access to a virtual data room containing more detailed diligence information relating to the Company to each of the four parties that remained interested in a potential transaction.

Between May 12 and May 19, 2021, certain members of the Company’s management and representatives of BofA Securities met with representatives of EQT, Party A, Party B and Party D to discuss the Company’s business in greater detail as well as to discuss certain diligence items related to a potential transaction. Throughout May and June, representatives of the Company and representatives of BofA Securities continued to meet and speak by telephone with representatives of these parties to discuss the Company’s business and to address diligence items in response to requests from these parties.

On May 13, 2021, the Board held a virtual meeting at which Mr. Ranger provided an update on the strategic review. Mr. Ranger focused on feedback and reactions from potential buyers to information and diligence shared to date in the process to explore a potential sale of the CES business, as well as themes that had arisen in the Company’s meetings and diligence sessions with potential buyers in the process to explore a potential sale of the entire Company. Mr. Ranger explained how these market signals had affected management’s view of the strategic plan it had developed, in particular the implementation, sequencing and risk-adjusted value represented by each element of management’s strategic plan. The Board then discussed how it might take these dynamics into account when conducting a comparative analysis of management’s strategic plan, including the potential sale of the CES business, with any offers received from potential buyers in connection with the potential sale of the entire Company. The Board reviewed the updated relationship disclosure letter provided by BofA Securities on May 5, 2021, and discussed the matters described therein, concluding that such relationships were not disqualifying.

On June 3, 2021, the chief executive officer of a strategic party, which we refer to as “Party E”, contacted Mr. Ranger to discuss the possibility of a potential acquisition by Party E of the entire Company, including Party E’s strategic rationale and preliminary views on valuation.

On June 7, 2021, representatives of BofA Securities spoke by telephone with representatives of Party E to discuss timing and process considerations with respect to a potential transaction, and emphasized the importance of price and certainty of closing.

On June 8, 2021, representatives of Party A contacted representatives of BofA Securities to indicate that Party A was no longer interested in pursuing an acquisition of the Company. The same day, the Company entered into a confidentiality agreement with Party E, which contained substantially similar “standstill” provisions as the other confidentiality agreements entered into in connection with the process to explore the sale of the entire business, and the Company and BofA Securities granted Party E access to a limited virtual data room containing certain due diligence information relating to the Company to Party E. Because Party E is a competitor of the Company, this virtual data room excluded competitively sensitive information regarding the Company pending the entry by Party E and the Company into a “clean team” confidentiality agreement. However, Party E withdrew from the process on June 15, 2021, before such an agreement was finalized. Also on June 8, 2021, Debevoise & Plimpton LLP, the Company’s outside counsel, which we refer to as “Debevoise”, provided a draft merger agreement to BofA Securities, which was subsequently uploaded to the virtual data room and accessed by each of EQT, Party B, Party D and Party E.

During the evening of June 8, 2021, various media outlets reported that the Company was being represented by BofA Securities in connection with a potential sale of the Company, and that negotiations were “in the middle of the second round” with a “handful of financial buyers” remaining interested. The Company did not comment on these reports. On June 9, 2021, following publication of these reports, the price per share of the Company’s common stock closed at $17.64 per share (approximately 18.7% above the closing price of $14.86 per share on June 8, 2021).

On June 10, 2021, Messrs. Ranger, Simpson, Mulcahy and other members of the Company’s management, accompanied by representatives of BofA Securities, met with representatives of EQT and discussed the Company’s business, including its growth strategy, its projects in the United Kingdom, its customer contracts and its philosophy and activities with respect to environmental justice and sustainability. Representatives of EQT also provided an overview of their firm, its organization, its prior investments and its investment philosophy.

On June 11, 2021, the Company’s management and representatives of BofA Securities met with Party E to discuss the Company’s business and certain diligence matters related to a potential transaction. That day, representatives of Debevoise discussed with members of the Company’s management potential antitrust risks associated with a transaction with Party E. The Debevoise representatives suggested arranging a call with Party E’s outside counsel to discuss antitrust matters, including the level of efforts Party E would be willing to undertake to obtain antitrust approvals. However, Party E withdrew from the process on June 15, 2021, before such a call could be held.

Also on June 11, 2021, Messrs. Ranger, Simpson, Mulcahy and other members of the Company’s management, accompanied by representatives of BofA Securities, met with representatives of Party D and discussed the Company’s business, including its growth strategy and organizational structure, as well as Party D’s investment philosophy and approach to management of its portfolio companies.

On June 14, 2021, the executive committee held a virtual meeting, also attended by Messrs. Simpson and Mulcahy, at which Mr. Ranger provided an update on the strategic review, focusing in particular on the process to explore a potential sale of the Company. Mr. Ranger noted that of the four bidders that had initially been invited to participate the second round of that process, three – EQT, Party B and Party D – remained. Mr. Ranger then described the Company’s discussions with Party E, and noted that BofA Securities had requested a non-binding purchase price indication by June 21, 2021, as well as an indicative timeline for a potential transaction and a plan for addressing the antitrust risk that such a transaction would present. Mr. Ranger then summarized the recent media reports regarding a potential transaction involving the Company, and noted that the Company had not commented on any of the reports.

During the week of June 14, 2021, representatives of EQT and Party D separately toured the Company’s SEMASS, Delaware Valley, Indianapolis, Fairless, Rookery, Hempstead, Essex, Haverhill, Fairfax and Union plants.

On June 15, 2021, representatives of Party E contacted representatives of BofA Securities to inform them that Party E was not interested in pursuing further discussions with respect to a potential transaction with the Company because of the significant antitrust risk such a transaction would present.

On June 16, 2021, BofA Securities provided to EQT and Party D an instruction letter requesting final binding offers for an acquisition of the Company by July 7, 2021.

On June 18, 2021, the Company signed the engagement letter with BofA Securities.

On June 23 and 24, 2021, representatives of EQT toured the Company’s Fairless, Indianapolis and Niagara plants.

On June 28, 2021, representatives of Party B informed representatives of BofA Securities that Party B was not interested in pursuing further discussions with respect to a potential acquisition of the entire Company.

On July 2, 2021, representatives of EQT submitted an initial markup of the draft merger agreement, which, among other things, included CFIUS approval as a closing condition with narrow limitations on EQT’s obligations with respect to obtaining this approval, added a marketing period before which the transaction could close to allow EQT to market its debt financing for the transaction, reduced the proposed reverse termination fee from 10% to 4.5% of the Company’s equity value, increased the Company termination fee from 2.5% to 3.5% of the Company’s equity value, expanded the scope of the Company’s representations and warranties, and imposed greater restrictions on the Company’s ability to operate in the ordinary course of business in between signing and closing. EQT’s initial markup also included a proposal that certain Company stockholders associated with Mr. Zell enter into a voting agreement with Parent in support of the proposed transaction.

On July 6, 2021, representatives of Debevoise spoke with representatives of EQT’s outside counsel, Kirkland & Ellis LLP, which we refer to as “Kirkland”, to provide feedback on EQT’s markup of the merger agreement including, among other things, with respect to the commencement of the marketing period, the termination fee amounts and triggers, the level of efforts EQT would be required to undertake to obtain CFIUS approval, the scope of the Company’s representations and warranties, and the restrictions on the Company’s ability to operate in the ordinary course of business between the date of the merger agreement and the effective time of the merger. At the end of the call, Debevoise requested that Kirkland provide a revised markup of the merger agreement together with EQT’s bid.

On July 7, 2021, a bid was received from EQT, together with a revised draft of the merger agreement, an equity commitment letter, and debt commitment letters executed by Parent’s lenders. EQT proposed to acquire the entire Company at a price of $19.50 in cash per share of Company common stock. EQT’s revised merger agreement addressed certain issues raised by Debevoise on the July 6 call with respect to the termination fee triggers, the level of efforts EQT would be required to undertake to obtain CFIUS approval, the scope of the Company’s representations and warranties, and the restrictions on the Company’s ability to operate in the ordinary course of business between the date of the merger agreement and the effective time of the merger. Also on July 7, 2021, Party D submitted a markup of the merger agreement and a bid to acquire the entire Company at a price of $19.00 in cash per share of Company common stock.

On July 8, 2021 the executive committee met, with Messrs. Simpson and Mulcahy in attendance, to review the offers received from EQT and Party D. Mr. Ranger noted that Party D’s bid was lower than EQT’s and contingent on Party D’s ability to secure an equity co-investor and therefore represented higher execution risk than EQT’s bid. Mr. Ranger provided a summary of preliminary valuation analyses conducted by BofA Securities, noting that BofA Securities had not yet completed its work. Focusing on the EQT offer, the attendees discussed the price offered, deal certainty and possible timing to closing, in particular the fact that EQT had requested CFIUS approval as a condition to closing. The executive committee discussed the Board’s alternatives, including the potential impact of a decision not to accept the EQT offer on the price of the Company’s common stock. After discussion, the executive committee concluded that it would not support a deal at $19.50 per share and authorized Mr. Ranger to instruct BofA Securities to make a counter-offer to EQT at $21.00 per share along with other terms that the committee believed would improve certainty of closing including, in particular, the level of efforts EQT would be required to undertake to obtain CFIUS approval.

On July 9, 2021, BofA Securities held discussions with EQT requesting a revised bid as instructed by the executive committee at the July 8, 2021 meeting. Later that day, EQT submitted a revised proposal to acquire the entire Company at a price of $20.25 in cash per share of Company common stock, which EQT indicated was its best and final price, and requested exclusivity to finalize the merger agreement with the Company.

On the morning of July 10, 2021, the Board held a virtual meeting including representatives of BofA Securities and Debevoise. At this meeting, representatives of Debevoise discussed with members of the Board their fiduciary duties under Delaware law. Representatives of BofA Securities provided an overview of the process to date and summarized the proposals received from Party D and EQT. Representatives of BofA Securities then provided BofA Securities’ preliminary financial analysis of the Company and the merger consideration proposed by each of Party D and EQT. Representatives of Debevoise reviewed with the Board a summary of the merger agreement markup submitted by EQT and related documents, focusing on the no-shop and fiduciary out provisions, the size and triggers for the payment of any termination fees, closing conditions, termination rights, provisions relating to EQT’s debt financing, and EQT’s obligations to obtain regulatory approvals. After discussion, the Board determined that, given its higher price and fully committed financing, EQT’s offer represented the best opportunity to achieve the greatest value for the Company’s stockholders. The Board directed management to finalize the merger agreement promptly, noting its belief that negotiating a separate exclusivity agreement would slow down negotiations and diminish the Company’s negotiating leverage and flexibility. As a result, the Board instructed BofA Securities and Debevoise to decline EQT’s request for an exclusivity agreement, but to continue negotiating the merger agreement and to finalize it as quickly as possible. On July 11, 2021, Mr. Ranger spoke by telephone with a representative of EQT to discuss EQT’s request for exclusivity. Mr. Ranger conveyed the Company’s willingness to work expeditiously with EQT to seek to finalize a merger agreement, but declined to enter into an exclusivity agreement.

Between July 10 and July 13, 2021, representatives of Debevoise and Kirkland exchanged drafts of the merger agreement and related documents and spoke by telephone and corresponded by email to discuss those drafts. During that period, representatives of Debevoise and Kirkland reached agreement with respect to the size and triggers for the payment of the reverse termination fee and the Company termination fee, the level of efforts EQT would be required to undertake to obtain CFIUS approval, the scope of the Company’s representations and warranties, and the majority of remaining issues with respect to restrictions on the Company’s ability to operate in the ordinary course of business between the date of the merger agreement and the effective time of the merger. Representatives of Debevoise and Kirkland continued to negotiate the trigger for the commencement of the marketing period. Between July 10 and July 13, 2021, representatives of Kirkland, Debevoise and the voting agreement stockholders exchanged drafts of the voting agreement and spoke by telephone and corresponded by email to discuss those drafts.

On July 12, 2021, BofA Securities provided an updated relationship disclosure letter to the Company.

During the evening of July 13, 2021, the Board held a virtual meeting including representatives of BofA Securities and Debevoise. Representatives of Debevoise provided the Board with the most recent draft of the merger agreement and summarized its terms, the negotiations to date, and the few issues remaining open, including the specific date by which EQT would be required to begin marketing its debt and certain restrictions on the Company’s ability to incur incremental indebtedness between the date of the merger agreement and the effective time of the merger. The Board reviewed the updated relationship disclosure letter provided by BofA Securities on July 12, 2021, and discussed the matters described therein, concluding that such relationships were not disqualifying. BofA Securities reviewed with the Board its financial analysis of the Company and the merger consideration and, at the request of the Board, BofA Securities rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 13, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the merger consideration to be received in the merger by holders of Company common stock (other than shares owned, directly or indirectly, by the Company, Parent or Merger Sub) was fair, from a financial point of view, to such holders. Following further discussion with BofA Securities and Debevoise, the Board unanimously adopted resolutions approving the merger agreement and the transactions contemplated thereby and recommending that the Company’s stockholders adopt the merger agreement. The Board instructed Debevoise and management to finalize the merger agreement based on the Board’s feedback.

Later that evening, the parties finalized the merger agreement and, prior to the opening of U.S. financial markets on July 14, 2021, the Company, Parent and Merger Sub executed the merger agreement and the other ancillary agreements, and Parent and the voting agreement stockholders executed the voting agreement. Later that morning, the Company and Parent issued a joint press release announcing the transaction.

Recommendation of the Board

At the special meeting of the Board held on July 13, 2021, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders;

•	determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement;

•

approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein;

•	recommended that the Company’s stockholders approve the merger and adopt the merger agreement; and

•	directed that the proposal to adopt the merger agreement be submitted to the stockholders of the Company for their adoption.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s management and outside legal and financial advisors to the Company and evaluated a variety of factors over the course of over eight months since the Company announced its strategic review in October 2020, including the following material factors, each of which the Board believed supported a unanimous determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and a unanimous recommendation that the Company stockholders vote in favor of adopting the merger agreement and the other proposals to be voted on at the special meeting:

•	Financial Terms; Certainty of Value

•

Recent and historical market prices, volatility and trading information with respect to the Company common stock, including the fact that the merger consideration of $20.25 per share of Company common stock to be paid by Parent in cash represents:

•	a premium of approximately 9.0% over the closing price of the Company’s common stock on July 13, 2021, the last full trading day before the public announcement of the merger;

•

a premium of approximately 36.3% over the closing price of the Company’s common stock on June 8, 2021, the last full trading day before the publication of media reports concerning a potential transaction involving the Company;

•

a premium of approximately 35.7% over the 30-day volume weighted average closing price of the Company’s common stock as of June 8, 2021, the last full trading day before the publication of media reports concerning a potential transaction involving the Company;

•

a premium of approximately 40.8% over the 90-day volume weighted average closing price of the Company’s common stock as of June 8, 2021, the last full trading day before the publication of media reports concerning a potential transaction involving the Company;

•

a premium of approximately 32.0% over the highest closing price of the Company’s common stock during the 52-week period ended June 8, 2021, the last full trading day before the publication of media reports concerning a potential transaction involving the Company; and

•

a premium of approximately 165.7% over the closing price of the Company’s common stock on October 29, 2020, the last full trading day before the Company publicly announced it was commencing the strategic review.

•

The fact that the merger consideration is all cash, which provides certainty of value and immediate liquidity to the Company stockholders while eliminating the effect of long-term business, market and execution risks to the Company stockholders.

•

The belief of the Board that, at this time, the merger consideration of $20.25 per share is more favorable to the Company stockholders on a risk-adjusted basis than the potential value that might result from the alternatives reasonably available to the Company (including the alternative of remaining a stand-alone public company and other strategic alternatives that might be pursued as a stand-alone public company) given the potential rewards, risks, timing and uncertainties associated with pursuing those other potential alternatives.

•

The view of the Board that the transaction is likely to be consummated, taking into account, among other things, the limited number of conditions to closing in the merger agreement, the fact that no Parent stockholder vote is required to approve the transaction, the equity commitment delivered by an affiliate of Parent, the debt financing commitments delivered by lenders to Parent, the commitments made by Parent in the merger agreement relating to obtaining required regulatory clearances, and the reverse termination fee payable by Parent in the event the merger agreement is terminated under certain circumstances.

•

The fact that the merger agreement permits the Company to continue to pay to the Company stockholders up to four regular quarterly cash dividends in an amount not to exceed $0.08 per share per quarter (with record and payment dates consistent with past practice).

•	Prospects of the Company

•

The Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects, the risks and challenges associated with remaining a stand-alone public company, and the potential impact of those factors on the future trading price of Company common stock, including risks related to:

•

the general business environment for, and impact of general economic conditions on, the waste industry, including a potential failure of the economy to sustain its recovery and a potential decline in the profitability of the waste industry, which could lead to reduced revenues and gross margins and negatively affect the Company’s results of operations;

•

the competitive landscape and the Company’s relationships with customers, vendors and suppliers, including in respect of uncertainty being experienced by the Company and the waste industry as a whole, and the potential impact of those factors on the future trading price of shares of Company common stock and the Company’s ability to execute its stand-alone strategic plan if the Company remained a stand-alone public company;

•	the large amounts of capital needed to sustain growth in the Company’s businesses, and the Company’s limited access to attractive sources of capital as a stand-alone public company;

•	the additional costs and burdens involved with being a stand-alone public company; and

•

the achievability of meeting financial projections and the potential risk associated with the possibility that even if the strategic plan of the Company’s management is successfully executed, the market may not reflect such execution in the Company’s stock price.

•

The belief of the Board, after reviewing the 2021 first quarter results and increased 2021 guidance for adjusted EBITDA and free cash flow, that the merger consideration enabled the Company’s stockholders to realize a substantial portion of the Company’s potential future value as compared to the risk-adjusted value that could reasonably be achieved through continued execution of management’s strategic plan, without the market, business or execution risks associated with continued independence.

•

The fact that certain stockholders of the Company associated with Samuel Zell, the Chairman of the Board, collectively holding approximately 9.9% of the outstanding shares of Company common stock, and who will receive the same consideration as the Company’s other stockholders, are supportive of the transactions and were willing to execute a voting agreement in support of the transaction.

The Board considered the following additional factors as generally supporting its determination and recommendation:

•

that the merger consideration to be paid by Parent was the result of arms’-length negotiations between the parties and their respective advisors and followed a competitive bid process, which included a price increase of (i) $4.25 per share from the $16.00 per share included as the low end of the initial valuation range included in the Initial EQT Proposal, (ii) $1.25 per share from the $19.00 per share included in the non-binding indication of interest submitted by Parent on April 26, 2021 and (iii) $0.75 per share from the $19.50 per share included in the bid submitted by Parent on July 7, 2021, and the Board’s belief, after concluding the competitive bid process and extensive discussions with Parent, that the merger consideration of $20.25 per share represented the best price reasonably available for the Company and which Parent was willing to pay;

•

the Board conducted a robust, competitive, multi-round process, reaching out to 15 potential buyers, bringing 12 under non-disclosure agreements, and ultimately receiving multiple indications of interest;

•

the financial presentation by BofA Securities and the oral opinion of BofA Securities rendered to the Board, subsequently confirmed by delivery of a written opinion dated July 13, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the merger consideration to be received in the merger by holders of Company common stock (other than shares owned, directly or indirectly, by the Company, Parent or Merger Sub), was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “The Merger—Opinion of BofA Securities, Inc.” beginning on page 56”;

•

the fact that a debt commitment letter was provided by Barclays Bank Plc, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, The Toronto Dominion Bank, New York Branch, TD Securities (USA) LLC, BNP Paribas Securities Corp., Goldman Sachs Bank USA and Credit Agricole Corporate & Investment Bank to Parent for the full amount of the debt financing required for the transaction, and that the transaction is not subject to a debt financing condition and that, under the merger agreement, Parent is obligated to use reasonable best efforts to obtain alternative debt financing if all or any portion of the committed financing becomes unavailable for any reason;

•	the belief of the Board that Parent is reasonably likely to receive all required regulatory approvals in connection with the merger; and

•	certain terms and conditions of the merger agreement, including:

•

Parent’s and Merger Sub’s representations, warranties and covenants, including the covenants obligating Parent and Merger Sub to use reasonable best efforts (subject to certain limitations) to obtain required regulatory approvals and cause the merger to be consummated;

•

the fact that Parent’s obligation to complete the merger is not subject to receipt or availability of any funds or financing, the limited number and nature of the conditions to funding set forth in the debt commitment letter and equity commitment letter and the obligation of Parent to use its reasonable best efforts to obtain the financing;

•

the right of the Company to negotiate with a third party that submits a bona fide unsolicited alternative acquisition proposal if the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such alternative acquisition proposal is or would reasonably be expected to lead to a superior proposal and the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law;

•

the fact that, in certain circumstances and subject to compliance with certain procedural requirements, prior to the adoption of the merger agreement by the Company’s stockholders, the Board is permitted to change its recommendation that the Company stockholders adopt the merger agreement and to terminate the merger agreement to accept a superior proposal, subject to the payment to Parent of a termination fee;

•

the Board’s belief, after consulting with the Company’s outside legal and financial advisors, that the deal protection provisions of the merger agreement, including the Company termination fee of $81.3 million (representing approximately 2.875% of the aggregate merger consideration) and the Company’s obligation to reimburse Parent for its fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, in an amount not to exceed $6 million and creditable against any Company termination fee that may be due, if either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval, are customary and reasonable and would not preclude a willing and financially capable third party, were one to exist, from making a superior proposal for the Company following the announcement of a transaction with Parent;

•	the requirement that, in the event of a failure of the merger to be consummated in certain circumstances, including a breach of the representations, warranties or covenants of Parent or

Merger Sub or the failure of Parent or Merger Sub to consummate the merger if required to do so, Parent will pay to the Company a reverse termination fee of $162.6 million (representing approximately 5.75% of the aggregate merger consideration) when obligated to do so;

•

the fact that the consummation of the merger would be subject to the approval of the stockholders holding a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter, who will have the opportunity to adopt or reject the merger agreement;

•

the fact that appraisal rights will be available to the stockholders of Company who properly exercise such rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Company common stock if they do not wish to accept the merger consideration;

•	the obligation of each of the Company and Parent to use its reasonable best efforts to consummate the transaction as promptly as practicable;

•	the fact that the definition of “Company Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•

the Company’s ability to seek specific performance of Parent’s obligation to cause the equity financing sources to fund their contribution if Parent’s debt financing is available, as contemplated by the merger agreement and the equity commitment letter; and

•	the Board’s belief that the outside date of July 13, 2022 allows for sufficient time to complete the merger.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•

the fact that Company stockholders will not participate in the future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of the acquisition of the Company by Parent;

•

the risk that the conditions to closing of the transaction will not be satisfied, including as a result of (i) the Company’s stockholders failing to vote to adopt the merger agreement or (ii) the failure to obtain the required regulatory clearances for the transaction;

•	the risk that regulatory agencies may condition their clearances on divestitures or other actions that may materially delay or prevent the closing of the transaction;

•	the amount of time it could take to complete the transaction, including the fact that the closing of the transaction depends on factors outside the Company’s and Parent’s control;

•	the possibility that Parent will be unable to obtain all or a portion of the debt financing contemplated by the debt commitment;

•

the fact that Parent is a newly formed shell company without any assets other than the debt and equity financing commitments, and the Company’s principal remedy if the closing conditions are satisfied, but the debt financing is unavailable, will be a reverse termination fee of $162.6 million (representing approximately 5.75% of the aggregate merger consideration);

•

the fact that Parent is a wholly owned subsidiary of funds affiliated with EQT, non-U.S. entities with assets located primarily in non-U.S. jurisdictions and the potential challenges of successfully pursuing claims against such entities in the event of a breach by Parent or its affiliates of the merger agreement or any other transaction agreements;

•

the possibility that the transaction is not completed and the potential consequences of not completing the transaction, including the potential negative impact on the Company’s business and the trading price of the shares of Company common stock;

•

the risks, costs and disruptions to the Company’s operations during the pendency of the merger and if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, and the potential effect on the Company’s business and its customer, supplier and vendor relationships;

•

the fact that certain of the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those received by the Company’s other stockholders (see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65);

•	the fact that, for United States federal tax purposes, the merger is expected to be a taxable transaction to the Company stockholders who are entitled to receive merger consideration; and

•	certain terms of the merger agreement, including:

•	the restrictions on the Company’s ability to solicit alternative acquisition proposals;

•	the termination fee of $81.3 million that the Company would be required to pay if the merger agreement is terminated under certain circumstances;

•

the Company’s obligation to reimburse Parent for its fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, in an amount not to exceed $6 million, if either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval;

•

the restrictions on the Company’s operations until the consummation of the transaction (or the termination of the merger agreement), which restrictions could delay or prevent the Company from undertaking business opportunities that might arise prior to the closing of the transaction to the detriment of Company stockholders, in particular if the merger is not completed;

•	the requirement that the Company and Parent obtain regulatory clearance in the U.S. and Ireland in order to complete the transaction; and

•

the requirement that the Company and Parent obtain the CFIUS approval in order to complete the transaction, and the fact that Parent would not be required to take any action in connection with obtaining the CFIUS approval that would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

After considering the foregoing factors, the Board concluded that, overall, the potential benefits of the proposed transaction to Company and the Company stockholders outweighed the risks relevant to the merger, many of which are mentioned above. The Board realized, however, that there can be no assurance about future results, including results considered or expected as described in the factors listed above. The factors considered by the Board and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

This discussion of the factors considered by the Board in approving the merger agreement and the merger and recommending that the Company stockholders approve the proposals at the special meeting described in this proxy statement includes the material factors considered by the Board, but it is not intended to be exhaustive and does not include all of the factors considered. In view of the variety of factors described above and the quality and amount of information considered, the Board did not find it practicable to quantify or otherwise assign relative weight to, and did not make any specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

The board based its recommendation that the Company stockholders vote in favor of adopting the merger agreement and the other proposals to be voted on at the special meeting on the totality of the information presented, including the factors described above.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations other than providing, from time to time, an outlook in its regular earnings press releases and other investor materials. However, in the ordinary course of their duties, the Company’s management prepared certain forward-looking financial information for fiscal years 2021 through 2030, which is summarized below. We refer to these projections as the “financial projections”. The financial projections were made available by the Company’s management to the Board in connection with its evaluation of the merger. The financial projections were also made available to BofA for its use and reliance in connection with its financial analyses and opinion summarized below under “—Opinion of Our Financial Advisor”. In connection with Parent’s due diligence investigation, the Company made available to Parent the financial projections. None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to the Board, BofA and Parent. The financial projections are not included in this proxy statement to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

Although the financial projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The financial projections reflect assumptions as to certain potential business decisions that are subject to change. The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s businesses or its prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or necessarily predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved. Without limiting the generality of the foregoing, the financial projections include assumptions relating to waste industry demands, which are uncertain and dependent, among other things, upon the COVID-19 recovery. The financial projections were prepared on a standalone basis without giving effect to the merger. Furthermore, the financial projections do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

In the view of the Company’s management, the financial projections were prepared on a reasonable basis and reflect the best estimates and judgments regarding the Company’s future financial performance that were available to the Company’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The financial projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less reliable with each succeeding fiscal year. As such, the financial projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the financial projections, including the risks and uncertainties described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27. Accordingly, there can be no assurance that the financial projections will be realized or that actual results will not differ materially from those forecasted. In addition, the financial projections will be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. The financial projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The inclusion of the financial projections should not be regarded as an indication that the Company, Parent, BofA, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them to be a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the financial projections herein should not be deemed an admission or representation by the Company that it views the financial projections as material information. The inclusion of the financial projections in this proxy statement should not be regarded as an indication that the financial projections will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by the Company, Parent, BofA or any of their respective affiliates, officers, directors, advisors or other representatives or any other person regarding the validity, reasonableness, accuracy or completeness of the financial projections or the Company’s ultimate performance compared to such information. The financial projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and none of the Company, Parent, BofA or any of their respective affiliates intends to, and each of them expressly disclaims any obligation to, update, correct, revise or otherwise review the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the financial projections or underlying assumptions have changed or change or otherwise have become or are inappropriate or incorrect (even in the short term). The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about the Company contained in its public filings with the SEC. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 129. In light of the foregoing factors, and the uncertainties inherent in the financial projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on the financial projections.

The financial projections included in this document have been prepared by, and are solely the responsibility of, the Company’s management. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections, nor have they or BofA expressed any opinion or any other form of assurance on the financial projections, the assumptions on which they were based or their achievability. The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the United States (“GAAP”). Some of the financial projections are “non-GAAP financial measures”, which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The following table presents a summary of the financial projections:

Financial Projections

(US$ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$2,033	$2,092	$2,097	$2,156	$2,123	$2,135	$2,158	$2,191	$2,241	$2,276
Adjusted EBITDA(1)	$460	$545	$580	$619	$637	$657	$677	$689	$708	$725
Free Cash Flow(2)	$137	$201	$245	$263	$287	$302	$321	$349	$363	$377

(1)

“Adjusted EBITDA” is defined as earnings before interest, provision for income taxes, and depreciation and amortization expense (“EBITDA”), adjusted to (i) include the proportional EBITDA of unconsolidated subsidiaries of the Company, (ii) exclude certain capital expenditures that are expensed under service concession accounting guidance (ASC 853) and (iii) exclude certain non-cash and non-recurring items.

(2)	“Free Cash Flow” is defined as the Company’s cash flow from operations less maintenance capital expenditures and changes in operating restricted funds.

The Company approved the following free cash flow projections for use by BofA Securities in connection with its analysis and opinion, which were calculated as set forth below.

The North American unlevered free cash flows were computed by taking adjusted EBITDA and subtracting taxes, changes in net working capital and capital expenditures, and adding depreciation and amortization, in each case attributable to such North American waste-to-energy operations and as provided by the Company’s management.

(US$ in millions)	H2 2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
North American Unlevered Free Cash Flows	$140	$285	$267	$288	$295	$328	$309	$326	$345	$342

The European levered free cash flows were computed by taking the Company’s contributions to the Company’s equity investments in its projects in the United Kingdom and Ireland as an outflow in cash and by taking distributions from such investments as an inflow in cash.

(US$ in millions)	H2 2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
European Levered Free Cash Flows	($23)	($90)	$9	$31	$47	$54	$56	$61	$63	$67

Opinion of BofA Securities, Inc.

The Company retained BofA Securities to act as a financial advisor to the Company in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Securities to act as a financial advisor to the Company in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On July 13, 2021, at a meeting of the Board held to evaluate the merger, representatives of BofA Securities delivered to the Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated July 13, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the merger consideration to be received in the merger by holders of Company common stock (other than holders of shares owned, directly or indirectly, by the Company, Parent or Merger Sub), was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities’ opinion does not address any aspect or implication of the merger other than the merger consideration to the extent expressly specified in such opinion, and no opinion or view was expressed by BofA Securities as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

In connection with rendering its opinion, BofA Securities has, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Company;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Securities by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (which we refer to as the “financial projections”, as defined and summarized above under the caption “—Forward-Looking Financial Information”);

(3)

reviewed and discussed with the management of the Company its estimates of the amount and utilization of certain net operating losses of the Company (collectively, “NOLs”, as defined and summarized above under the caption “—Forward-Looking Financial Information”);

(4)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(5)	reviewed the trading history for Company common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

(6)	compared certain financial and stock market information of the Company with similar information of other companies BofA Securities deemed relevant;

(7)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(8)

considered the results of BofA Securities’ efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

(9)	reviewed a draft, dated July 12, 2021, of the merger agreement (which we refer to as the “draft agreement”); and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial projections and the NOLs, BofA Securities was advised by the Company, and assumed, at the direction of the Board, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Securities relied, at the direction of the Company, on the assessments of the management of the Company as to the ability of the Company to utilize the NOLs. BofA Securities did not make and has not been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor has BofA Securities made any physical inspection of the properties or assets of the Company. BofA Securities did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Company, that the merger will be consummated in accordance with its terms and in compliance with all applicable laws, relevant documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of the Company, that the final executed merger agreement did not differ in any material respect from the draft agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Company common stock (other than shares owned, directly or indirectly, by the Company, Parent or Merger Sub) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Securities expressed no view or opinion with respect to, and it relied, with the consent of the Company, upon the assessments of the Company and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or any other entity and the merger (including the contemplated benefits thereof) as to which it understood that the Company obtained such advice as it deemed necessary from qualified professionals. BofA Securities further expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market, and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, the Company imposed no instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth below in the section entitled “Summary of Material Company Financial Analyses” represents a summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities. Future results may differ from those described and such differences may be material. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses.

Summary of Material Company Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Securities reviewed publicly available financial and stock market information of the following nine selected publicly traded companies in the environmental services industry and the independent power producer (“IPP”) industry:

Environmental Services Industry

•	Waste Management, Inc.

•	Republic Services, Inc.

•	Waste Connections, Inc.

•	Stericycle, Inc.

•	Clean Harbors, Inc.

•	Harsco Corporation

•	US Ecology, Inc.

IPP Industry

•	Vistra Corp.

•	NRG Energy Inc.

BofA Securities reviewed, among other things, the enterprise values for each of the selected companies and for the Company, calculated by multiplying the closing share price of each applicable company as of July 9, 2021 by the number of fully-diluted shares outstanding of the applicable company (determined on a treasury stock method basis based on information in the public filings of the applicable company), and adding to (or subtracting from, as applicable) the result the amount of the applicable company’s net debt (or net cash) (defined as debt, preferred equity and non-controlling interest (as applicable) less cash, cash equivalents and marketable securities (as applicable)), as a multiple of Wall Street analyst consensus estimates of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for each of calendar years 2021 and 2022 for the applicable company (referred to in this section as “2021E EV / EBITDA” and “2022E EV / EBITDA”, respectively). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of July 9, 2021. Financial data of the Company were derived from the financial projections and equity information provided by the management of the Company. The overall low to high 2021E EV / EBITDA multiples observed for the selected companies were (i) 9.2x to 18.7x for the environmental services companies (with an average of 13.0x) and (ii) 9.0x to 12.7x for the IPP companies (with an average of 10.9x). The overall low to high 2022E EV / EBITDA multiples observed for the selected companies were (i) 8.0x to 17.3x for the environmental services companies (with an average of 12.1x) and (ii) 6.5x to 7.0x for the IPP companies (with an average of 6.8x). BofA Securities noted that the 2021E EV / EBITDA multiple observed for the Company was 9.9x and that the 2022E EV / EBITDA multiple observed for the Company was 9.1x, in each case, based on the financial projections.

Based on BofA Securities’ review of the enterprise values to EBITDA multiples for the selected companies and the Company and on its professional judgment and experience, BofA Securities applied a 2021E EV / EBITDA multiple reference range of 10.0x to 11.0x to Company management’s estimates of the Company’s calendar year 2021 EBITDA, adjusted by the management of the Company for stock-based compensation expense, service concession expense, part expense valuation adjustment, equity investment adjustment to proportional EBITDA and non-recurring items, asset write-offs / impairments and other one-time items (which we refer to as “adjusted EBITDA”), as reflected in the financial projections, and a 2022E EV / EBITDA multiple reference range of 9.0x to 10.0x to Company management’s estimates of calendar year 2022 adjusted EBITDA as reflected in the financial projections to calculate ranges of implied enterprise values for the Company. BofA Securities then calculated implied equity value reference ranges per share of Company common stock (rounded to the nearest $0.25) for the Company by subtracting from the resulting ranges of implied enterprise values it calculated an estimate of the net debt of the Company as of June 30, 2021 (calculated as debt, less cash (including short term restricted funds held in trust), as of June 30, 2021), as provided by the management of the Company, and dividing the result by the number of fully diluted-shares of the Company common stock outstanding as of April 23, 2021 (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference ranges per share of Company common stock (rounded to the nearest $0.25), as compared to the merger consideration:

Implied Equity Value Reference Range Per Share of Company Common Stock
2021E Adjusted EBITDA	2022E Adjusted EBITDA	Merger Consideration
$18.00 - $21.75	$17.25 - $21.25	$20.25

No selected publicly traded company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis

BofA Securities reviewed, to the extent publicly available, financial information relating to the following 29 selected transactions involving 17 acquisitions of publicly traded environmental services and 12 acquisitions of publicly traded IPP companies that BofA Securities considered generally relevant for purposes of its analysis (collectively, the “selected transactions”).

Environmental Services Selected Transactions
Date	Acquiror	Target
2/7/2020	Harsco Corporation	ESOL Topco LLC (Environmental Solutions Business of Stericycle)

1/10/2020	American Waste	GFL Environmental

4/15/2019	Waste Management	Advanced Disposal Services

6/26/2018	Hennessy Capital Acquisition Corp III	NRC Group Holdings LLC

6/6/2018	Investor Consortium	Cory Riverside Energy

2/4/2016	Beijing Enterprises Group Co Ltd	EEW Energy from Waste GmbH

1/19/2016	Progressive Waste Solutions Ltd	Waste Connections Inc

11/19/2015	EnergySolutions Inc	Waste Control Specialists LLC

12/19/2014	Republic Services Inc	Tervita LLC

6/2/2014	HanKore Environment Tech Group Ltd	China Everbright Water Investments Ltd

4/22/2014	Stericycle Inc	Psc Environmental Services LLC

4/7/2014	US Ecology Inc	Environmental Quality Co

3/3/2014	Beijing Capital Group Ltd	Transpacific Industries Group Ltd

4/24/2013	EQT Partners AB	Synagro Technologies Inc

4/18/2013	Triton Advisers Ltd	Befesa Medio Ambiente SA

1/7/2013	Energy Capital Partners	Energy Solutions

10/29/2012	Clean Harbors	Safety-Kleen Inc

IPP Selected Transactions
Date	Acquiror	Target
10/30/2017	Vistra Energy Corp.	Dynegy Inc.

8/18/2017	Energy Capital Partners LLC	Calpine Corp.

6/3/2016	Riverstone Holdings LLC	Talen Energy Corp.

2/25/2016	Dynegy/ECP	Engie US Merchant Portfolio

7/20/2015	Talen	MachGen

8/22/2014	Dynegy	Equipower

10/18/2013	NRG	Edison Mission Energy

7/22/2012	NRG	GenOn

4/21/2010	Calpine	Conectiv

4/11/2010	Reliant	Mirant

2/26/2007	Investor Consortium	TXU

10/2/2005	NRG	Texas Genco

For each of these selected transactions, BofA Securities reviewed the enterprise values implied for each target company based on the consideration payable in the selected transaction, as multiples of estimates of the target company’s last twelve months EBITDA, or “LTM EBITDA”, as of the announcement of the relevant transaction and based on publicly available information at that time. The overall low to high enterprise value to LTM EBITDA multiples of the target companies in the environmental services selected transactions were 6.2x to 11.6x (with an average of 8.8x). The overall low to high enterprise value to LTM EBITDA multiples of the target companies in the IPP selected transactions were 5.7x to 9.6x (with an average of 8.0x).

Based on BofA Securities’ review of the enterprise values to LTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to LTM EBITDA multiple reference range of 9.0x to 11.5x to Company management’s estimates of adjusted EBITDA for the twelve-month period ended June 30, 2021, as reflected in the financial projections, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value reference range per share of Company common stock (rounded to the nearest $0.25) for the Company by subtracting from this range of implied enterprise values an estimate of the net debt of the Company as of June 30, 2021 (calculated as debt, less cash, as of June 30, 2021), as provided by the management of the Company, and dividing the result by a number of fully-diluted shares of Company common stock outstanding as of April 23, 2021 (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference ranges per share of Company common stock (rounded to the nearest $0.25), as compared to the merger consideration:

Implied Equity Value Reference Range Per Share of Company Common Stock	Merger Consideration
$10.50 - $18.25	$20.25

No selected transaction used in this analysis or the applicable business or target company is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values per share of Company common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows the Company expects to generate from WtE operations located in North America over the period from July 1, 2021 through December 31, 2030 based on the financial projections. BofA Securities calculated terminal values for the Company (excluding equity investments in WtE projects outside of North America and the non-perpetuity plants) by applying a range of assumed perpetuity growth rates of 1.5% to 2.5%, based on BofA Securities’ professional judgment and experience, to the unlevered free cash flows (excluding unlevered free cash flows the Company was expected to generate from certain client-owned plants that management of the Company has directed BofA Securities to assume have definite terms of operation (which we refer to as the “non-perpetuity plants”)) in the year ending on December 31, 2030. BofA Securities then calculated implied enterprise values for the Company by discounting to present value as of June 30, 2021, the unlevered free cash flows and the terminal values for the Company (excluding equity investments in WtE projects outside of North America and the non-perpetuity plants), utilizing the mid-period discounting convention, and using discount rates ranging from 6.25% to 7.25%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model and adding to these ranges (i) the present value of the levered free cash flows the Company was expected to generate from equity investments in WtE projects outside of North America over the period from July 1, 2021 through December 31, 2030 discounted to June 30, 2021, utilizing the mid-period discounting convention, and using discount rates ranging from 9.50% to 12.50%, which were based on an estimate of the Company’s cost of equity, derived using the capital asset pricing model, and an assumed perpetuity growth rate of 2%, based on BofA Securities’ professional judgment and experience, applied to the levered free cash flows in the year ending on December 31, 2030, and (ii) the present value of the unlevered free cash flows the Company was expected to generate from the non-perpetuity plants over the period from January 1, 2031 through the expected end of operations of such plants, as per Company management’s judgment, discounted to June 30 2021, utilizing the mid-period discounting convention, and using discount rates ranging from 6.25% to 7.25%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated implied equity value reference ranges per share of Company common stock (rounded to the nearest $0.25) for the Company by deducting from the ranges of enterprise values the Company’s projected net debt as of as of June 30, 2021 (calculated as debt, less cash, as of June 30, 2021), as provided by Company management, and dividing the result by a number of fully-diluted shares of Company common stock outstanding as of April 23, 2021 (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference range per share of Company common stock (rounded to the nearest $0.25) for the Company, as compared to the merger consideration:

Implied Equity Value Reference Range Per share of Company Common Stock	Merger Consideration
$14.25 - $25.00	$20.25

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

52-Week Trading Range. BofA Securities reviewed the trading range of the shares of Company common stock for the 52-week period ended July 9, 2021, which was $7.50 to $18.00. BofA Securities noted that, excluding share price performance for the period following the publication in Bloomberg on June 8, 2021 with respect to a possible transaction, the trading range of the shares of Company common stock would have been $7.50 to $14.34.

Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the shares of Company common stock available as of July 9, 2021, and noted that the range of such price targets (discounted by one year at the Company’s mid-point cost of equity of 11.0%) was $14.50 to $16.25.

Leveraged Buyout Analysis. BofA Securities also analyzed the Company from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a hypothetical leveraged buyout of the Company. BofA Securities based its analysis on the financial projections. BofA Securities made certain assumptions, based on its professional judgment and experience, including (i) an LTM terminal EBITDA multiple range of 8.0x to 10.0x and (ii) a target range of annualized internal rates of return for the financial sponsor of 14.0% to 16.0%. Based on this analysis, BofA Securities derived a range of estimated values per share of Company common stock of $15.25 to $20.00 per share (rounded to the nearest $0.25), as compared to the value of the merger consideration of $20.25 per share.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Securities analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of Company common stock of the merger consideration to be received by such holders in the merger and were provided to the Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of the Company or its shares.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board, management or any other party with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Securities for its services in connection with the merger a fee of approximately $37.5 million, $2.5 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, arising out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of its affiliates and Parent and certain of its affiliates and certain portfolio companies of its affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a swing line and letter of credit lender under) a credit facility for the Company, (ii) having acted as a joint bookrunner on a notes offering, and (iii) having provided or providing certain treasury and trade management services and products. From June 1, 2019 through May 31, 2021, BofA Securities and its affiliates derived aggregate revenues from the Company of approximately $8.6 million for corporate and/or investment banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to EQT AB, an affiliate of Parent which we refer to as “EQT AB”, and certain of its affiliates and portfolio companies (other than Parent or Merger Sub) and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to EQT AB and certain of its affiliates and portfolio companies (other than Parent or Merger Sub) in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for EQT AB and/or certain of its affiliates and portfolio companies (other than Parent or Merger Sub), including in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by EQT AB and/or certain of its affiliates and portfolio companies (other than Parent or Merger Sub) and (iv) having provided or providing certain treasury and trade management services and certain derivatives and foreign exchange trading services to EQT AB and/or certain of its affiliates and portfolio companies (other than Parent or Merger Sub). From June 1, 2019 through May 31, 2021, BofA Securities and its affiliates derived aggregate revenues from EQT AB and certain of its affiliates and portfolio companies (other than Parent or Merger Sub) of approximately $50 million for corporate and/or investment banking services.

In addition, BofA Securities and its affiliates may in the future provide investment banking, commercial banking and other financial services to Parent or Merger Sub and may receive compensation for the rendering of these services.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders adopt the merger agreement. These interests are described below and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table titled “ —Golden Parachute Payments” below, were used:

•

the relevant price per share of Company common stock is $20.25 per share, which is the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock;

•

the effective time of the merger is November 1, 2021, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (which we refer to as the “assumed effective time”);

•

a cash dividend in the amount of $0.08 per share, reflecting the consistent practice of paying quarterly dividends at such rate, will be declared and paid by the Company prior to November 1, 2021 and that such dividend in the form of a dividend equivalent payment will be paid to holders of equity awards being settled and cashed out in connection with the merger;

•

estimates of the performance of outstanding Company PSUs in the form of cumulative free cash flow per share (“FCF/share”) and total stockholder return (“TSR”), which performance is to be determined in good faith by the Company at or before the closing based upon actual performance through the effective time of the merger;

•	assumes execution of restrictive covenant agreements by all participants in the Gross-Up Plan;

•	the employment of each executive officer is terminated without “cause” (as such term is defined in the severance plan), in each case immediately following the assumed effective time; and

•

the executive officers will be entitled to make-whole payments under the Gross-Up Plan for taxes incurred under Section 4999 of the Code in connection with their transaction payments and benefits, based upon the assumed effective time.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions or events that may occur before completion of the merger (including, without limitation, possible grants by the Company of 2022 annual equity awards to executive officers) and events that are not expected, such as the termination of employment of the executive officers, other than Mr. Simpson.

Treatment of Outstanding Equity Awards

Company Stock Options

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of Company stock options, effective immediately prior to the effective time of the merger:

•	each outstanding and unexercised Company stock option will be automatically canceled; and

•

each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a lump-sum cash payment, without interest and subject to all applicable tax withholding of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option.

If any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration and will have no further force and effect.

Restricted Stock Units

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the RSU, effective as of immediately prior to the effective time of the merger:

•	each outstanding Company RSU (whether vested or unvested), will be automatically canceled; and

•

each holder of any such canceled Company RSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company RSU, a lump-sum cash payment, without interest and subject to all applicable tax withholding, of an amount equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration, plus (b) all accrued but unpaid dividend equivalents.

Performance Stock Units

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the PSU, effective as of immediately prior to the effective time of the merger:

•

each outstanding and unvested Company PSU will vest based on actual performance through the latest practicable date prior to the closing of the merger, which level of actual performance will be determined in good faith by the Company at or before the closing of the merger, and be canceled; and

•

each holder of any such vested Company PSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such vested Company PSU, a lump-sum cash payment, without interest and subject to all applicable tax withholding, of an amount equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled vested Company PSU and (ii) the merger consideration, plus (b) all accrued but unpaid dividend equivalents.

Company Restricted Stock

The merger agreement provides that, unless otherwise agreed between Parent and the holder of Company Restricted Stock, effective as of immediately prior to the effective time of the merger, each share of Company Restricted Stock that is outstanding immediately prior to the effective time of the merger shall automatically vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Company Restricted Stock shall lapse, and each such share of Company Restricted Stock will be treated such that (i) all Company Restricted Stock will be automatically canceled and (ii) be converted into the right to receive the merger consideration; provided that any payment in respect of Company Restricted Stock held by an employee (or other person subject to compensatory withholding) will be paid through the surviving corporation’s regular payroll process and subject to all applicable withholding.

2022 Awards

If the effective time does not occur by March 1, 2022 (or the date of the Company’s 2022 annual stockholder meeting, in the case of the chairman of the Board and non-employee directors), then Parent and the Company have agreed that, solely with respect to annual awards of Company RSUs or Company PSUs (or only Company RSUs to the chairman of the Board and non-employee directors) granted in 2022 prior to the effective time, such awards will vest pro rata upon the effective time, based on the service of the relevant holder from January 1, 2022 through the effective time (with any Company PSUs vesting based on deemed achievement of applicable performance targets), and the remaining and unvested portion of such awards being forfeited effective as of the effective time.

Treatment of Outstanding Equity Awards

Directors

The following table sets forth the cash proceeds that each director would receive in respect of the outstanding equity awards held by each such director as of the assumed effective time, in accordance with the treatment of outstanding Company equity awards described above and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86. As of August 31, 2021, the chairman of the Board and non-employee directors held an aggregate of 477,752 unconverted Company RSUs, and Messrs. Ranger and Michaelson held an aggregate of 80,627 unconverted Company RSUs issued during the time that they were non-employee directors, for which settlement into shares of Company common stock was deferred until the earlier of a specified date or the director’s separation of service from the Board for any reason. As a result of the merger, it is assumed that all of the directors will separate from service from the Board and result in the conversion, settlement and cash-out of the directors’ Company equity awards. Total consideration payable for Company equity awards, including unconverted Company RSUs and unvested Company equity awards, held by all directors is estimated to be approximately $13.11 million.

All unit numbers and dollar values have been rounded to the nearest whole number.

Director Equity Award Summary Table

Director	Unconverted Vested Company RSUs (#)	Unvested Company Equity Awards (#)		Total Cash Proceeds at Closing ($)
David M. Barse	62,082	7,373		$1,406,464
Ronald Broglio	—	7,373	*	$149,303
Peter C.B. Bynoe	44,833	7,373		$1,058,184
Linda J. Fisher	33,595	7,373		$829,602
Joseph M. Holsten	34,700	7,373		$851,978
Owen Michaelson	22,925	—		$464,231
Danielle Pletka	35,813	7,373		$874,517
Michael W. Ranger	57,702	—		$1,168,466
Robert S. Silberman	37,538	7,373		$909,448
Jean Smith	18,711	7,373	*	$528,201
Samuel Zell	210,430	30,161		$4,871,968

*	Company Restricted Stock

Executive Officers

The following table sets forth the cash proceeds that each of our named executive officers would receive in respect of the Company equity awards held by each named executive officer as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. For purposes of this disclosure, the named executive officers are assumed to be terminated without cause on the assumed effective time with Company PSUs paid out at the deemed actual performance.

All unit numbers and dollar values have been rounded to the nearest whole number.

Named Executive Officer Equity Award Summary Table

Executive Officers	Company RSUs (#)	Value of Company RSUs ($)	Company PSUs (#)	Value of Company PSUs ($)	Company Stock Options (#)	Value of Company Stock Options ($)	Estimated Total Cash Consideration ($)
Michael W. Ranger	57,702	$1,168,466	—	$—	1,000,000	$12,630,000	$13,798,466
Bradford Helgeson	55,761	$1,129,160	186,035	$3,767,209	250,000	$3,157,500	$8,053,869
Derek Veenhof	54,033	$1,094,168	177,895	$3,602,374	250,000	$3,157,500	$7,854,042
Timothy J. Simpson	40,573	$821,603	135,340	$2,740,635	200,000	$2,526,000	$6,088,238
Thomas L. Kenyon	46,912	$949,968	82,348	$1,667,547	50,000	$631,500	$3,249,015

(1)

This table does not include Stephen J. Jones, former President and Chief Executive Officer, whose employment terminated effective on November 28, 2020 and who is not entitled to any enhanced compensation and benefits in connection with the merger.

(2)

See “Interests of Company Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards” above for further details regarding the treatment of Company equity awards in connection with the merger.

(3)	Company stock options have an assumed value equal to $12.63 per stock option based upon the difference between the purchase price of $20.25 per share and the exercise price per share of $7.62.

(4)

Mr. Ranger’s Company RSUs were acquired as compensation for his services as a member of the Company board of directors and are subject to an irrevocable election to defer conversion until his termination of service on the Board.

Total cash proceeds that our five executive officers, other than the named executive officers, would receive in respect of the Company stock options, Company RSUs and Company PSUs held by such executive officer as of the assumed effective time and in connection with the closing of the merger, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, is estimated to be approximately $11.56 million.

Tax Reimbursements—Gross Up Plan

In connection with the merger, the Board approved the Gross-Up Plan and authorized the Company to enter into participation agreements with eligible participants, including certain of the Company’s executive officers and directors. The Gross-Up Plan provides that if an eligible participant will become entitled to payments and benefits in connection with the merger, including accelerated vesting of Company equity awards, that are deemed “excess parachute payments” under Sections 280G and 4999 of the Code, the eligible participants will be entitled to receive an additional payment from the Company in an amount such that, after payment by the individual of all applicable taxes on the parachute payments and this additional payment (including any excise tax that could be imposed under Section 4999 of the Code), the individual will be in the same after-tax position as if no excise tax were imposed on the parachute payments.

See the section entitled “—Quantification of Potential Golden Parachute Payments in Connection with the Merger” beginning on page 71 for an estimate of the amounts that would become payable to each of the Company’s named executive officers pursuant to the Gross Up Plan. Based on the assumptions described in the section entitled “—Certain Assumptions” beginning on page 65, the estimated aggregate amounts that would become payable to (a) the Company’s five executive officers who are not named executive officers under the Gross Up Plan is $4.02 million and (b) all participants is $13.35 million.

Severance Plan

The Company maintains the Covanta Energy Corporation Senior Officers Severance Plan (which we refer to as the “severance plan”), which provides for severance payments and benefits upon the involuntary termination of specified senior officers, including an executive officer’s employment, other than for “cause” (as defined in the severance plan), with the Company or any of its subsidiaries, in each case conditioned upon the execution and non-revocation of an effective general release of claims against the Company Group (as defined in the severance plan) by the participating officer, including any executive officer. For purposes of the following disclosure, while not currently intended by Parent, other than with respect to Mr. Simpson, whose employment is expected to be terminated following the merger, and for him to be paid the severance described below, the named executive officers are assumed to be terminated without cause on the assumed effective time since payments are applicable for any involuntary termination without cause or any termination for good reason within one year following a change in control.

Pursuant to the severance plan, if an executive officer (other than Mr. Ranger) is involuntarily terminated (other than for “cause”) within one year following a “change in control” (as defined in the severance plan), the executive officer will be entitled to receive:

•

an amount equal to 1.5 multiplied by the sum of the executive officer’s then-current annual base salary plus the average annual cash bonus received by the executive officer during the prior two full years of employment, with 50% this severance payable on the 90th day following termination from the Company or one of its subsidiaries and the remaining 50% payable over the 18-month severance period;

•	a pro rata annual cash bonus, to be paid to the executive officer at the time that cash bonuses are paid to other senior-level executives of the Company for such employment year; and

•	continuation of medical, dental and life insurance coverage for 18 months.

Restrictive Covenants

Per the terms of the relevant Company equity award agreement and restrictive covenant agreement to be entered into by each participant as a requirement under the Gross-Up Plan, each of the executive officers is (or will be in the case of Mr. Ranger upon his execution of a restrictive covenant agreement as a requirement to participating in the Gross Up Plan) subject to the following restrictive covenants: (i) non-competition; (ii) non-solicitation of customers and employees; and (iii) confidentiality, each of which is applicable during the period of employment and for 18 months following the termination of their services with the Company (or 60 months in the case of the confidentiality covenant). Under the terms of the restrictive covenants, each executive officer is restricted from competing with the business of the Company within the United States or any foreign country in which the Company conducts any aspect of the business. The “business” is defined to mean the development, ownership and/or operation of businesses engaged in waste-to-energy and other renewable energy facilities, waste management and/or waste procurement; provided, however, that after termination of an executive officer’s employment for any reason, the executive officer shall be permitted to work for any business that owns and operates independent power generation projects or that provides services to competitors or customers of the Company and its subsidiaries and affiliates, so long as such business, as determined in the good faith judgment of the Board, does not compete with the Company and its subsidiaries and affiliates. The restrictive covenants also prohibit the solicitation of employees of the Company or its subsidiaries or affiliates or otherwise interfere to the detriment of the Company and its subsidiaries and affiliates in the relationship between the Company and its subsidiaries and affiliates and its employees. The covenant not to solicit customers prohibits contact or solicitation, for the purpose of competing with the Company and its subsidiaries and affiliates, of any person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Company and its subsidiaries and affiliates to deliver waste, receive services or purchase energy during the period of such executive officer’s employment. The covenant of confidentiality prohibits in any form or manner, directly or indirectly, the disclosure or communication to any third party, or the use for executive officer’s personal benefit or for the benefit of any competitor of the Company and its subsidiaries and affiliates, of any confidential information of the Company and its subsidiaries and affiliates.

Annual Equity Awards

Parent and the Company have agreed that if the effective time of the merger does not occur by March 1, 2022 (or the date of the Company’s 2022 annual stockholder meeting, in the case of the chairman of the Board and non-employee directors), then solely with respect to annual awards of Company RSUs and Company PSUs (or only Company RSUs to the chairman of the Board and non-employee directors) granted in 2022 prior to the effective time (having forfeiture provisions substantially similar to annual awards granted in previous years), such 2022 awards will vest pro rata upon the effective time, based on the service of the relevant holder from January 1, 2022 through the effective time (with any performance awards vesting based on deemed achievement of applicable performance targets), and the remaining and unvested portion of such awards being forfeited effective as of the effective time. Because the “assumed effective time” is November 1, 2021, the below disclosure does not include any grants that may be made in 2022.

Supplemental Retirement Plan

Mr. Simpson participates in our non-qualified supplemental defined benefit plan for employees who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan that was terminated in 2012. This non-qualified supplemental plan represents an unfunded and unsecured obligation to pay a calculated benefit to Mr. Simpson as and when he would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan. Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2020.

Quantification of Potential Golden Parachute Compensation in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each of the Company’s named executive officers could receive that are based on or otherwise relate to the merger. This compensation relates to prior contracted agreements and other arrangements, and no part of this compensation, other than payments under the Gross-Up Plan, was conferred as a part of the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in proposal 2 to this proxy statement. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal” beginning on page 37.

The amounts set forth below for the named executive officers are estimates of the amounts that would be payable to the Company’s named executive officers using the assumptions described in the section entitled “—Certain Assumptions” beginning on page 65. These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name(1)	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)(6)	Other ($)(7)	Total ($)
Michael W. Ranger	$2	$13,798,466	$0	$0	$450,267	$4,616	$14,253,351
Bradford J. Helgeson	$1,662,240	$8,053,869	$0	$47,117	$2,696,899	$157,010	$12,617,135
Derek W. Veenhof	$1,762,425	$7,854,042	$0	$42,646	$2,457,879	$140,549	$12,257,541
Timothy J. Simpson	$1,268,741	$6,088,238	$641,179	$34,056	$1,601,637	$115,419	$9,749,270
Thomas L. Kenyon	$1,162,000	$3,249,015	$0	$46,784	$1,067,694	$60,734	$5,586,227

(1)

This table does not include Stephen J. Jones, the Company’s former President and Chief Executive Officer, whose employment terminated effective on November 28, 2020 and who is not entitled to any enhanced compensation and benefits in connection with the merger.

(2)

Cash. For all named executive officers other than Mr. Ranger and Mr. Kenyon, consists of (a) a cash severance payment equal to 1.5 multiplied by the sum of the executive officer’s then-current annual base salary plus the average annual cash bonus received by the executive officer during the prior two full years of employment, 50% of which would be payable on the 90th day following termination from the Company or one of its subsidiaries and the remaining 50% of which would be payable over the 18-month severance period; and (b) a pro rata annual cash bonus, to be paid to the terminated executive officer at the time that cash bonuses are paid to other senior-level executives of the Company for such employment year and for purposes of this estimated calculation are assumed to be at target. As Mr. Kenyon was not employed by the Company for two full years, his actual 2020 cash bonus was used for purposes of this calculation. The cash severance and prorated bonus payments under the severance plan are “double trigger” and become payable only upon a change in control, as defined in the severance plan, and an involuntary termination of the executive officer’s employment by the Company and its subsidiaries other than for cause (as defined in the severance plan) within one year following the change in control. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Cash LTIP Pro-Rated Bonus ($)	Total ($)
Michael W. Ranger	$2	—	$2
Bradford J. Helgeson	$1,296,233	$366,007	$1,662,240
Derek W. Veenhof	$1,366,425	$396,000	$1,762,425
Timothy J. Simpson	$1,017,716	$251,025	$1,268,741
Thomas L. Kenyon	$942,000	$220,000	$1,162,000

(3)

Equity. Consists of accelerated vesting of unvested Company stock options, Company RSUs and Company PSUs in connection with the change in the control and the agreement of Parent and the Company as Parent to accelerate and vest such awards. While the award agreements under which the Company RSUs and Company PSUs were issued contain “double trigger” requirements for acceleration in connection with a change in control, Parent will not be assuming and converting the Company RSUs and Company PSUs into securities of Parent in connection with the merger as required by such agreements in order for the “double trigger” to apply. The Company stock options do not contain a double trigger and will accelerate and become fully vested and exercisable in connection with a change in control. Parent and the Company have agreed that each outstanding and unexercised Company stock option will be automatically canceled and each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a lump-sum cash payment, without interest and subject to applicable tax withholding of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option. For further details regarding the treatment of Company equity awards in connection with the merger, see “Interests of Company Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards” beginning on page 66. The estimated value of each such benefit is shown in the following table:

Named Executive Officer	Company Stock Options ($)	Company RSUs ($)		Company PSUs – TSR ($)	Company PSUs – FCF ($)	Total ($)
Michael W. Ranger	$12,630,000	$1,168,466	*	—	—	$13,798,466
Bradford J. Helgeson	$3,157,500	$1,129,160		$1,611,758	$2,155,451	$8,053,869
Derek W. Veenhof	$3,157,500	$1,094,168		$1,571,987	$2,030,387	$7,854,042
Timothy J. Simpson	$2,526,000	$821,603		$1,172,657	$1,567,978	$6,088,238
Thomas L. Kenyon	$631,500	$949,968		$758,039	$909,508	$3,249,015

*

Mr. Ranger’s Company RSUs were acquired as compensation for his services as a member of the Company board of directors and are subject to an irrevocable election to defer conversion until his termination of service on the Company board.

(4)	Pension/NQDC. Mr. Simpson is the only remaining named executive officer participant in the Covanta Energy Pension Plan, a qualified defined benefit pension plan that was terminated in 2012.
(5)

Perquisites/Benefits. Consists of estimated value of continuation coverage of medical, dental and life insurance coverage at active employee rates for a benefits continuation period of up to 18 months for executive officers other than Mr. Ranger. Such benefits are “double trigger” and are provided only upon a change in control, as defined in the severance plan, and an involuntary termination of the executive officer’s employment by the Company and its subsidiaries other than for cause (as defined in the severance plan). For additional information, see the section entitled “Interests of Company’s Directors and Executive Officers in the Merger—Severance Plan” beginning on page 69.

(6)

Tax Reimbursements. Consists of estimated amounts of make-whole payments under the Gross Up Plan to reimburse eligible participants, including the named executive officers, for the excise tax imposed on the payments and benefits to the eligible participants, including the named executive officers, in connection with a change of control by reason of Section 4999 of the Code. The Gross-Up Plan provides that if an eligible participant will become entitled to payments and benefits in connection with the merger, including accelerated vesting of Company equity awards, that are deemed “excess parachute payments” under Sections 280G and 4999 of the Code, the eligible participants will be entitled to receive an additional payment from the Company in an amount such that, after payment by the individual of all applicable taxes on the parachute payments and this additional payment (including any excise tax that could be imposed under Section 4999 of the Code), the individual will be in the same after-tax position as if no excise tax were imposed on the parachute payments. For Mr. Ranger, his estimated tax reimbursement amount under the Gross Up Plan shown in this table assumes that he will enter into a restrictive covenant agreement including a non-competition covenant as a condition of his tax reimbursement under the Gross Up Plan, and that this tax reimbursement amount will be reasonable compensation (under Section 280G of the Code) for the restrictive covenant agreement in an amount equal to the grant date fair value estimated for his 2020 option award based on the Black-Scholes assumptions contained in the Company’s most recent annual report on Form 10-K. If his anticipated non-competition covenant does not have this estimated value, Mr. Ranger’s tax reimbursement amount is estimated to equal $751,449. For each of the other named executive officers, his estimated tax reimbursement amounts under the Gross Up Plan shown in this table assumes that his severance payments and/or equity payments would be viewed as reasonable compensation (under Section 280G of the Code) for his existing restrictive covenant arrangements in an amount equal to at least the sum of his base salary plus target annual bonus. If these named executive officers’ non-competition covenants do not have this estimated value, the tax reimbursement amounts of Messrs. Helgeson, Veenhof, Simpson and Kenyon would be estimated to equal $3,108,047, $2,066,587 and $1,408,300, respectively.
(7)

Other—Includes accrued and payable dividend equivalent payments related to Company RSUs and Company PSUs and assuming declaration and payment by the Company of a quarterly dividend for the third quarter of 2021 in the amount of $0.08 per share and a merger effective as of the assumed effective time.

•

Based on the assumptions described in the section entitled “—Certain Assumptions” beginning on page 65, (i) the estimated aggregate amounts that would become payable to the Company’s five executive officers who are not named executive officers in respect of their unvested Company equity awards is as follows: unvested Company Stock Options—$3.16 million; unvested Company RSUs—$3.71 million; and unvested Company PSUs—$4.69 million; and (ii) the estimated aggregate amount that would become payable to the Company’s chairman of the Board and non-employee directors in respect of their unconverted vested and unvested equity awards is as follows: unconverted vested Company RSUs—$11.31 million and unvested Company RSUs—$1.81 million.

Director and Officer Indemnification and Insurance

The merger agreement provides that, for a period of not less than six years after the effective time of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless each former and present director or officer of the Company or any of its subsidiaries with respect to acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger to the fullest extent permitted by law and as provided in the respective organizational documents of the Company or its subsidiaries or any indemnification agreement in effect as of the date of the merger agreement (including advancing attorneys’ fees and expenses to the fullest extent permitted by law upon receipt, if required by applicable law, the organizational documents of the Company or its subsidiaries or any applicable indemnification agreement in effect as of the date of the merger agreement, of a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that such person is not permitted to be indemnified under applicable law, organizational documents or indemnification agreement).

The merger agreement also provides that a “tail” directors’ and officers’ liability insurance policy will be purchased prior to the effective time of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of the Company and its subsidiaries prior to the effective time of the merger, on terms, conditions, retentions and levels of coverage at least as favorable as the Company’s current policy. The “tail” policy will cover a period of at least six years following the effective time of the merger; however, the company is not permitted to obtain any policy with an aggregate or total premium amount exceeding 350% of the amount per annum the Company paid in its last full fiscal year.

For additional information, see the section entitled “The Agreement and Plan of Merger—Indemnification; Directors’ and Officers’ Insurance” beginning on page 100.

Compensation Arrangements with Parent

As of the date of this Proxy Statement, none of the Company’s executive officers have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent, the surviving corporation or one or more of their affiliates. Prior to, or following the closing of the merger, however, some or all of the Company’s executive officers may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the surviving corporation).

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the Company’s equity interests will be beneficially owned by Parent, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will automatically be canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.25 per share, in cash, without interest, less any required withholding taxes.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “—Interests of Directors and Executive Officers in the Merger” beginning on page 65, and “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 86.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “CVA”. Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company, to the extent that such provisions apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be (i) registered under the Exchange Act and (ii) listed and traded on the NYSE. Holders of shares of Company common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $81.3 million. If either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company will be required to reimburse Parent, Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to $6 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees; Limitations of Liability” beginning on page 108.

In the event the merger agreement is terminated as a result of (i) a Parent breach termination, (ii) a financing failure termination or (iii) an end date termination and, at such time, the Company could have terminated the merger agreement pursuant to clause (i) or (ii) above, then, in each case, the Company will be entitled to receive from Parent payment of a reverse termination fee of $162.6 million, as described in the section entitled “—Expenses; Termination Fees; Limitations of Liability” beginning on page 108. In the event that the merger agreement is terminated under circumstances in which the reverse termination fee is payable to the Company, then, subject to the Company’s right to obtain specific performance to the extent permitted under the merger agreement, payment of the reverse termination fee and, if applicable, the enforcement expenses, will be the sole and exclusive remedy of the Company against Parent and Merger Sub (including in the event of fraud or willful breach by Parent or Merger Sub). The maximum aggregate liability of Parent and Merger Sub under the merger agreement in the event Parent or Merger Sub fails to consummate the transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation or warranty in the merger agreement (including in the event of fraud or willful breach) shall not exceed an aggregate amount greater than the sum of (A) the amount of the reverse termination fee and (B) $7 million.

Financing of the Merger

Parent estimates that the total amount required to complete the merger and the related transactions and to pay related fees and expenses will be approximately $5,178.0 million. Parent expects this amount to be funded through a combination of the following:

•

Debt Financing. Debt financing in an aggregate principal amount of (i) up to $3,000.0 million consisting of (a) senior secured term loan facilities in an aggregate principal amount equal to $1,375.0 million (which consist of a $1,275.0 million term loan B facility, which includes a backstop delayed draw term sub-facility in an aggregate principal amount equal to $400.0 million, and a term loan C sub-facility in an aggregate principal amount equal to $100.0 million for purpose of cash collateralizing existing letters of credit) and (b) a senior unsecured bridge facility in an aggregate principal amount equal to $1,625.0 million (including a backstop delayed draw bridge sub-facility in an aggregate principal amount equal to $1,100.0 million) and (ii) up to $440.0 million of revolving credit facility, which we collectively refer to as the “debt financing”.

•

Equity Financing. Equity financing to be provided by the EQT Investors (which we refer to as the “equity financing sources”, when acting in such capacities), in an aggregate amount of up to approximately $2,178.0 million to be funded at the closing of merger, which we refer to as the “equity financing”.

Debt Financing

Merger Sub has entered into a commitment letter dated July 14, 2021, which we refer to as the “debt commitment letter”, with Barclays Bank Plc, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, The Toronto Dominion Bank, New York Branch, TD Securities (USA) LLC, BNP Paribas, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Royal Bank of Canada, RBC Capital Markets, Citigroup Global Markets Inc., Stifel Bank & Trust, Stifel, Nicolaus & Company, Incorporated, MUFG Union Bank, N.A., Fifth Third Bank, National Association, and Citizens Bank, N.A. Pursuant to the debt commitment letter, the lenders have committed to provide (i) senior secured term loan facilities in an aggregate principal amount equal to $1,500.0 million (including a backstop delayed draw term sub-facility in an aggregate principal amount equal to $400.0 million and a sub-facility facility for the purpose of cash collateralizing existing letters of credit in an aggregate principal amount equal to $100.0 million), (ii) a senior unsecured bridge facility in an aggregate principal amount equal to $1,500.0 million (including a backstop delayed draw bridge sub-facility in an aggregate principal amount equal to $1,100.0 million), and (iii) a revolving credit facility in an aggregate principal amount equal to $440.0 million. Subject to the terms of the debt commitment letter, Merger Sub or the Company has the option to reallocate a portion of the commitments of the unsecured bridge facility to the senior secured term loan facility or vice versa. The backstop delayed draw term loan sub-facility and the backstop delayed draw bridge sub-facility are expected to fund the repurchase price of any change of control offer required to be made under the indentures governing the Company’s existing debt securities.

The proceeds of the debt financing are expected to be used (i) to finance, in part, the payment of the amounts payable under the merger agreement, (ii) to repay the existing term loans and revolving loans of the Company, (iii) to repurchase any existing debt securities of the Company that have been tendered pursuant to a change of control offer as required under the applicable indenture or similar tender offer and (iv) to pay related fees and expenses. Such proceeds may also be used to redeem, at Parent’s sole option, the Company’s existing debt securities. Under the debt commitment letter, the Company is not obligated to redeem, repurchase or otherwise refinance the Company’s existing debt securities (other than the Company’s 5.875% Senior Notes due 2025), which may remain outstanding following the consummation of the merger. The Company has the right to reduce the amount of the term loan and bridge facilities for any reason, including because the amount of the term loan and bridge commitments exceed the amount of the existing debt securities that will be required to be redeemed pursuant to a change of control offer as required under the applicable indenture or similar tender offer. Proceeds from loans under the revolving credit facility may be used for general corporate purposes.

Equity Financing

In connection with the execution of the merger agreement, the EQT Investors have committed to capitalize Parent, on the date of closing of the merger, with an aggregate equity investment of up to $2,178.0 million, subject to the terms and conditions set forth in the equity commitment letter, dated as of July 14, 2021, which we refer to as the “equity commitment letter”. Funding of the equity financing at the closing of the merger is subject to the conditions provided in the equity commitment letter, which include: (i) the satisfaction or waiver, on or before the closing of the merger, of all of the conditions precedent to Parent’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which must be capable of being satisfied and be satisfied at the closing of the merger) and (ii) the prior or substantially concurrent receipt by Parent of the proceeds of the debt financing.

In addition, pursuant to the equity commitment letter, the EQT Investors have committed to provide funds to Parent for the purpose of (i) reimbursing the Company for certain expenses incurred with respect to the debt financing (which reimbursement amount is capped at $2 million) and (ii) paying the reverse termination fee if the merger agreement is terminated by the Company under certain specified circumstances, in each case, if such expenses and fees become payable under the merger agreement. For additional information regarding the reverse termination fee, please refer to the section entitled “The Agreement and Plan of Merger—Expenses; Termination

Fees; Limitations of Liability” beginning on page 108. The obligation of the EQT Investors under the equity commitment letter with respect to the reverse termination fee is subject to an aggregate cap equal to the amount of $167.6 million, including certain costs and expenses of enforcement, if applicable.

The equity commitment letter and the EQT Investors’ obligation to fund all or any portion of the equity financing, reimbursement of the Company’s expenses or the reverse termination fee as set out in the equity commitment letter will terminate automatically and immediately on the first to occur of (i) the consummation of the closing of the merger, (ii) the assertion, directly or indirectly, by the Company or its subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, affiliates or representatives of any claim against the EQT Investors, Parent, Merger Sub, the debt financing source parties or any of their respective affiliates and any of their respective, former, current or future stockholders, directors, officers, employees, affiliates or representatives with respect to the equity commitment letter, the merger agreement, the debt commitment letter or any of the transactions contemplated thereby, other than any claim by the Company (x) against Parent or Merger Sub under and in accordance with the merger agreement, (y) to enforce its rights under the confidentiality agreement or (z) to enforce its rights under the equity commitment letter and (iii) the date on which the merger agreement is terminated in accordance with its terms (provided that if the merger agreement is terminated under certain circumstances, such date shall be the date that is 90 days after the date the merger agreement is terminated), so long as on such date the Company does not have any proceeding pending before a court of competent jurisdiction to seek specific performance of Parent’s obligation to cause the equity financing to be funded to Parent in accordance with the merger agreement and/or to seek payment of any amounts payable by Parent pursuant to the merger agreement, in which case the equity commitment letter will terminate upon the earlier of (1) the consummation of the closing of the merger or (2) a final, non-appealable resolution of such proceeding. Upon the valid termination of the equity commitment letter, the EQT Investors will not have any further obligations or liabilities under the equity commitment letter.

The Company is an express third-party beneficiary of the equity commitment letter for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the EQT Investors’ obligations to fund the equity commitment to Parent, among other reasons. For additional information regarding the Company’s remedies under the merger agreement, please refer to the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 110.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case, as defined below) of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service, which we refer to as the “IRS”, or the courts and, therefore, could be subject to challenge, which could be sustained. This summary does not address the tax consequences of any transaction other than the merger, including transactions occurring before, after, or at the same time as the merger (whether or not such transactions are in connection with the merger).

This discussion applies only to holders of Company common stock that hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, governmental organizations and their controlled entities, holders whose functional currency is not the U.S. dollar, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who own an equity interest, actually or constructively, in Parent or the surviving corporation following the merger, holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DCGL or holders who acquired shares of Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Company common stock, the tax treatment of a partner in such partnership will depend on the status and activities of the partner and the partnership, and certain determinations made at the partner level. Any such entity and its partners or members should consult their own tax advisor regarding the tax consequences of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger.

Holders of shares of Company common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company common stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996, and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (A) the amount of any cash received (determined before the deduction of any applicable withholding taxes, including as described below in the sections titled “—Information Reporting and Backup Withholding” and “—FATCA”) and (B) the U.S. holder’s adjusted tax basis in such shares of Company common stock. Gain or loss must be determined separately for each block of shares of Company common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such block of shares of Company common stock is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

The Biden Administration has proposed that the long-term capital gains of certain non-corporate U.S. holders (generally, those with an adjusted gross income in excess of $1 million) be taxed at ordinary (and not preferential) rates. The Biden Administration proposes that the rate increase be effective currently. It is not possible to predict whether, or in what form, the Biden Administration’s proposal will be enacted into law or what the effective date of any such rate increase might be.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Company common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership (or a partner therein) for U.S. federal income tax purposes.

Subject to the discussions below in the sections titled “—Information Reporting and Backup Withholding” and “—FATCA”, the receipt of the merger consideration by non-U.S. holders in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States), in which event (A) the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis at graduated rates in substantially the same manner as if it were a U.S. holder and (B) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will generally be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company common stock, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

the Company is or has been a U.S. real property holding corporation (a “USRPHC”) as defined in Section 897 of the Code at any time during the shorter of (x) the five-year period ending on the date of the merger and (y) the non-U.S. holder’s holding period with respect to the shares of Company common stock and certain other conditions are satisfied. The Company believes that, as of the effective time of the merger, the Company will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Information Reporting and Backup Withholding

The receipt of the merger consideration by holders in exchange for shares of Company common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, or otherwise establish a basis for exemption from backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In general, a non-U.S. holder will not be subject to information reporting and backup withholding if the non-U.S. holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS

Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a trade or business in the United States), or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a non-U.S. holder resides or is established.

FATCA

Subject to the proposed U.S. Treasury regulations discussed below, under the U.S. tax rules known as the Foreign Account Tax Compliance Act (which we refer to as “FATCA”), a holder of Company common stock would generally be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of Company common stock for merger consideration pursuant to the merger if the holder is, or holds its Company common stock through, (i) a “foreign financial institution” that has not entered into and complied with an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments, or (ii) a “non-financial foreign entity” that fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, containing certain information regarding certain of its direct and indirect U.S. owners or certifying that it does not have any such owners, unless an exemption otherwise applies. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, certain of its direct and indirect U.S. owners. Notwithstanding the foregoing, proposed U.S. Treasury regulations have been issued that, if finalized, would provide for the repeal of the 30% withholding tax that would have otherwise applied to gross proceeds from a holder’s exchange of Company common stock for merger consideration pursuant to the merger. The preamble to the proposed U.S. Treasury regulations provides that taxpayers may rely upon this repeal until the issuance of final U.S. Treasury regulations. Holders of Company common stock should consult their own tax advisors on how these rules may apply to the receipt of the merger consideration by holders in exchange for shares of Company common stock pursuant to the merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on:

•

the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•

authorization from the Federal Energy Regulatory Commission (which we refer to as “FERC”) pursuant to Section 203 of the Federal Power Act of 1935, as amended, of the transactions contemplated by the merger agreement (we refer to this approval as the “FERC approval”);

•

issuance of an order by the New Jersey Department of Environmental Protection (which we refer to as the “NJDEP”) authorizing the transactions contemplated by the merger agreement pursuant to N.J.A.C. 7:26H-1 et seq. (we refer to this order as the “NJDEP approval”);

•

the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity (which we refer to as “CFIUS”) has concluded that none of the transactions contemplated by the merger agreement are “covered transactions” and not subject to review under Section 721 of the Defense Production Act of 1950, as amended, and all rules and regulations thereunder (which we refer to as the “DPA”), written notice from CFIUS that it has completed a review or investigation of the notification voluntarily provided under the DPA with respect to such transactions, or, if CFIUS has sent a report to the President of the United States requesting the President’s decision, (i) the President has announced a decision not to take any action to suspend or prohibit such transactions, or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period (which we refer to as the “CFIUS approval”);

•

consent from the Federal Communications Commission (which we refer to as the “FCC”) under the Communications Act of 1934, as amended, for the transfer of control over certain licenses held by the Company and its subsidiaries (we refer to these approvals as the “FCC consents”); and

•	the obtaining of approvals or clearances, or the expiration, termination or waiver of the waiting periods under the antitrust laws of Ireland (which we refer to as the “Irish consent”).

The Company and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”) on July 28, 2021, which triggered the start of the HSR Act waiting period. The HSR Act waiting period expired at 11:59 p.m. on August 27, 2021, thereby satisfying the condition. The application required for the NJDEP approval was filed on August 6, 2021 (we refer to this application as the “NJDEP application”). The application required for FERC approval was filed on August 11, 2021 (we refer to this application as the “FERC application”). The notification required for the Irish consent was filed on August 12, 2021 (we refer to this notification as the “Irish filing”). The Irish consent was obtained on August 30, 2021, thereby satisfying the condition. A draft voluntary notice was submitted to CFIUS on August 13, 2021 (we refer to this notice as the “draft CFIUS notice”). We anticipate that the filings required for the FCC consents (we refer to these filings as the “FCC filings”) will be made by the end of the third quarter or early in the fourth quarter of 2021.

In addition to the foregoing, Parent, the Company and/or Merger Sub are required under the merger agreement to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement with the SEC and the certificate of merger with the Secretary of State of the State of Delaware.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC, antitrust authorities outside the United States, United States state attorneys general or other governmental authorities could take action under applicable laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under certain circumstances.

While we believe that the Company and Parent will receive the requisite approvals and clearances for the merger, the Company and Parent may not obtain the regulatory consents necessary to consummate the merger. Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement and, in any event, prior to the end date.

In furtherance thereof, Parent will, and will cause its subsidiaries to, take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, including defending any legal proceedings challenging the consummation of the transactions contemplated by the merger agreement, except that, solely in connection with the CFIUS notice, Parent will not be required to take any action that would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

Other than the filings described above and certain actions required to be taken in connection with the Jones Act, neither the Company nor Parent is aware of any governmental or regulatory filings or consents required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing prior to the closing of the merger. If the parties discover that other filings, consents or waiting periods are necessary, then the parties will seek to make such other filings and obtain such other approvals.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger by the end of the fourth quarter of 2021. However, there can be no assurance that any antitrust or regulatory filings will be made, that any related waiting periods will expire or that any required governmental or regulatory consents will be obtained on a timely basis, if at all.

Litigation Related to the Merger

As of September 1, 2021, four lawsuits have been filed by purported Company stockholders against the Company and members of the Board related to the proposed merger. A complaint captioned O’Dell v. Covanta Holding Corporation, et al., Case No. 1:21-cv-7061, was filed in the United States District Court for the Southern District of New York on August 20, 2021. A complaint captioned Raul v. Covanta Holding Corporation, et al., Case No. 1:21-cv-07225, was filed in the United States District Court for the Southern District of New York on August 27, 2021. A complaint captioned Waterman v. Covanta Holding Corporation, et al., Case No. 1:21-cv-07245, was filed in the United States District Court for the Southern District of New York on August 27, 2021. A complaint captioned Colomberti v. Covanta Holding Corporation, et al., Case No. 1:21-cv-04859, was filed in the United States District Court for the Eastern District of New York on August 27, 2021. The complaints assert claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against the Company and the members of the Board alleging, among other things, that the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on August 18, 2021 was materially incomplete and misleading in various respects. Among other remedies, the plaintiffs in each of the foregoing actions seek injunctive relief preventing the consummation of the merger and money damages. The Company believes that the claims asserted in the complaints are without merit. It is possible and we are aware that additional lawsuits may be filed between the date of this proxy statement and the consummation of the merger against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 129.

The representations, warranties and covenants made in the merger agreement by and among the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue (subject to applicable materiality standards) due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in the Company’s periodic and current reports, this proxy statement and other documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Merger Sub on July 14, 2021, which we refer to as the “date of the merger agreement”.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a direct wholly owned subsidiary of Parent and a party to the merger agreement, will be merged with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Parent.

The certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by law. The bylaws of Merger Sub will be the bylaws of the surviving corporation, except the references to Merger Sub’s name will be replaced by references to “Covanta Holding Corporation”, until thereafter changed or amended as provided therein or by law.

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, until the earlier of their death, resignation, incapacity or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the effective time of the merger will become the initial officers of the surviving corporation, until the earlier of their death, resignation, incapacity or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing; Effective Time of the Merger

The closing of the merger will occur no later than the third business day following the date on which each of the conditions to the merger is satisfied or, to the extent permitted by law, waived (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions by the party entitled to waive such conditions), or such other date that is mutually agreed between Parent and the Company, provided that if the marketing period (as defined in the section entitled “—Marketing Period” beginning on page 84) has not ended as of such date, the closing of the merger will occur on the earlier of (i) a date during the marketing period specified by Parent in writing on no fewer than three business days’ notice to the Company and (ii) the third business day immediately following the last day of the marketing period, in each case, subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the merger (except for any conditions that by their nature can only be satisfied on the closing date of the merger, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions); provided, further, that the closing date of the merger will in no event occur prior to November 1, 2021 without Parent’s written consent. See the section entitled “—Conditions to the Merger” beginning on page 105, for further discussion of the conditions to the closing of the merger.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company agree and specify in the certificate of merger.

Parent and the Company currently expect to complete the merger by the end of the fourth quarter of 2021 (but no earlier than November 1, 2021), subject to receipt of the Company stockholder approval, regulatory approvals and the satisfaction or waiver of the other conditions to the closing of the merger.

Marketing Period

Pursuant to the merger agreement, the Company has agreed to provide Parent and Merger Sub with a marketing period to market its debt financing for the merger before being obligated to close the merger. For the purposes of the merger agreement, “marketing period” means the first period of 15 consecutive business days (subject to certain customary blackout dates) after the date of the merger agreement throughout and on the last day of which (i) Parent has received certain specified information about the Company, as more fully described in the merger agreement (we refer to such information as the “required information”) that is and remains compliant (as defined in the merger agreement), (ii) certain conditions to the closing of the merger (or, for any 15 consecutive business day period that commences on or after November 15, 2021, solely the closing condition relating to the Company stockholder approval) have been satisfied (except for any conditions that by their nature can only be satisfied on the closing date of the merger) and (iii) nothing has occurred and no condition exists that would cause any of such closing conditions to fail to be satisfied assuming the closing of the merger were scheduled for any day during such 15 consecutive business day period; provided that the marketing period will not be deemed to have commenced if, after the date of the merger agreement and prior to the completion of such 15 consecutive business day period, (a) Ernst & Young withdraws its audit opinion with respect to any of the Company’s audited financial statements included in the required information, in which case the marketing period will not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (b) the Company publicly announces any intention to restate any financial statements included in the required information, in which case the marketing period will not commence unless and until such restatement has been completed and the applicable required information has been amended or the Company announces that it has concluded that no restatement will be required in accordance with GAAP. If at any time the Company reasonably believes in good faith that it has provided the required information to Parent, that such required information is compliant and that the marketing period has commenced, it may deliver to Parent written notice to that effect, in which case the marketing period will commence on the date of such notice unless Parent, in good faith, reasonably believes the marketing period has not commenced and within two business days after the receipt of such notice from the Company delivers a written notice to the Company to that effect (provided that the delivery of such written notice will not prejudice the Company’s right to assert that the required information which is compliant has in fact been delivered and the marketing period has commenced).

Effects of the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Company common stock (other than the excluded shares) will automatically be canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.25 per share, in cash, without interest, less any required withholding taxes.

Exchange of Certificates

At or immediately prior to the effective time of the merger, Parent will provide or cause to be provided to a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “exchange agent”) an amount of cash necessary to pay the aggregate merger consideration payable to the holders of Company common stock.

If you hold your shares of Company common stock in certificated form, as soon as reasonably practicable after the effective time of the merger, and in any event not later than the fifth business day following the closing of the merger, Parent will instruct the exchange agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may surrender your Company common stock certificates in exchange for the merger consideration to which you are entitled. Upon surrender of Company common stock certificates, together with the duly completed and validly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, to the exchange agent for cancelation in accordance with the instructions provided to you by the exchange agent, you will be entitled to receive from the exchange agent an amount of cash equal to the number of shares of Company common stock previously represented by the Company common stock certificates so-surrendered by you multiplied by the merger consideration, and the Company common stock certificates so-surrendered by you will be canceled. Until surrendered as contemplated by this paragraph, each Company common stock certificate will be deemed after the effective time of the merger to represent only the right to receive merger consideration. No interest will be paid or accrue on any cash payable upon surrender of any Company common stock certificate. If you hold your shares of Company common stock in book-entry form, you will not be required to deliver an executed letter of transmittal and, upon the effective time of the merger, you will automatically be entitled to receive, and Parent will cause the exchange agent to pay and deliver as promptly as practicable after the effective time of the merger, an amount of cash equal to the merger consideration multiplied by the number of shares of Company common stock previously represented by such book-entry shares, and such book-entry shares will be canceled. No interest will be paid or accrue on any cash payable upon conversion of any book-entry shares.

If you hold your shares of Company common stock in certificated form, you should not forward your stock certificates to the exchange agent without a duly executed letter of transmittal, and you should not return your certificates with the enclosed proxy card.

Each of the exchange agent, Parent, the Company, Merger Sub, surviving corporation and any other applicable withholding agent (as applicable) will be entitled to deduct and withhold from the merger consideration any amount required to be deducted or withheld from the merger consideration by law with respect of taxes.

Lost, Stolen or Destroyed Certificates

If any of your Company common stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit (in form and substance reasonably acceptable to Parent) of that fact and, if required by Parent or the exchange agent, post a bond in reasonable and customary amount as indemnity against any claim that may be made against Parent, the exchange agent or the surviving corporation with respect to such Company common stock certificates. Upon the provision of such affidavit and the posting of such bond, the exchange agent will pay you the applicable merger consideration in exchange for your lost, stolen or destroyed Company common stock certificates.

Treatment of Company Equity Awards

Company Stock Options

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of Company stock options, effective as of immediately prior to the effective time of the merger:

•	each outstanding and unexercised Company stock option (whether vested or unvested) will automatically be canceled; and

•

each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a lump-sum cash payment of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option, without interest and subject to all applicable tax withholding.

If any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration and will have no further force and effect.

Restricted Stock Units

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the Company RSU, as of immediately prior to the effective time of the merger:

•	each outstanding Company RSU (whether vested or unvested) will automatically be canceled; and

•

each holder of any such canceled Company RSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company RSU, a lump-sum cash payment of an amount equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration, without interest and subject to all applicable tax withholding, plus (b) all accrued but unpaid dividend equivalents.

Performance Stock Units

The merger agreement provides that, unless otherwise agreed between Parent and the relevant holder of the Company PSU, effective as of immediately prior to the effective time of the merger, each outstanding and unvested Company PSU will be:

•

deemed to be earned and vest based on actual performance through the latest practicable date prior to the closing of the merger, which level of actual performance will be determined in good faith by the Company at or before the closing of the merger, and be canceled; and

•

each holder of any such vested Company PSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such vested Company PSU, a lump-sum cash payment, without interest and subject to all applicable tax withholding, of an amount equal to (a) the product of (i) the total number of shares of Company common stock underlying each such canceled vested Company PSU and (ii) the merger consideration, plus (b) all accrued but unpaid dividend equivalents.

Company Restricted Stock

The merger agreement provides that, unless otherwise agreed between Parent and the holder of Company Restricted Stock, effective as of immediately prior to the effective time of the merger, each share of Company Restricted Stock that is outstanding immediately prior to the effective time of the merger shall automatically vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Company Restricted Stock shall lapse, and each such share of Company Restricted Stock will be treated such that (i) all Company Restricted Stock will be automatically canceled and (ii) be converted into the right to receive the merger consideration; provided that any payment in respect of Company Restricted Stock held by an employee (or other person subject to compensatory withholding) will be paid through the surviving corporation’s regular payroll process and subject to all applicable withholding.

2022 Awards

If the effective time does not occur by March 1, 2022 (or the date of the Company’s 2022 annual stockholder meeting, in the case of non-employee directors), then Parent and the Company have agreed that, solely with respect to annual awards of Company RSUs or Company PSUs (or only Company RSUs to non-employee directors) granted in 2022 prior to the effective time, such awards will vest pro rata upon the effective time, based on service of the relevant holder from January 1, 2022 through the effective date of the merger (with any Company PSUs vesting based on deemed achievement of applicable performance targets), and the remaining and unvested portion of such awards being forfeited effective as of the effective time.

Payment and Timing of Payment

Parent will cause the surviving corporation to make any payments required to be made in respect of the Company equity awards (subject to any tax withholding), promptly after the effective time of the merger through, to the extent applicable, the regular payroll process of the surviving corporation, but in no event later than thirty days following the effective time. However, to the extent any payment in respect of the Company equity awards would cause an impermissible acceleration event under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company equity plan that would neither cause an impermissible acceleration event nor trigger a tax or penalty under Section 409A of the Code.

Appraisal Rights

Shares of Company common stock that are issued and outstanding immediately before the effective time of the merger and that are held by any person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but rather the holders of such shares, which we refer to as “appraisal shares”, will be entitled to payment by the surviving corporation of the fair value of such appraisal shares in accordance with Section 262 of the DGCL. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then such holder’s right to be paid the fair value of such holder’s appraisal shares will cease and such holder’s appraisal shares will be deemed to have been canceled and converted, at the effective time of the merger, into the right to receive, and to have become exchangeable solely for, the merger consideration, without interest less applicable withholding taxes.

The Company will give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company common stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands received by the Company, in each case, that are served pursuant to Section 262 of DGCL. Prior to the effective time of the merger, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or agree to do any of the foregoing. Parent will have the right to participate in and direct all negotiations and proceedings with respect to appraisal demands.

Adjustments

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Company common stock are changed into a different number or class of shares by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon is declared with a record date within such period, then the merger consideration and any other similarly dependent items will be appropriately and equitably adjusted, without duplication.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by the Company to Parent and Merger Sub in connection with the merger agreement. Each of Parent, Merger Sub and the Company has made representations and warranties regarding, among other things:

•	organization, standing and power;

•	authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	board recommendation and approval;

•	governmental consents, approvals and filings required in connection with the transactions contemplated by the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

•	requisite stockholder approval;

•	this proxy statement and the accuracy of information supplied for the purpose of being included herein;

•	absence of certain legal proceedings; and

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

The Company has made additional representations and warranties regarding, among other things:

•	capitalization of the Company;

•	ownership of the Company’s subsidiaries and certain other entities;

•	SEC filings, financial statements, undisclosed liabilities and internal controls;

•	conduct of the Company’s business since March 31, 2021 through the date of the merger agreement;

•	absence of any event, change, development or occurrence that has had a Company material adverse effect (as defined below) since March 31, 2021;

•	compliance with applicable laws and governmental authorizations;

•	real property matters;

•	intellectual property, privacy and data security, and information technology matters;

•	tax matters;

•	employee benefits matters and ERISA compliance;

•	employee and labor matters;

•	environmental matters;

•	material contracts;

•	opinion of the Company’s financial advisor;

•	absence of any anti-takeover statutes applying to the merger;

•	anti-corruption and anti-bribery matters;

•	insurance matters;

•	regulatory status; and

•	related-party transactions.

Parent and Merger Sub have made additional representations and warranties regarding, among other things:

•	Merger Sub’s operations;

•

the financing of the merger consideration, including the enforceability of the executed equity commitment and debt commitment letter and the sufficiency of the proceeds to be disbursed under the commitment letters, together with other sources of financing available to Parent, to pay the aggregate merger consideration and the other amounts payable under the merger agreement;

•	ownership of Company common stock;

•	absence of certain agreements; and

•	the Company’s solvency following the effective time of the merger.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches), are often qualified by a “materiality” qualification or a “Company material adverse effect” qualification (as discussed below) and are qualified by confidential disclosures made by the Company to Parent and Merger Sub in connection with the merger agreement.

For purposes of the merger agreement, a “Company material adverse effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of:

•

general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates;

•	changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its subsidiaries operates;

•

outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

•

any epidemics, pandemics or other disease outbreaks (including COVID-19), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement, and any governmental or industry responses thereto, including any actions taken in response to or as a result of COVID-19, whether in place currently or adopted or modified after the date of the merger agreement, including any quarantine, “shelter in place”, “stay at home”, furlough, workforce reduction, social distancing, closure, sequester, safety or other law, response, guideline, directive or recommendation (collectively, “COVID-19 measures”);

•

any failure by the Company or its subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations;

•	the downgrade in rating of any debt or debt securities of the Company or any of its subsidiaries;

•

changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law (including COVID-19 measures) applicable to the operation of the business of the Company or any of its subsidiaries;

•

the taking of any action required by, or the failure to take any action prohibited by the merger agreement, including any action expressly prohibited by the covenants regarding the conduct of the business by the Company in the merger agreement;

•	the taking of any action or refraining from taking any action at Parent or Merger Sub’s written request;

•	any change in the market price or trading volume of the Company’s securities;

•

the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby, or the public announcement or pendency of the merger agreement or the merger, including any resulting (i) loss or departure of officers or other employees of the Company or any of its subsidiaries or (ii) termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors, lenders, other business partners, employees or regulators, provided that this bullet of Company material adverse effect does not apply to representations or warranties in the merger agreement with respect to non-contravention of the Company regarding existing consents or approvals, among other things, and a limited number of employment-related matters relating to, among other things, severance pay, unemployment compensation (including compensation or benefits vesting) and forgiveness of indebtedness payable in connection with the merger, to the extent the purpose of such representation or warranty is to address the consequences resulting from the merger agreement or the consummation of the transactions contemplated thereby; and

•

any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws solely in connection with the merger.

However, with respect to the matters described in the first four bullets and the seventh bullet above, such effect, change, condition, fact, development, occurrence or event may be taken into account in determining whether or not there has been a Company material adverse effect to the extent such effect, change, condition, fact, development, occurrence or event has a disproportionate impact on the Company and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the industry in which the Company and its subsidiaries operate. In addition, with respect to the effects described in the fifth, sixth and tenth bullets above, any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such event may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company material adverse effect, to the extent not otherwise excluded in the definition of Company material adverse effect.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier to occur of the effective time of the merger and the termination of the merger agreement. In general, except as (i) expressly permitted or required by the merger agreement, (ii) previously disclosed in writing by the Company, (iii) the Company determines, in good faith, may be necessary or advisable in connection with any COVID-19 measure, (iv) consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or (v) required by applicable law, the Company will, and will cause each of its subsidiaries to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business and preserve in all material respects its present relationships with key customers, suppliers, employees and other persons with which it has material business relations.

In addition, without limiting the generality of the foregoing, from the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, except as (i) expressly permitted or required by the merger agreement, (ii) previously disclosed in writing by the Company, (iii) consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or (iv) required by applicable law, the Company will not, nor will it permit any of its subsidiaries to:

•

amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned subsidiary of the Company that would not prevent, materially delay or materially impair the consummation of the merger or the transactions contemplated by the merger agreement);

•

split, combine or reclassify any shares of capital stock of the Company or any of its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company securities or any Company subsidiary securities, other than redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company stock options with Company stock and to satisfy tax withholding obligations in connection with the exercise of Company stock options or the vesting or settlement of Company Restricted Stock, Company RSUs or Company PSUs, that are outstanding on the date of the merger agreement in accordance with the applicable terms thereof on the date of the merger agreement or subsequently granted to the extent permitted by the terms of the merger agreement;

•

issue, pledge, deliver or sell, or authorize the issuance, pledge, delivery or sale of, any shares of any Company securities or Company subsidiary securities, other than (i) with respect to the grant of Company Equity Awards to employees and directors of the Company and its subsidiaries as set forth in the disclosure letter given by the Company to Parent under the merger agreement, (ii) the issuance of any shares of Company stock upon the exercise of Company stock options or the settlement of Company RSUs and Company PSUs that are outstanding on the date of the merger agreement in accordance with the applicable terms thereof on the date of the merger agreement and (iii) issuances of securities of the Company’s subsidiaries to the Company or to wholly owned subsidiaries of the Company;

•	amend any term of any Company security or security of a subsidiary of the Company (in each case, whether by merger, consolidation or otherwise);

•

establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company securities or securities of a subsidiary of the Company, other than dividends (i) paid by any wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company or (ii) set forth in the disclosure letter given by the Company to Parent under the merger agreement (which permits the Company to pay up to four quarterly dividends in an amount not to exceed $0.08 per share for each such dividend, to be declared consistent with the Company’s past practice (including with respect to declaration and payment dates));

•

make or commit to any capital expenditures in excess of $10,000,000 individually or $50,000,000 in the aggregate, except in the ordinary course of business or pursuant to the Company’s annual capital expenditures budget made available to Parent;

•

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any person or any division or assets with a value or purchase price in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than (i) acquisitions pursuant to contracts in effect as of the date of the merger agreement and (ii) purchases of assets that do not constitute a business in the ordinary course of business;

•

sell, assign, license, lease or otherwise transfer or create any lien (other than those permitted under the merger agreement) on any material asset of the Company or its subsidiary, other than in the ordinary course of business;

•

incur, issue or amend in any material respect the terms of, any indebtedness for borrowed money or guarantees (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), other than incurring or issuing any (i) intercompany indebtedness, (ii) indebtedness under the Company’s existing credit facility (provided that, as of any time, the aggregate amount of indebtedness under such credit facility does not exceed the amount set forth in the disclosure letter given by the Company to Parent under the merger agreement) and (iii) trade payables, letters of credit, parent guarantees and similar arrangements entered into in the ordinary course of business;

•

optionally prepay, or reduce the commitments of, any indebtedness set forth in the disclosure letter given by the Company to Parent under the merger agreement, including the exercising of any consent rights in connection with any proposed optional prepayment or commitment reduction;

•

other than in the ordinary course of business (including renewals or extensions consistent with the terms thereof or on improved terms), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any material contract or real property lease, (ii) enter into any contract that would be a material contract or a real property lease if in existence on the date of the merger agreement or (iii) waive, release or assign any material rights, claim or benefits under any material contract or real property lease; provided that in no event will the Company or any of its subsidiaries be permitted to (a) modify or amend certain material contracts (“specified contracts”) to the extent such modification or amendment would be adverse in any material respect to the Company and its subsidiaries, taken as a whole, (b) terminate any specified contract (excluding terminations upon expiration of the term thereof in accordance with the terms thereof), (c) enter into any contract that would be a specified contract if in existence on the date of the merger agreement, or (d) waive, release or assign any material rights, claims or benefits under any specified contract;

•

other than as required by applicable law or the existing terms of any Company employee benefit plan or a collective bargaining agreement in effect on the date of the merger agreement, (i) grant or commit to grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any current or former director, officer, employee, independent contractor or individual service provider of the Company or any of its subsidiaries (other than in connection with a promotion, increase in duties or new hire on terms provided to similarly-situated employees, in each case, in the ordinary course of business consistent with past practice), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt, terminate, materially modify or materially amend any Company plan or any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement (that would be a Company plan if in effect on the date of the merger agreement), (iv) except as otherwise permitted by the merger agreement, grant or commit to grant or amend any equity or equity-based awards, (v) increase compensation, bonus or other benefits payable to any current or former director, officer, employee, independent contractor or individual service provider of the Company or any of its subsidiaries other than increases in the ordinary course of business consistent with past practice for individuals with an annual base salary or base compensation of less than $200,000, (vi) hire or terminate (other than for “cause”) any officer, employee, independent contractor or individual service provider with an annual base salary or base compensation of more than $200,000 or (vii) take any action to accelerate the vesting, funding or payment date of any material compensation or benefits (including any Company equity awards);

•

negotiate, modify, extend or enter into any collective bargaining agreement, other than renewals, replacements, extensions or amendments of collective bargaining agreements in the ordinary course of business or as required by applicable law or pursuant to the existing terms thereof or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its subsidiaries, except as required by applicable law;

•	change the Company’s methods of financial accounting, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any governmental authority or applicable law;

•

(i) materially change any method of tax accounting, except as required by applicable law, (ii) make or change any material election with respect to taxes, (iii) amend any federal income or other tax return in a manner that would materially increase the taxes of the Company and its subsidiaries, (iv) agree or settle any claim or assessment in respect of a material amount of taxes, excluding for these purposes any agreement or settlement relating to a tax item to the extent that such agreement or settlement does not materially exceed the reserves for such tax item on the Company balance sheet, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of taxes, (vi) surrender any right to a material refund of taxes or (vii) extend or waive the statute of limitations period applicable to any material tax or tax return;

•

adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material subsidiary of the Company;

•

settle, release, waive compromise or offer or propose to settle, release, waive or compromise any pending or threatened proceeding involving or against the Company or any of its subsidiaries in excess of $2,500,000 (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company);

•

knowingly take or fail to take any action that would reasonably be expected to result in the cancellation or revocation of certain regulatory authorizations of the Company’s subsidiaries and that would be reasonably expected to be material to the Company and its subsidiaries, taken as a whole; or

•	agree, resolve or commit to do any of the foregoing actions.

Restrictions on Solicitation of Company Acquisition Proposals

From and after July 14, 2021 until the earlier to occur of the effective time of the merger and the termination of the merger agreement in accordance with its terms:

•

the Company is required to, and to cause each of its subsidiaries and their respective directors, officers and employees to, and to cause its and their respective other representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any third party with respect to a Company acquisition proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal; and

•

the Company is required to promptly (and in any event within three business days of the date of the merger agreement) request in writing that each third party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy, in accordance with the terms of such confidentiality agreement, all non-public information previously furnished or made available to such third party or any of its representatives by or on behalf of the Company or its representatives.

In addition, the Company has agreed, subject to the terms of the merger agreement, that from and after July 14, 2021 until the earlier to occur of the effective time of the merger and the termination of the merger agreement in accordance with its terms it will not, and will cause each of its subsidiaries and its and their respective directors, officers and employees not to, and will not permit its and their respective other representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage any Company acquisition proposal, inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

participate in any negotiations or discussions regarding, or furnish to any third party (other than Parent, its affiliates and their respective representatives) any nonpublic information relating to the Company and its subsidiaries, or provide access to the properties or personnel of the Company and its subsidiaries, in each case, in connection with any Company acquisition proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

approve or recommend, or make any public statement approving or recommending, a Company acquisition proposal or any proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

grant any waiver, amendment or release under any “standstill” or confidentiality agreement (unless the Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law);

•

approve or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement that constitutes a Company acquisition proposal or any proposal or offer which could reasonably be expected to lead to a Company acquisition proposal (each, an “alternative acquisition agreement”), subject to certain exceptions set forth in the merger agreement;

•	submit any Company acquisition proposal to a vote of the stockholders of the Company; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the foregoing limitations, but subject to compliance with the other terms of the merger agreement, if, after the date of the merger agreement and prior to the time the Company stockholder approval is obtained, the Company receives a bona fide Company acquisition proposal that did not result from a material breach of the Company’s non-solicitation obligations under the merger agreement and that the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or would reasonably be expected to lead to a superior proposal and (ii) failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may, in response to such Company acquisition proposal, furnish nonpublic information relating to the Company and its subsidiaries to the person or group (or any of their representatives) making such Company acquisition proposal and engage in discussions or negotiations with such person or group and their representatives regarding such Company acquisition proposal. Prior to furnishing any nonpublic information relating to the Company and its subsidiaries to the person or group making such Company acquisition proposal or to their respective representatives, the Company is required to enter into an acceptable confidentiality agreement with such person or group. Promptly, but not more than 48 hours after furnishing such nonpublic information to such person, the Company is required to furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its representatives).

Notwithstanding anything to the contrary contained in the merger agreement, the Company and its subsidiaries and representatives may in any event (i) seek to clarify the terms and conditions of any bona fide Company acquisition proposal that did not result from a material breach of the Company’s non-solicitation obligations under the merger agreement solely to determine whether such Company acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, (ii) permit a person to request a waiver of a “standstill” or similar obligation and grant such a waiver, subject to certain limitations, and (iii) inform a person or group that has made a Company acquisition proposal of Company’s non-solicitation obligations under the merger agreement.

The Company will promptly, and in any event within one business day, notify Parent after receipt of any Company acquisition proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company acquisition proposal or any inquiry or request for nonpublic information relating to the Company and its subsidiaries by any third party who has made or could reasonably be expected to make a Company acquisition proposal. Such notice shall indicate the identity of the third party who has made or could reasonably be expected to make a Company acquisition proposal and include a copy of any written documents or agreements delivered to the Company or its representatives in connection with such inquiry, proposal or offer (or, if not delivered in writing, a summary of the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request). Thereafter, the Company will keep Parent reasonably informed, on a prompt basis (and in any event, within one business day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company or its representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)).

Parent is entitled to customary notice and matching rights before the Company enters into any alternative acquisition agreement, which are described in the section “—Obligation of the Board with Respect to Its Recommendation” beginning on page 96.

“Company acquisition proposal” means any offer, proposal or indication of interest (whether or not in writing) from any person (other than Parent and its subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) of persons relating to or involving, whether in a single transaction or series of related transactions:

•

any direct or indirect purchase or other acquisition by any person or “group” of persons, whether from the Company or any other person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing more than 15% of the outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated, would result in such person or “group” of persons beneficially owning securities representing more than 15% of the outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

•

any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its subsidiaries that constitute or account for 15% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its subsidiaries and a person or “group” pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity or voting securities or less than 85% of the voting power in the surviving or resulting entity of such transaction immediately following such transaction; or

•	any combination of the foregoing.

“superior proposal” means a Company acquisition proposal from any person (other than Parent and its subsidiaries) (with all references to “15% or more” in the definition of Company acquisition proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company acquisition proposal being deemed to reference “less than 50%”) which the Board has determined in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and is more favorable, from a financial point of view, to the stockholders of the Company than the transactions contemplated by the merger agreement after taking into account all factors that the Board deems relevant, including all financing, legal and regulatory aspects of such Company acquisition proposal and including the identity of the person making such Company acquisition proposal, and taking into account any changes to the terms of the merger agreement proposed by Parent to the Company in response to such Company acquisition proposal in accordance with the merger agreement.

Obligation of the Board with Respect to Its Recommendation

Company Board Recommendation

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. Except as described below, the Company has agreed that (i) this proxy statement will include the recommendation of the Board to the Company’s stockholders that they approve the merger and adopt the merger agreement (the “Company Board recommendation”) and (ii) neither the Board nor any committee thereof will:

•

withdraw, withhold, amend, change, modify or qualify, or otherwise propose publicly to withdraw, withhold, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board recommendation, or make any public statement that is inconsistent with the Company Board recommendation;

•	fail to make the Company Board recommendation in this proxy statement;

•	adopt, approve or recommend, or otherwise propose publicly to adopt, approve or recommend, any Company acquisition proposal; or

•

if a Company acquisition proposal has been publicly disclosed, fail to publicly recommend against such Company acquisition proposal or to reaffirm the Company Board recommendation, in each case, within ten business days (or such fewer number of days as remains prior to the special meeting) after Parent’s request in accordance with the terms of the merger agreement (together with the foregoing bullets, a “Company adverse recommendation change”).

Company Adverse Recommendation Change Permitted in Certain Circumstances

Prior to the time the Company stockholder approval is obtained, the Board may make a Company adverse recommendation change in response to a superior proposal or an intervening event in the following circumstances:

•

If the Company receives a bona fide Company acquisition proposal that did not result from a material breach of the of the Company’s non-solicitation obligations under the merger agreement described in the section entitled “—Restrictions on Solicitation of Company Acquisition Proposals” and such proposal is not withdrawn prior to such Company adverse recommendation change, and the Board concludes in good faith, (i) after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company acquisition proposal constitutes a superior proposal and (ii) after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company adverse recommendation change and terminate the merger agreement and concurrently pay the Company termination fee in order to enter into a definitive agreement in connection with such superior proposal, but only if:

•

the Board provides Parent at least five business days’ prior written notice of its determination to take such action, which notice must specify, in reasonable detail, the reasons for taking such action and the terms and conditions of such proposal, including a copy of any proposed definitive agreements relating to such proposal;

•

for five business days following delivery of such notice, the Board and its representatives negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent in response to such proposal (provided that any material revision, amendment, update or supplement to the terms of any Company acquisition proposal that is the basis for such proposed Company adverse recommendation change will require a new notice and the start of a new three-business-day period); and

•

at the end of such five- or three-business-day period, as applicable, the Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Parent) that (i) the Company acquisition proposal continues to be a superior proposal and (ii) the failure of the Board to make such a Company adverse recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws.

•

In response to an intervening event, if the Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company adverse recommendation change, but only if:

•

the Board provides Parent at least five business days’ prior written notice of its determination to take such action, which notice must specify, in reasonable detail, the reasons for taking such action and the details of such intervening event;

•

for five business days following delivery of such notice, the Board and its representatives negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent in response to such intervening event; and

•

at the end of such five-business-day period, the Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by

Parent) that (i) the intervening event continues to warrant a Company adverse recommendation change and (ii) the failure of the Board to make such a Company adverse recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws.

For the purposes of the merger agreement, “intervening event” means any event, condition, fact, occurrence, change or development that:

•	was not known to the Board as of the date of the merger agreement (or, if known, the consequences of which were not known or reasonably foreseeable);

•	becomes known to the Board prior to obtaining the Company stockholder approval; and

•

does not relate to (i) a Company acquisition proposal or superior proposal, or any inquiry, discussion, proposal, request or offer which constitutes, or could reasonably be expected to encourage or lead to, a Company acquisition proposal or superior proposal, (ii) the fact that the Company meets or exceeds any internal or published forecasts or projections for any period or (iii) changes after the date of the merger agreement in the market price or trading volume of shares of the Company common stock (provided that clauses (ii) and (iii) will not prevent or otherwise affect a determination that the underlying cause of any such event constitutes an intervening event).

Efforts to Obtain Required Stockholder Approval

The Company has agreed to hold its special meeting and, subject to the right of the Board to make a Company adverse recommendation change and the right of the Company to terminate the merger agreement, in each case pursuant to the terms of the merger agreement, to use its reasonable best efforts to solicit proxies in favor of the Company stockholder approval. Notwithstanding any Company adverse recommendation change, unless the merger agreement is validly terminated in accordance with its terms, the merger agreement will be submitted to the Company stockholders for the purpose of obtaining the Company stockholder approval. The Board has approved and adopted the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to the Company stockholders for their consideration and recommending that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Efforts to Complete the Merger

The merger agreement requires each of the Company and Parent to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement and, in any event, prior to the end date. Specifically, these actions include using reasonable best efforts to:

•

prepare and file, in consultation with the other parties to the merger agreement, as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or third party,

in each case, that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

See the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 80, for a description of the material regulatory filings required for the completion of the merger.

The merger agreement requires the Company and Parent to file:

•	the HSR filing as promptly as practicable, and in any event within ten business days, after the date of the merger agreement;

•	the FERC application and NJDEP application as promptly as practicable, and in any event within 20 business days, after the date of the merger agreement;

•	the FCC filings as promptly as practicable after the date of the merger agreement;

•

the draft CFIUS notice as promptly as practicable, and in any event within 30 days after the date of the merger agreement, and the final CFIUS notice promptly after receipt of confirmation that CFIUS has no further comment to the draft CFIUS notice; and

•	the Irish filing as promptly as reasonably practicable after the date of the merger agreement.

Each of the Company and Parent have agreed to use reasonable best efforts to (i) supply as promptly as practicable any additional information and documentary material that may be requested by a governmental authority in connection with such filings, including any information, documentation or other material with respect to any controlling person of Parent, (ii) furnish to each other any necessary information and reasonable assistance as the other may request in connection with such filings, and (iii) take all other actions necessary or advisable to cause the termination of any applicable waiting periods under the HSR Act and to obtain the Irish approval, the FERC approval, the NJDEP approval, the FCC consents and the CFIUS approval, in each case as promptly as practicable, and in the case of the CFIUS approval within the timeframes set forth under the DPA, and, in any event, prior to the end date.

The parties filed the HSR filing on July 28, 2021, the NJDEP application on August 6, 2021, the FERC application on August 11, 2021, the Irish filing on August 12, 2021 and the draft CFIUS notice on August 13, 2021. The HSR Act waiting period expired at 11:59 p.m. on August 27, 2021. The Irish consent was obtained on August 30, 2021. We anticipate that the FCC filings will be made by the end of the third quarter or early in the fourth quarter of 2021. We currently expect to receive all regulatory approvals required for the completion of the merger by the end of the fourth quarter of 2021; however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

In connection with the efforts described in this section, each of Parent and the Company has agreed to:

•

cooperate and consult with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry of any governmental authority relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings (except HSR filings) and submissions;

•

promptly inform each other (and if in writing, supply to each other) of any substantive communication received from, or given to, the FTC, Antitrust Division, FERC, the NJDEP, the FCC, CFIUS or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

•	consult with each other prior to taking any material position with respect to the filings described above in discussions with or filings to be submitted to any governmental authority;

•

permit each other to review and discuss in advance, and consider in good faith each other’s views in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to a governmental authority with respect to the filings described above;

•

coordinate with each other in preparing and exchanging such information and promptly provide each other (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental authority relating to the merger agreement or the transactions contemplated in this section, subject to each party’s ability to redact certain information; and

•

unless prohibited by applicable law or the applicable governmental authority, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental authority in respect of the merger without the other party, (2) give the other party reasonable prior notice of any such meeting or conversation and (3) in the event either party is prohibited by applicable law or by the applicable governmental authority from participating or attending any such meeting or engaging in any such conversation, the participating or attending party must keep the non-participating or non-attending, as the case may be, party reasonably apprised of such meeting or conversation.

Parent will, and will cause its subsidiaries to, take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing of the merger to occur as promptly as practicable and, in any event, prior to the end date, including (i) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests of Parent or any of its subsidiaries (including, after the closing of the merger, the Company and its subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect to it, including the entry into hold separate arrangements, terminating, assigning or modifying contracts (or portions of them) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (B) the proffer and agreement by Parent of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect to them, including the entry into hold separate arrangements, terminating, assigning or modifying contracts (or portions of them) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement by any governmental authority, (ii) defending through litigation on the merits any claim asserted in any court, agency or other proceeding by any person, including any governmental authority, seeking to delay past the end date, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement and (iii) taking, in the event that any permanent, preliminary or temporary order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the merger agreement in accordance with its terms unlawful or that would delay past the end date, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened order so as to permit such consummation as promptly as practicable and, in any event, prior to the end date. Notwithstanding the foregoing, Parent will not be required, solely in connection with the CFIUS notice, to take any action that would have a material adverse effect on the Company and its subsidiaries, taken as a whole. Nothing shall obligate Parent to agree to any divestiture or other remedy not conditioned on the consummation of the closing of the merger.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, for a period of not less than six years after the effective time of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless each former and present director or officer of the Company or any of its subsidiaries against any costs, expenses (including advancing attorneys’ fees and expenses to the fullest extent permitted by law upon receipt, if required by applicable law, the organizational documents of the Company or its subsidiaries or any applicable indemnification agreement in effect as of the date of the merger agreement, of a written undertaking by such indemnified party to repay the amount paid or reimbursed if it is ultimately determined that such person is not permitted to be indemnified under applicable law, organizational documents or indemnification agreement), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its subsidiaries or of any person if such service was at the request of or for the benefit of the Company or any of its subsidiaries, in each case to the fullest extent permitted by law and as provided in the respective organizational documents of the Company or its subsidiaries or any indemnification agreement in effect as of the date of the merger agreement.

The merger agreement also requires Parent to cause to be maintained in effect to the fullest extent permitted under applicable law, through the sixth anniversary of the effective time of the merger, the elimination of liability, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws and comparable organizational documents of the surviving corporation and each subsidiary of the Company (or in such documents of any successor thereto), in each case as in effect immediately prior to the effective time of the merger, and, during such six-year period, not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the effective time of the merger was a current or former director or officer of the Company or any of its subsidiaries.

For a period of six years after the effective time of the merger, Parent will cause to continue to be maintained in effect the directors’ and officers’ liability insurance policies of the Company and its subsidiaries in effect as of the date of the merger agreement (or substitute policies with carriers with the same or better credit rating as the Company’s current carrier with terms, conditions, retentions and coverage at least as favorable to the insured individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring prior to the effective time of the merger). However, Parent is not required to make aggregate or total premium payments exceeding 350% of the amount per annum the Company paid in its last full fiscal year with respect to such policies (we refer to this amount as the “premium cap”) and, if such insurance coverage can only be obtained at an annual premium in excess thereof, Parent will maintain the most advantageous directors’ and officers’ insurance policy obtainable for an amount not to exceed the premium cap. The Company will, prior to the effective time of the merger, use reasonable best efforts to purchase a prepaid “tail policy” for a period of no more than six years after the effective time of the merger coverage for the persons who are covered by the Company’s existing directors’ and officers’ liability insurance with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring prior to the effective time of the merger in lieu of Parent’s obligations to obtain and maintain directors’ and officers’ insurance policies as described in this paragraph, provided that the aggregate premium for such “tail policy” will not exceed the premium cap. The surviving corporation will, and Parent will cause the surviving corporation to, maintain in full force and effect for its full term and cause the surviving corporation to honor all obligations under the “tail policy”.

Employee Matters

The merger agreement provides that during the 12-month period following the closing date of the merger, Parent will, or will cause the surviving corporation and its subsidiaries to, provide to the employees of the Company or any of its subsidiaries immediately prior to the effective time of the merger who continue employment with Parent or any of its subsidiaries, including the surviving corporation, immediately following the closing of the merger (we refer to each such person as a “continuing employee”):

•

base salary or other base cash compensation that is at least the same in the aggregate as the base salary or other base cash compensation that was provided to each such continuing employee by the Company or its subsidiaries immediately prior to the effective time of the merger;

•

short-term target cash incentive compensation (including short-term annual cash incentive compensation but excluding equity or equity-based compensation) opportunities that are no less favorable in the aggregate than the aggregate total short-term cash incentive compensation (including short-term annual cash incentive compensation but excluding equity or equity-based compensation) opportunities provided to the continuing employee by the Company or its subsidiaries immediately prior to the effective time of the merger;

•

severance and any other termination pay and benefits plans, practices and policies that are no less favorable than such plans, practices and policies that were applicable to such continuing employee immediately prior to the effective time of the merger; and

•

other employee benefits (other than any defined benefit pension, retiree welfare, short-term and long-term bonus and short-term and long-term incentive opportunities, change in control and equity or equity-based compensation) that are substantially comparable in the aggregate to those such employee benefits in effect for such continuing employees immediately prior to the effective time of the merger.

The terms of employment for any continuing employee covered by a collective bargaining agreement are to be governed by the applicable collective bargaining agreement subject to the expiration, modification or termination of such collective bargaining agreement in accordance with its terms or applicable law.

In addition, for purposes of eligibility to participate, level of paid time off and severance benefits, and vesting of retirement benefits (but not benefit accrual, unless required by applicable law or previously accrued or vested benefits) with respect to the employee benefit plans, programs or arrangements established or maintained by Parent and its affiliates in which continuing employees are eligible to participate following the closing of the merger (a “Parent plan”), Parent will credit each such continuing employee for service to the same extent and for the same purpose as such continuing employee as was credited by the Company under similar or comparable Company plans in which each such continuing employee participated in immediately prior to the effective time of the merger (except (x) for purposes of benefit accrual under defined benefit plans and (y) to the extent such credit would result in a duplication of benefits). Parent and its subsidiaries will use commercially reasonable efforts to allow each continuing employee to be immediately eligible to participate in each Parent plan, without any waiting time, to the extent coverage under such Parent plan replaces coverage under a similar or comparable Company plan in which each such continuing employee was eligible to participate immediately prior to such commencement of participation in such Parent plan. For purposes of each Parent plan that provides medical, dental, pharmaceutical or vision benefits to any continuing employee, for the plan year in which the closing of the merger occurs, Parent will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of each such Parent plan to be waived for any such continuing employee (and covered dependents), to the extent such exclusions or requirements were waived or inapplicable under any similar or comparable Company plan in which such continuing employee participated immediately prior to the closing of the merger. Parent will, for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to a continuing employee (or covered dependents) under a Parent plan, cause any eligible expenses incurred and paid by such continuing employee (and covered dependents) during the plan year of the Company plan in which the closing date of the merger occurs, to be taken into account under such Parent plan as if such amounts had been paid in accordance with such Parent plan.

If the effective time of the merger occurs in 2021, each continuing employee participating in any Company plan that is an annual bonus plan, policy or arrangement during the 2021 calendar year will remain eligible to receive a cash bonus equal to the cash bonus such employee would have otherwise received in accordance with the terms and conditions of such Company plan (including all employees employed on December 31, 2021, other than any such employees who are thereafter terminated for “cause” or who voluntarily resign without “good reason”), and based on actual performance to be paid to the continuing employee by the surviving corporation at the same time such bonuses would have otherwise been paid in the ordinary course of business consistent with past practice. If the effective time of the merger has not occurred by December 1, 2021, and the Company reasonably determines that the effective time of the merger may not occur prior to December 31, 2021, the Company, in consultation with Parent, may accelerate the payment of such bonuses and the ability of such employees to exercise any Company stock options, if and to the extent that, in the reasonable judgment of the Company, such accelerated payment and accelerated option exercisability would reasonably be expected to mitigate any adverse consequences to the recipient or to the Company or any of its subsidiaries that might otherwise reasonably be expected to arise under the provisions of Section 280G or 4999 of the Code (provided that if the Company deems it necessary or appropriate to encourage or facilitate the exercise of Company stock options to mitigate such adverse tax consequences, the Company, in consultation with Parent, may, to the extent otherwise permitted under its applicable plans and programs, permit the exercise of such Company stock options on a net settlement basis and permit the satisfaction of any associated tax liability or withholding through share withholding), provided, in each case, that in no event may any such action increase any liability for Parent, the Company or such disqualified individuals under Section 409A of the Code or materially increase the value of any such payments.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Parent and the Company in the preparation of this proxy statement;

•	consultation between Parent and the Company in connection with public statements with respect to the transactions contemplated by the merger agreement;

•

Parent and the Company promptly notifying, and providing copies to, each other of (i) any written notice from any person alleging that the approval or consent of such person is or may be required in connection with the merger or the transactions contemplated by the merger agreement, (ii) any material written notice or other communication from any governmental authority or securities exchange in connection with the merger or the transactions contemplated by the merger agreement or (iii) any proceeding or investigation commenced or, to its knowledge, threatened against Parent, Merger Sub and the Company or any of its subsidiaries relating to the merger or the transactions contemplated by the merger agreement;

•	confidentiality and access by Parent and the Company to certain information about each other;

•

Parent and the Company using reasonable best efforts to cause any dispositions of the Company common stock (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

each party notifying the other in writing of any litigation related to the merger agreement, the merger or the transactions contemplated by the merger agreement that is brought against such party, its subsidiaries and/or their respective directors, and the Company giving Parent (i) the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation (and the Company will in good faith take such comments into account) and (ii) the opportunity to participate in the defense or settlement of any such litigation (no such settlement to be agreed to without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed), with Parent and the Company causing their respective subsidiaries and representatives to cooperate in the defense or settlement of any such litigation;

•

Parent and Merger Sub using, and causing their affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the debt financing or any substitute debt financing on or prior to the time at which the closing is required to occur under the merger agreement and the Company and its subsidiaries using their reasonable best efforts to provide, and to cause their respective representatives to use their reasonable best efforts to provide, such customary cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing;

•

Parent keeping the Company reasonably informed of the debt financing and material developments of such debt financing, as may be reasonably requested by the Company, and Parent giving prompt notice of any (i) breach or default by any debt financing party, (ii) receipt by Parent of any written notice of actual breach, default, termination or repudiation to any part of the commitment letters or debt financing or a material dispute or material disagreement related to the financing with respect to the obligations to fund the financing or the amount of the financing to be funded or (iii) any good faith belief by Parent that any or a portion of the debt financing necessary to consummate the merger will not be obtained in the manner or from the sources contemplated by the debt commitment letter or the definitive documentation related to the debt financing by the effective time of the merger;

•

Parent, with the cooperation of the Company, causing all things necessary, proper or advisable on behalf of Parent under applicable laws and rules of the NYSE to enable the de-listing of Company common stock of the surviving corporation from the NYSE and deregistration of Company common stock and other securities of the surviving corporation under the Exchange Act as promptly as practicable after the effective time of the merger;

•

Parent, Merger Sub or their affiliates may, or may request in writing that the Company (in which case the Company will use its reasonable best efforts to), (i) commence a consent solicitation to amend, eliminate or waive (subject to certain exemptions) certain sections of the indentures, supplemental indentures of trust and loan agreements relating to certain of the Company’s existing notes (which we refer to as the “existing notes”), in each case as amended, modified or supplemented (which we refer to as the “existing indentures”), as specified by Parent on such terms and conditions, including with respect to consent fees (such fees to be paid by Parent), that are proposed by Parent, (ii) commence an offer to purchase some or all of the outstanding existing notes on such terms and conditions, including pricing terms, that are proposed by Parent and are reasonably acceptable to the Company and (iii) deliver a notice to each holder of the existing notes, in accordance with the applicable existing indenture, with respect to a change of control offer (as defined in the applicable indenture) for the repurchase, subject to certain conditions, of all existing notes then outstanding. Upon written notice from Parent of its election to redeem any of the existing notes, the Company is required to use its reasonable best efforts to, as promptly as practicable, facilitate the redemption of any of the existing notes at the effective time of the merger; and

•

the parties using reasonable best efforts to prevent any takeover statute becoming applicable to the merger or any transactions contemplated by the merger agreement and, if any such takeover statute becomes applicable, taking all action necessary to eliminate or minimize the effect of such applicable takeover statute on the merger and such transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the Company having obtained at a meeting of the Company stockholders the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock to adopt the merger agreement (we refer to this affirmative vote as the “Company stockholder approval”);

•

any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by the merger agreement, and any agreement between a party to the merger agreement and a governmental authority not to consummate the transactions contemplated by the merger agreement, having expired or been terminated and the clearances, approvals and consents required to be obtained under the competition laws of Ireland having been obtained;

•	each of the FERC approval, the CFIUS approval, the NJDEP approval, and the FCC consents having been obtained, and being effective; and

•

no law or order (whether temporary, preliminary or permanent) having been promulgated, entered, enforced, enacted or issued or being applicable to the merger by any governmental authority of a competent jurisdiction that is in effect and prohibits or makes illegal the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the representations and warranties of the Company contained in the merger agreement (i) relating to certain aspects of corporate existence and power, corporate authorization, certain aspects of capitalization, and finders’ fees being true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Company material adverse effect qualifiers, in which case such representations and warranties must be true and correct in all respects), in each case at and as of the date of the merger agreement and at and as of the closing of the merger as if made at and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties must be so true and correct as of such time), (ii) relating to certain other aspects of capitalization being true and correct in all respects, except for de minimis inaccuracies, in each case at and as of the date of the merger agreement and at and as of the closing of the merger as if made at and as of the closing of the merger, (iii) relating to there being no event, change development or occurrence that has had a Company material adverse effect being true and correct in all respects at and as of the date of the merger agreement and at and as of the closing of the merger as if made at and as of the closing of the merger, and (iv) other than those representations and warranties described in the foregoing clauses (i) through (iii) being true and correct in all respects (disregarding all materiality and Company material adverse effect qualifiers contained therein), in each case at and as of the date of the merger agreement and at and as of the closing of the merger, as if made at and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties must be true and correct in all respects as of such time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	the Company having performed in all material respects its covenants and obligations under the merger agreement required to be performed by it at or prior to the closing of the merger;

•	the absence of any Company material adverse effect since the date of the merger agreement;

•

the Company having delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions described in the three immediately preceding bullets have been satisfied; and

•

the Company having delivered to Parent a duly executed certificate, dated as of the closing of the merger, complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3), together with a draft notice to be provided to the Internal Revenue Service by Parent in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct in all respects (disregarding all materiality qualifiers contained therein) in each case at and as of the date of the merger agreement and at and as of the closing of the merger as if made at and as of the closing of the merger (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties must be true and correct in all respects as of such time), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to perform their obligations under the merger agreement;

•

Parent and Merger Sub having performed in all material respects their covenants and obligations under the merger agreement required to be performed by them at or prior to the closing of the merger; and

•

Parent having delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions described in the two immediately preceding bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger under any of the following circumstances:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the effective time of the merger has not occurred on or before July 13, 2022 (we refer to such date as the “end date” and such termination right described in this bullet as an “end date termination”), except that an end date termination cannot be effected by any party if the failure of the closing of the merger to occur before the end date was primarily due to such party’s breach of any of its obligations under the merger agreement;

•

if any law has been promulgated or enacted that prohibits or makes illegal the consummation of the merger or a governmental authority of competent jurisdiction has issued an order permanently prohibiting the consummation of the merger and such order has become final and non-appealable, except that the termination right described in this bullet will not be available to a party if the promulgation, enactment or issuance of such law or order was primarily due to such party’s breach of any of its obligations under the merger agreement; or

•

if, after completion of the special meeting (including any adjournments or postponements thereof), the Company stockholder approval has not been obtained (we refer to such termination as a “non-approval termination”);

•	by Parent:

•	if a Company adverse recommendation change has occurred (as described in the section entitled “—Obligation of the Board with Respect to its Recommendation” beginning on page 96) or the

Company or any of its subsidiaries has entered into any alternative acquisition agreement (we refer to such termination as a “triggering event termination”); or

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, in each case which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger” beginning on page 105 to be satisfied, and (ii) such breach or failure to perform is incapable of being cured by the Company during the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, is not cured by the earlier of the end of such 30-day period and the end date, except that the termination right described in this bullet will not be available to Parent if it is in breach of any of its representations, warranties, covenants or agreements such that the Company would also have the right to terminate the merger agreement (we refer to such termination as a “Company breach termination”);

•	by the Company:

•

if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, in each case which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger” beginning on page 105 to be satisfied, and (ii) such breach or failure to perform is incapable of being cured by Parent or Merger Sub during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, is not cured by the earlier of the end of such 30-day period and the end date, except that the termination right described in this bullet will not be available to the Company if it is in breach of any of its representations, warranties, covenants or agreements such that Parent would also have the right to terminate the merger agreement (we refer to such termination as a “Parent breach termination”);

•

if, prior to the receipt of the Company stockholder approval, (i) the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of, the Company’s non-solicitation obligations under the merger agreement described in the section entitled “—Restrictions on Solicitation of Company Acquisition Proposals” beginning on page 94, (ii) substantially concurrently with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal and (iii) prior to or concurrently with such termination, the Company pays to Parent (or one or more of its designees) any Company termination fees required to be paid as described in the section entitled “—Expenses; Termination Fees; Limitations of Liability” beginning on page 108 (we refer to such termination as a “superior proposal termination”); or

•

if (i) all conditions to the closing of the merger described in the section entitled “—Conditions to the Merger” beginning on page 105, have been satisfied (except for (x) any conditions that by their terms can only be satisfied on the closing date, but which shall then be capable of satisfaction if the closing of the merger were to occur on such date and (y) any closing conditions that have been waived by the Company), (ii) Parent and Merger Sub fail to consummate the merger on the date that the closing should have occurred pursuant to the merger agreement, (iii) the Company has notified Parent in writing that all of the conditions to the merger have been satisfied or waived (or would be satisfied or waived if the closing of the merger were to occur on the date of such notice) and it stands ready, willing and able to consummate the merger at such time, and (iv) the merger has not been consummated within three business days following the delivery of such notice (we refer to such termination as a “financing failure termination”).

Effect of Termination

In the event of the termination of the merger agreement by either Parent or the Company in accordance with its terms, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party thereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party), other than certain provisions of the merger agreement that survive termination (including provisions relating to termination fees and expenses, specific performance, governing law and jurisdiction, and certain other provisions). Subject to the limitations on liability described in the section entitled “—Expenses; Termination Fees; Limitations of Liability” beginning on page 108, termination of the merger agreement will not relieve any party from liability for fraud or willful breach of the merger agreement prior to such termination or the requirement to make any required termination fee or expense reimbursement payments described in the section entitled “—Expenses; Termination Fees” beginning on page 108.

Expenses; Termination Fees; Limitations of Liability

In general, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses whether or not the transaction is consummated, except that Parent will pay 100% of the filing fees incurred in connection with the filing of the HSR filing, the Irish filing, the FERC application, the NJDEP application, the CFIUS notice and the FCC filings.

Company Termination Fee

The Company is required to pay to Parent a termination fee of $81.3 million (the “Company termination fee”) if:

•

Parent effects a triggering event termination, in which case the Company termination fee would be payable as promptly as practicable but in any event within two business days following such termination;

•	the Company effects a superior proposal termination, in which case the Company termination fee would be payable at or prior to such termination; or

•

Parent or the Company effects an end date termination or a non-approval termination, or Parent effects a Company breach termination, and, in each case, (i) at any time after the date of the merger agreement and prior to such termination, a Company acquisition proposal (except that references in the definition of “Company acquisition proposal” to “15%” and “85%” are replaced by “50%”), which we refer to as a “qualifying transaction proposal”, has been made to the Company and publicly announced or disclosed (and such qualifying transaction proposal has not been publicly withdrawn in a bona fide manner prior to the earlier of (x) the date of the special meeting (including any adjournments or postponements thereof) and (y) the date of such termination) and (ii) within 12 months after such termination, the Company (A) consummates a transaction with respect to a qualifying transaction proposal or (B) enters into a definitive agreement with respect to a qualifying transaction proposal and such qualifying transaction proposal is subsequently consummated, in which case the Company termination fee would be payable within two business days following the consummation of such transaction.

Parent Expense Reimbursement

If Parent or the Company effects a non-approval termination, the Company is required to reimburse Parent, Merger Sub and their respective affiliates for all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby at or prior to the time of such termination, up to $6 million, which we refer to as the “Parent expense reimbursement”. Any such fees and expenses reimbursed by the Company would be credited towards any Company termination fee that might later be payable.

Reverse Termination Fee

Parent is required to pay the Company a reverse termination fee of $162.6 million, which we refer to as the “reverse termination fee”, if the Company effects a Parent breach termination or a financing failure termination, or if Parent or the Company effects an end date termination and at such time the Company could have effected either a Parent breach termination or a financing failure termination, in which case the reverse termination fee would be payable as promptly as practicable but in any event within two business days following such termination.

Enforcement Expenses

If the Company or Parent fails to timely pay the Company termination fee, the reverse termination fee or the Parent expense reimbursement, as applicable, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for any such amount due, then the defaulting party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due from the date such payment was required to be made until the date of payment at the annual rate of 5% plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable law), up to $5 million, which we refer to as the “enforcement expenses”.

Limitations of Liability

In the event that the merger agreement is terminated under circumstances in which the Company termination fee is payable to Parent, Parent’s right to terminate the merger agreement and receive payment of the Company termination fee and, if applicable, the enforcement expenses, will be the sole and exclusive remedy of Parent, Merger Sub, the debt financing source parties (as defined below) or any of their respective affiliates and any of their respective former, current or future stockholders, directors officers, employees, affiliates or representatives (collectively, the “Parent related parties”) against the Company, its subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, affiliates or representatives (collectively, the “Company related parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise (including in the event of fraud or willful breach), and upon payment of such amount, none of the Company related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

In the event that the merger agreement is terminated under circumstances in which the reverse termination fee is payable, subject to the Company’s right to seek specific performance in accordance with the terms of the merger agreement, the payment of the reverse termination fee and, if applicable, the enforcement expenses, will be the sole and exclusive remedy of the Company related parties against any of the Parent related parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise (including in the event of fraud or willful breach), and upon payment of such amount, none of the Parent related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby, except that nothing above shall limit, abridge or otherwise modify (i) any remedies available to the Company under the confidentiality agreement applicable to Parent or (ii) any obligations of Parent relating to the reimbursement of expenses incurred by the Company in connection with the Company’s cooperation with arranging debt financing as provided under the merger agreement. The maximum aggregate liability of Parent and Merger Sub under the merger agreement in the event Parent or Merger Sub fails to consummate the transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation or warranty in the merger agreement (including in the event of fraud or willful breach) shall not exceed an aggregate amount greater than the sum of (A) the amount of the reverse termination fee and (B) $7 million.

Amendment and Waiver

The merger agreement provides that, at any time before the effective time of the merger, the parties may amend, modify or supplement the merger agreement by written agreement of the parties and, as applicable, with the approval of their respective boards of directors or equivalent governing bodies, except that (i) after receipt of the Company stockholder approval, the parties will not amend any provision of the merger agreement in a manner that requires further approval by the Company stockholders without the further approval of such stockholders, and (ii) certain provisions of the merger agreement may not be amended in any manner materially adverse to the debt financing source parties without the prior written consent of the debt financing source parties.

No Third Party Beneficiaries

While the merger agreement generally is not intended to and does not confer upon any person other than the parties to the merger agreement any rights, benefits, remedies, obligations or liabilities, it provides for limited exceptions in favor of (i) the Company on behalf of each Company stockholder and holders of company equity awards regarding his, her or its right to receive the merger consideration, and damages for Parent’s and Merger Sub’s breach of the merger agreement, (ii) the debt financing parties and each of their respective affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, assignees or representatives (each, a “debt financing source party” and collectively, the “debt financing source parties”) with respect to certain provisions of the merger agreement (iii) the Parent related parties and the Company related parties with respect to the limitation of liability described above and (iv) each present and former director and officer of the Company or its subsidiaries to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions.

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

All actions and proceedings arising out of the merger agreement or any of the transactions contemplated thereby will be heard and determined in the Court of Chancery or, if the Court of Chancery declines jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery and the federal courts located in the State of Delaware decline jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction.

Notwithstanding the immediately preceding two paragraphs of this section, the merger agreement provides that any action or proceeding against the debt financing source parties relating in any way to the merger agreement, the debt commitment letter or the debt financing is subject to the exclusive jurisdiction of the Supreme Court of the County of New York, or, if exclusive jurisdiction is vested in federal courts, the United States District Court for the Southern District of New York in the County of New York, and any such legal proceeding is governed by, and construed in accordance with, the laws of the state of New York.

Specific Performance

The parties to the merger agreement have recognized and agreed in the merger agreement that, in the event that any provision of the merger agreement is not performed in accordance with its specific terms or otherwise breached, irreparable damage would occur for which the parties would not have an adequate remedy at law. Accordingly, the merger agreement provides that, in addition to all other remedies to which it may be entitled, each party to the merger agreement is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, including the obligations to consummate the merger, without proof of actual damages or otherwise. The parties have waived any requirement for securing or posting any bond in connection with such remedy.

The parties to the merger agreement have further recognized and agreed in the merger agreement that the Company will be entitled to specific performance to cause Parent to draw down the proceeds of the equity financing pursuant to the terms and subject to the conditions of the equity commitment letter and to make the payment of the merger consideration (including via enforcement of the equity commitment letter in accordance with its terms) and to cause the effective time of the merger to occur and to consummate the closing of the merger, in each case, if, and only if, (i) all of the conditions to the closing of the merger have been satisfied or waived by the party entitled to waive such condition at the time when the closing is required to occur pursuant to the merger agreement, (ii) the debt financing has been funded or will be funded at the closing of the merger in accordance with its terms if the equity financing occurs, (iii) Parent and Merger Sub fail to consummate the merger at the time when the closing of the merger is required to occur pursuant to the merger agreement, (iv) the Company is ready, willing and able to consummate the closing of the merger, and the Company has irrevocably confirmed in a written notice that if specific performance is granted, and the equity financing and the debt financing are funded, then the closing will occur, and (v) Parent does not consummate the closing within three business days after delivery of the written notice specified in clause (iv) above.

THE VOTING AGREEMENT

On July 14, 2021 in connection with the execution of the merger agreement, Parent entered into the voting agreement with the voting agreement stockholders. The following is a summary of selected material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is attached as Annex B to this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this proxy statement. The Company urges you to carefully read the voting agreement in its entirety before making any decisions regarding the merger.

Generally

In order to induce Parent to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Parent entered into a voting agreement, which we refer to as the “voting agreement”, with entities associated with Samuel Zell, the chairman of the Board, including the Samuel Zell Revocable Trust, the Zell Family Foundation, SZ Investments, L.L.C. and EGI-Fund (05-07) Investors, L.L.C., who we refer to collectively as the “voting agreement stockholders”. The voting agreement covers a total of 13,186,845 shares of Company common stock owned by the voting agreement stockholders that are parties to the voting agreement, representing approximately 9.9% of the outstanding shares of Company common stock. However, the voting agreement stockholders are permitted to transfer by gift up to 1,487,209 of these shares of Company common stock to charitable foundations or organizations, free of restrictions under the voting agreement. If these transfers are made, approximately 8.8% of the outstanding shares of Company common stock will remain subject to the voting agreement. As of August 31, 2021, these transfers had been made to such charitable foundations and such shares are therefore free of restrictions under the voting agreement, but they do continue to be under the voting control of Chai Trust Company, LLC.

Agreement to Vote

Pursuant to the voting agreement, the voting agreement stockholders have agreed that, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each voting agreement stockholder will vote (including via proxy) all of the shares beneficially owned by such stockholder at such time, which we refer to as the “covered shares” (or cause the holder of record on any applicable record date to vote (including via proxy) of the covered shares):

•	in favor of (i) the proposal to adopt the merger agreement, (ii) the non-binding compensation advisory proposal and (iii) the proposal to adjourn the special meeting if necessary or appropriate; and

•

against (i) any action or agreement that would reasonably be expected to result in a breach of the merger agreement or result in any condition to the closing of the merger not being satisfied on a timely basis, (ii) any Company acquisition proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the other transactions contemplated by the merger agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.

Each voting agreement stockholder has also agreed to be represented in person or by proxy at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof) in order for its covered shares to be counted as present for purposes of establishing a quorum.

Transfer Restrictions

The voting agreement stockholders also have agreed to certain restrictions on the transfer of their respective covered shares prior to the adoption of the merger agreement by the Company stockholders. Each has agreed not to (i) directly or indirectly, offer, sell, assign, encumber, pledge, hypothecate, dispose of, loan or otherwise transfer (by operation of law or otherwise), either voluntarily or involuntarily, or enter into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any covered shares or any interest in any covered shares (in each case other than the voting agreement being entered into in connection with the merger), (ii) deposit such covered shares into a voting trust, enter into a voting agreement or arrangement with respect to such covered shares or grant any proxy or power of attorney with respect to such covered shares, (iii) enter into any hedge, swap or other transaction or contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any covered shares, whether any such transaction is to be settled by delivery of covered shares, in cash or otherwise or (iv) enter into any contract or commitment (whether or not in writing) to take any of the foregoing actions, in each case other than (a) with the prior written consent of Parent, (b) pursuant to certain exceptions for existing pledge arrangements and transfers to any immediate family member (including a trust for such immediate family member’s benefit), provided that the transferee agrees to be bound by the voting agreement. In addition, the voting agreement stockholders may transfer by gift an aggregate of not more than 1,487,209 covered shares to any charitable foundations or organizations free of the restrictions in the voting agreement, provided further that if any of these covered shares are transferred by a voting agreement stockholder to the Zell Family Foundation, these shares will no longer be subject to the terms and conditions of the voting agreement. As of August 31, 2021, the transfer of 1,487,209 covered shares to charitable foundations had been made and such shares are therefore free of such restrictions, but such shares continue to be under the voting control of Chai Trust Company, LLC. The voting agreement stockholders may also transfer covered shares to any other voting agreement stockholder or an affiliate of any such voting agreement stockholder. As of August 31, 2021, SZ Investments, L.L.C. had transferred 1,699,669 shares to its ultimate owners, various trusts established for the benefit of Mr. Zell and members of his family (which we refer to as the “Zell Family Trusts”), each of which signed a joinder agreeing to be bound by the terms of the voting agreement.

Non-Solicitation

Additionally, until the earlier to occur of the effective time of the merger and the termination of the merger agreement, each voting agreement stockholder (solely in its capacity as a stockholder of the Company) has agreed:

•

to, and to cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations existing as of the date of the voting agreement with any third party with respect to a Company acquisition proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

not to, and to cause its representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Company acquisition proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal, (ii) participate in any negotiations or discussions regarding, or furnish to any person (other than Parent, its affiliates and their respective representatives) any nonpublic information relating to the Company and its subsidiaries in connection with, any Company acquisition proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company acquisition proposal, (iii) otherwise cooperate or assist with, or facilitate, any inquiries, proposals, offers, discussions or negotiations that constitute, or could reasonably be expected to lead to, a Company acquisition proposal, (iv) encourage or recommend any other holder of Company common stock to not adopt the merger agreement or approve the transactions contemplated by the merger agreement, including the merger, or make any public statement approving or recommending a Company acquisition proposal, (v) enter into any alternative acquisition agreement or any voting agreement, support agreement or other similar agreement in connection with any Company acquisition proposal or any proposal or offer which could reasonably be expected to lead to a Company acquisition proposal or (vi) agree to do any of the foregoing; and

•

to notify Parent promptly (and in any event within one business day) after receipt of any Company acquisition proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company acquisition proposal or any inquiry or request for nonpublic information relating to the Company and its subsidiaries by any third party who has made or would reasonably be expected to make a Company acquisition proposal, and thereafter to keep Parent reasonably informed, on a prompt basis (and in any event within one business day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer.

However, notwithstanding the preceding obligations, if the Company is permitted, as described in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Acquisition Proposals” beginning on page 94, to have discussions or negotiations with respect to a Company acquisition proposal, the voting agreement stockholders and their respective representatives may participate in discussions or negotiations with such person or group making such Company acquisition proposal, to the same extent as the Company is permitted to do so under the terms of the merger agreement.

Termination

The voting agreement terminates automatically upon the earlier of:

•	the effective time of the merger; and

•	the termination of the merger agreement in accordance with its terms.

In addition, any voting agreement stockholder may elect in its sole discretion to terminate the voting agreement promptly following the entry into any amendment to the merger agreement, without the prior written consent of such stockholder that reduces or changes the form of the merger consideration payable to such voting agreement stockholder.

Governing Law

The voting agreement is governed by Delaware law.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Company common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

Beneficial owners of shares of Company common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Company common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Company common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or virtually during the special meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Company common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within ten days after the effective date of the merger, the Company, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of Company common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to the Company, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The Company, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, as the surviving corporation, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified, a list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining the fair value of the shares of Company common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”.

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

You should be aware that the fair value of your shares of Company common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the Company, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Market Information

Company common stock is traded on the NYSE under the symbol “CVA”. As of the close of business on August 31, 2021, the latest practicable trading day prior to the filing of this proxy statement, there were 133,009,182 shares of Company common stock outstanding. The following table shows the high and low sales price of Company common stock on the NYSE for the period indicated in published financial sources and the dividend declared per share during such period:

Fiscal Year	High	Low	Dividends Declared
2021
First Quarter	$15.56	$13.03	$0.08
Second Quarter	$18.01	$13.19	$0.08
Third Quarter (through August 31, 2021)	$20.16	$17.40	—
2020
First Quarter	$16.13	$7.58
Second Quarter	$10.94	$6.57	$0.08
Third Quarter	$10.41	$7.50	$0.08
Fourth Quarter	$13.34	$7.44	$0.08
2019
First Quarter	$17.81	$13.14	$0.25
Second Quarter	$18.38	$16.53	$0.25
Third Quarter	$18.24	$15.75	$0.25
Fourth Quarter	$17.62	$13.88	$0.25
2018
First Quarter	$17.25	$14.20	$0.25
Second Quarter	$17.30	$14.15	$0.25
Third Quarter	$18.05	$16.00	$0.25
Fourth Quarter	$16.69	$12.92	$0.25

On July 13, 2021, the last full trading day before the public announcement of the merger, the closing price for Company common stock on the NYSE was $18.58 per share. On June 8, 2021, the last full trading day before the publication of media reports concerning a potential transaction involving the Company, the closing price for Company common stock on the NYSE was $14.86. On August 31, 2021, the latest practicable trading day prior to the filing of this proxy statement, the closing price for Company common stock on the NYSE was $20.05 per share. You are urged to obtain current market quotations for Company common stock when considering whether to approve the proposal to adopt the merger agreement.

Dividends

During 2018, the Company declared four quarterly dividends of $0.25 per share of Company common stock. Dividends were paid on April 6, 2018, July 6, 2018, October 5, 2018, and January 4, 2019 to stockholders of record as of March 29, 2018, June 29, 2018, September 28, 2018 and December 28, 2018, respectively. During 2019, the Company declared four quarterly dividends of $0.25 per share of Company common stock. Dividends were paid on April 5, 2019, July 12, 2019, October 4, 2019 and January 3, 2020 to stockholders of record as of March 29, 2019, June 28, 2019, September 27, 2019 and December 27, 2019, respectively. During the first quarter of 2020, the Company declared a quarterly dividend of $0.25 per share of Company common stock, which was paid on April 3, 2020 to stockholders of record as of March 27, 2020. On April 14, 2020, primarily due to the uncertainty surrounding the COVID-19 pandemic, the Company announced that its Board of Directors lowered the annualized dividend payout to $0.32 per share beginning with the dividend declared in the second quarter of 2020. This represented an approximately two-thirds reduction, and resulted in increased cash retention for other uses by $90 million on an annual basis. For the remainder of 2020, the Company declared three quarterly dividends of $0.08 per share of Company common stock. Dividends were paid on July 10, 2020, October 9, 2020 and January 8, 2021 to stockholders of record as of June 26, 2020, September 28, 2020 and December 31, 2020, respectively.

Parent and the Company have agreed that, notwithstanding the terms of the merger agreement, the Company may continue to declare and pay up to four quarterly dividends in an amount not to exceed $0.08 per share, to be declared consistent with the Company’s past practice (including with respect to declaration and payment dates).

Holders

At the close of business on August 31, 2021, the latest practicable trading day prior to the filing of this proxy statement, 133,009,182 shares of Company common stock were issued and outstanding, held by approximately 569 holders of record.

STOCK OWNERSHIP

The following tables set forth, as of August 31, 2021, the number of shares of Company common stock beneficially owned by each of the Company’s current directors and named executive officers, and all current directors and executive officers as a group. As of August 31, 2021, the Company had 133,009,182 shares of Company common stock issued and outstanding. The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any Company stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. The mailing address of each of these individuals is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

	Number of Shares of Company Common Stock Beneficially Owned(1)(2)		Percentage of Outstanding Company Common Stock
David M. Barse	161,042		*
Ronald J. Broglio	13,567		*
Peter C.B. Bynoe	120,005		*
Linda J. Fisher	68,331
Bradford J. Helgeson	182,154	(3)	*
Joseph M. Holsten	190,275	(4)	*
Thomas L. Kenyon	24,896	(5)	*
Owen Michaelson	22,925		*
Danielle Pletka	35,813		*
Michael W. Ranger	431,035	(6)	*
Robert S. Silberman	157,538		*
Timothy J. Simpson	175,686	(7)	*
Jean Smith	133,575		*
Derek W. Veenhof	247,313	(8)	*
Samuel Zell	13,322,693	(9)	9.9%
All Directors and Executive Officers as a group (19 persons)	15,550,610		11.2%

*	Represents less than one percent

(1)

Includes the following 558,379 unconverted vested Company RSUs held by directors. The vested Company RSUs are subject to irrevocable deferrals made by such directors pursuant to Company RSUs and are convertible into shares of Company common stock upon a separation of service from the Board for any reason (including by resignation) within 60 days of August 31, 2021 but for which the directors do not have voting power:

Director	Unconverted Vested Company RSUs
David M. Barse	62,082
Peter C.B. Bynoe	44,883
Linda J. Fisher	33,595
Joseph M. Holsten	34,700
Owen Michaelson	22,925
Danielle Pletka	35,813
Michael W. Ranger	57,702
Robert S. Silberman	37,538
Jean Smith	18,711
Samuel Zell	210,430

(2)

Does not include an aggregate of 89,145 unvested Company equity awards reflecting the annual chairman of the Board and non-employee director equity awards issued on May 13, 2021 and vesting on the earlier of May 13, 2022 or the next annual meeting of Company stockholders:

Director	Unvested Company Equity Awards
David M. Barse	7,373
Ronald Broglio	7,373	*
Peter C.B. Bynoe	7,373
Linda J. Fisher	7,373
Joseph M. Holsten	7,373
Owen Michaelson	0
Danielle Pletka	7,373
Michael W. Ranger	0
Robert S. Silberman	7,373
Jean Smith	7,373	*
Samuel Zell	30,161

*	Company Restricted Stock

(3)

Includes shares of Common Stock underlying Company stock options held by Mr. Helgeson to purchase 83,333 shares of Common Stock exercisable within 60 days of August 31, 2021 at an exercise price of $7.62 per share.

(4)	Includes shares of Common Stock underlying currently exercisable Company stock options held by Mr. Holsten to purchase 25,000 shares of Common Stock at an exercise price of $20.58 per share.
(5)

Includes shares of Common Stock underlying Company stock options held by Mr. Kenyon to purchase 16,667 shares of Common Stock exercisable within 60 days of August 31, 2021 at an exercise price of $7.62 per share.

(6)

Includes shares of Common Stock underlying Company stock options held by Mr. Ranger to purchase 333,333 shares of Common Stock exercisable within 60 days of August 31, 2021 at an exercise price of $7.62 per share.

(7)

Includes shares of Common Stock underlying Company stock options held by Mr. Simpson to purchase 66,667 shares of Common Stock exercisable within 60 days of August 31, 2021 at an exercise price of $7.62 per share.

(8)

Includes shares of Common Stock underlying Company stock options held by Mr. Veenhof to purchase 83,333 shares of Common Stock exercisable within 60 days of August 31, 2021 at an exercise price of $7.62 per share.

(9)

Mr. Zell disclaims beneficial ownership as to (a) 7,734,804 shares beneficially owned by SZ Investments, L.L.C., all of which shares are pledged as security to loans, (b) 1,487,209 shares that certain charitable foundations established by Mr. Zell and members of his family (which we refer to as the “Zell Family Foundations”) beneficially own with shared voting and dispositive power, (c) 1,699,669 shares beneficially owned by certain Zell Family Trusts, and (d) 2,027,500 shares beneficially owned by EGI-Fund (05-07) Investors, L.L.C., all of which shares are pledged as security to loans. SZ Investments, L.L.C. and EGI-Fund (05-07) Investors, L.L.C., are each indirectly owned by various Zell Family Trusts. Chai Trust Company, LLC is the managing member of EGI-Fund (05-07) Investors, L.L.C. and SZ Investments, L.L.C., the investment manager of each of the Zell Family Foundations and the trustee of each of the Zell Family Trusts. Mr. Zell is not a director or officer of Chai Trust Company, LLC and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The following table sets forth the number of shares of Company common stock beneficially owned by the following holders, known to the Company, of 5% or more of the issued and outstanding Company common stock, based upon information available to the Company as of August 31, 2021:

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Outstanding Company Common Stock
Principal stockholders:
Chai Trust Company, LLC(1)	12,949,182	9.7%
The Vanguard Group(2)	11,085,245	8.3%
BlackRock, Inc.(3)	8,332,583	6.3%
Norges Bank (The Central Bank of Norway)(4)	7,157,685	5.4%

(1)

Based on information from the stockholder, this includes the shares owned as follows: (a) 7,734,804 shares that SZ Investments, L.L.C. beneficially owns with shared voting and dispositive power; (b) 1,487,209 shares that certain Zell Family Foundations beneficially own with shared voting and dispositive power; (c) 1,699,669 shares that certain Zell Family Trusts beneficially own with shared voting and dispositive power; (d) 2,027,500 shares that EGI-Fund (05-07) Investors, L.L.C. beneficially owns with shared voting and dispositive power; and (e) all 12,949,182 shares listed in the preceding (a) through (d) as beneficially owned by SZ Investments, L.L.C., certain Zell Family Foundations, certain Zell Family Trusts and EGI-Fund (05-07) Investors, L.L.C. are also beneficially owned by Chai Trust Company, LLC with shared voting and dispositive power. Chai Trust Company, LLC is the managing member of EGI-Fund (05-07) Investors, L.L.C. and SZ Investments, L.L.C., the investment manager of each of the Zell Family Foundations and the trustee of each of the Zell Family Trusts. SZ Investments, L.L.C. and EGI-Fund (05-07) Investors, L.L.C. are each indirectly owned by various Zell Family Trusts, the trustee of each of which is Chai Trust Company, LLC. Mr. Zell is not an officer or director of Chai Trust Company, LLC and thus disclaims all beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address of each of SZ Investments, L.L.C., the Zell Family Foundations, the Zell Family Trusts, EGI-Fund (05-07) Investors, L.L.C. and Chai Trust Company, LLC is Two North Riverside Plaza, Suite 600, Chicago, IL 60606. Each of SZ Investments, L.L.C. and EGI-Fund (05-07) Investors, L.L.C. is party to the voting agreement, pursuant to which it has committed to vote certain of their shares in favor of the merger. See the section entitled “The Voting Agreement” beginning on page 112 for additional information on the voting agreement.

(2)	Based on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. has sole voting power with respect to no shares of our common stock, shared voting power with respect to

179,950 shares of our common stock, sole dispositive power with respect to 10,813,221 shares of our common stock and shared dispositive power with respect to 272,024 shares of our common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)

Based on a Schedule 13G filed with the SEC on January 29, 2021, BlackRock, Inc., in its role as a holding company or control person has sole voting power with respect to 8,139,598 of these shares of our common stock and sole dispositive power with respect to 8,332,583 of these shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based on a Schedule 13G/A filed with the SEC on January 28, 2021, Norges Bank has sole voting power with respect to 7,157,630 shares of our common stock, sole dispositive power with respect to 7,157,630 shares of our common stock and shared dispositive power with respect to 55 shares of our common stock. The address of Norges Bank is Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo Norway.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

The Company will hold an annual meeting of stockholders in 2022 only if the merger has not already been completed by, or shortly after, the time at which the Company’s 2022 annual meeting of stockholders would normally take place. If the annual meeting of the Company’s stockholders is held, any eligible Company stockholder may present proposals for action at a future meeting or submit nominations for election of directors only if such Company stockholder complies with the requirements of the proxy rules established by the SEC and the Company’s amended and restated bylaws, as applicable. In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to the Company’s 2022 annual meeting of stockholders, the proposal must be received by the Company at its principal executive offices no later than December 3, 2021. Stockholders wishing to submit proposals or director nominations at our 2022 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 13, 2022 and no later than February 14, 2022. All stockholder proposals should be directed to the attention of our Secretary at our principal executive offices at 445 South Street, Morristown, New Jersey 07960. Timely receipt of a Company stockholder’s proposal will satisfy only one of various conditions established by the SEC for inclusion in the Company’s proxy materials and for compliance with the Company’s amended and restated bylaws.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name”, your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding”, is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 445 South Street, Morristown, New Jersey 07960. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write or call our Corporate Secretary at 445 South Street, Morristown, New Jersey 07960 or telephone: (862) 345-5000.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Corporate Secretary at 445 South Street, Morristown, New Jersey 07960.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as the Company, that file electronically with the SEC. You can also find additional information about us at www.covanta.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed on April 30, 2021 and July 28, 2021, respectively;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 19, 2021; and

•	the Company’s Current Reports on Form 8-K filed on April 29, 2021, May 13, 2021, July 14, 2021 and July 16, 2021.

We will provide any of these filings, at no charge, upon written or oral request. Requests for this information may be made in writing to Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960 or by telephone at (862) 345-5000.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 2, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

COVANTA HOLDING CORPORATION,

COVERT INTERMEDIATE, INC.,

and

COVERT MERGECO, INC.

Dated as of July 14, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 14, 2021, among Covanta Holding Corporation, a Delaware corporation (the “Company”), Covert Intermediate, Inc., a Delaware corporation (“Parent”), and Covert Mergeco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Class A common stock, par value $0.10 per share, of the Company (the “Company Stock”), shall be converted into the right to receive $20.25 in cash, without interest and less any required withholding Taxes (such amount, the “Merger Consideration”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders, and Parent, as sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company the Equity Commitment Letter between Parent and EQT Infrastructure V Collect EUR SCSp1 and EQT Infrastructure V Collect USD SCSp2 (collectively, the “Sponsor”), each represented by its manager (gérant) EQT Fund Management S.à r.l.;3

[1]

EQT Infrastructure V Collect EUR SCSp, a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 243.993, acting by its manager (gérant) EQT Fund Management S.à r.l.

[2]

EQT Infrastructure V Collect USD SCSp, a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 243.992, acting by its manager (gérant) EQT Fund Management S.à r.l.

[3]

EQT Fund Management S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée) with registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg), under number B167.972.

WHEREAS, prior to or concurrently with the execution of this Agreement, as a condition to the willingness of, and material inducement to, Parent to enter into this Agreement, Parent and certain stockholders of the Company (the “Supporting Stockholders”) have entered into a voting agreement (the “Voting Agreement”) pursuant to which the Supporting Stockholders are agreeing, among other things to vote their shares of Company Stock in favor of the Company Stockholder Approval, and to take certain other actions in furtherance of the transactions contemplated by this Agreement, in each case, subject to the terms and conditions of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means that (i) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA, (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Notice” means a joint voluntary notice, prepared by Company and Parent, with respect to the transactions contemplated hereby and submitted to CFIUS in accordance with the requirements of the DPA.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) of Persons relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect purchase or other acquisition by any Person or “group” of Persons, whether from the Company or any other Person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing more than 15% of the outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated, would result in such Person or “group” of Persons beneficially owning securities representing more than 15% of the outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity or voting securities or less than 85% of the voting power in the surviving or resulting entity of such transaction immediately following such transaction; or (iv) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, withholding, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, withhold, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or making any public statement that is inconsistent with the Company Board Recommendation; (ii) failing to make the Company Board Recommendation in the Proxy Statement; (iii) adopting, approving or recommending, or otherwise proposing publicly to adopt, approve or recommend, any Company Acquisition Proposal; or (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal or to reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days (or such fewer number of days as remains prior to the Company Meeting) after Parent’s request in accordance with Section 7.2(f).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company Equity Awards” means Company PSUs, Company Restricted Stock, Company RSUs and Company Stock Options.

“Company Equity Plan” means the Covanta Holding Corporation 2014 Equity Award Plan, as amended.

“Company Joint Venture” means any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries owns, directly or indirectly, 10% or more of the securities or other ownership interests of such Person.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, pandemics or other disease outbreaks (including COVID-19), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, and any governmental or industry responses thereto (including any COVID-19 Measures), (v) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (it being understood that any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such failure may be deemed, constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in clauses (i) to (xii) hereof), (vi) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries (it being understood that any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such downgrade may be deemed, constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in clauses (i) to (xii) hereof), (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law (including COVID-19 Measures) applicable to the operation of the business of the Company or any of its Subsidiaries, (viii) the taking of any action required by, or the failure to take any action prohibited by, this Agreement, including any action expressly prohibited by Section 5.1, (ix) the taking of any action or refraining from taking any action at Parent or Merger Sub’s written request, (x) any change in the market price or trading volume of the Company’s securities (it being understood that any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such change may be deemed, constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in clauses (i) to (xii) hereof), (xi) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting (A) loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (B) termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors, lenders, other business partners, employees or regulators; provided, however, that this clause (xi) shall not apply to any representation or warranty contained in Section 3.4 or Section 3.17(h) to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby and (xii) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided, however, that in the case of each of clauses (i), (ii), (iii), (iv) and (vii), any such effect, change, condition, fact, development, occurrence or event may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect, change, condition, fact, development, occurrence or event has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industry in which the Company and its Subsidiaries operate.

“Company PSUs” means all awards of performance stock units of the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Restricted Stock” means each share of Company Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership granted pursuant to the Company Equity Plan (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company RSUs” means all awards of restricted stock units of the Company (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), including any such deferred awards.

“Company Stock Options” mean all options to purchase shares of Company Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Required Information, that (i) such Required Information taken as a whole does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements contained in such Required Information, in light of the circumstances under which they are made, not misleading (giving effect to all supplements and updates thereto), (ii) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information), and (iii) the financial statements and other financial information included in such Required Information (a) are, and remain throughout the Marketing Period, sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act (other than requirements that would require or relate to any Excluded Information and other than requirements for which compliance is not customary in a Rule 144A offering of non-convertible high-yield debt securities) and to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of the Marketing Period (assuming all other information in such registration statement has been provided in satisfaction of such requirements of Rule 3-12 of Regulation S-X) and (b) are sufficient to permit the Company’s independent accountants to issue a customary “comfort letter” to the underwriters or initial purchasers in a private placement of non-convertible high yield debt securities pursuant to Rule 144A under the Securities Act as permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing, including as to customary negative assurances and change period comfort.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 25, 2021, by and between the Company and EQT Partners, Inc.

“Contract” means any written agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease or license or other legally binding commitment.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19, and any evolutions, mutations or variations thereof or related to associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions taken in response to or as a result of COVID-19, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place”, “stay at home”, furlough, workforce reduction, social distancing, closure, sequester, safety or other Law, response, guideline, directive or recommendation.

“Credit Facility” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of August 21, 2018, among Covanta Energy, LLC, the guarantors from time to time party thereto, each lender from time to time party thereto, the co-syndication agents party thereto, the co-documentation agents party thereto and Bank of America, N.A., as administrative agent, collateral agent and issuing bank.

“Data Security Requirements” means, collectively, all of the following: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures relating to the processing of Personal Data; and (ii) applicable Laws concerning the privacy, security, and processing of Personal Data and data breach and notification requirements.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-802.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Law” means any Law concerning pollution, the protection of the environment or health or safety (regarding exposure to Hazardous Substances).

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Ex-U.S. Filings” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be required or advisable in order to obtain the Ex-U.S. Approvals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Wholesale Generator” means an “exempt wholesale generator” as defined in PUHCA.

“Existing Indentures” means the indentures, supplemental indentures, indentures of trust and loan agreements, as applicable, relating to the Existing Notes, as amended, modified or supplemented.

“Existing Notes” means the Company’s (i) 5.875% Senior Notes due 2025, (ii) 6.000% Notes due 2027, (iii) 5.000% Senior Notes due 2030, (iv) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020A, (v) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020B, (vi) Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A, (vii) Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B, (viii) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A, (ix) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B, (x) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C, (xi) Virginia Small Business Financing Authority Solid Waste Disposal Revenue Bonds (Covanta Project), Series 2018 and (xii) Pennsylvania Economic Development Financing Authority Solid Waste Disposal Revenue Bonds, Series 2019A (Covanta Project).

“FCC” means the Federal Communications Commission or any successor entity.

“FCC Filing” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be required or advisable in order to obtain the FCC Consents.

“FERC” means the Federal Energy Regulatory Commission or any successor entity.

“FERC Application” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be necessary or advisable in order to obtain the FERC Approval.

“FERC Approval” means the approval of the transactions contemplated by this Agreement by FERC pursuant to Section 203 of the FPA, 16 U.S.C. § 824b.

“FPA” means the Federal Power Act of 1935, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, waste or substance listed, defined, regulated or classified as hazardous, toxic, a “pollutant” or “contaminant” or words of similar meaning or effect, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” means an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.

“Intellectual Property” means (i) patents and patent applications (including continuations, continuations-in-part, divisionals, re-examinations and reissues) (collectively, “Patents”), (ii) copyrights, whether registered or unregistered, and including applications for copyright registration (collectively, “Copyrights”), (iii) trademarks, service marks, trade dress, Internet domain names and other identifiers of source or origin, whether registered or unregistered, and including applications for registration of the foregoing (collectively, “Marks”), (iv) rights in trade secrets arising under state law, federal law or laws of foreign countries and (v) any other intellectual property rights in any jurisdiction anywhere in the world.

“Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal or Superior Proposal, or any inquiry, discussion, proposal, request or offer which constitutes, or could reasonably be expected to encourage or lead to, a Company Acquisition Proposal or Superior Proposal) that is not known to the Company Board as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided that in no event shall the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period, or any changes alone after the date of this Agreement in the market price or trading volume of shares of Company Stock, constitute, or be taken into account in determining the existence of, an Intervening Event (provided that such fact shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event”).

“IT Systems” means the hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or controlled by the Company or its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge, as of the date hereof, of each individual listed in Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, as of the date hereof, of each individual listed in Section 1.1(b) of the Company Disclosure Letter.

“Laws” means any United States, federal, state or local or any national, supranational or foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, Order, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“MBR Authority” means (i) authorization by FERC pursuant to the FPA to sell electric energy, capacity, and/or ancillary services at market-based rates, (ii) acceptance by FERC of a tariff providing for such sales and (iii) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorizations under Section 204 of the FPA to issue securities and assume liabilities.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout and on the last day of which (i) Parent shall have received the Required Information, and such Required Information is and remains Compliant and (ii) the conditions set forth in Section 8.1 (or for any fifteen (15) consecutive Business Day period that commences on or after November 15, 2021, solely the condition set forth in Section 8.1(a)) shall be satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date) and (iii) nothing has occurred and no condition exists that would cause any condition set forth in Section 8.1 (or for any fifteen (15) consecutive Business Day period that commences on or after November 15, 2021, solely the condition set forth in Section 8.1(a)) to fail to be satisfied assuming the Closing were scheduled for any day during such fifteen (15) consecutive Business Day period; provided that the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, (a) Ernst & Young shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (b) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that (1) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 20, 2021, then such fifteen (15) consecutive Business Day period shall not commence until September 8, 2021, (2) if such fifteen (15) consecutive Business Day period has not ended on or prior to December 17, 2021, then such fifteen (15) consecutive Business Day period shall not commence until January 4, 2022, (3) November 24, 2021 through November 26, 2021 and July 4, 2022 shall not be deemed to be Business Days for purposes of calculating such fifteen (15) consecutive Business Day period (it being understood that such exclusion shall not restart such fifteen (15) consecutive Business Day period), (4) the Marketing Period shall either be completed on or prior to February 11, 2022, or commence upon receipt of the audited financial statements of the Company for the fiscal year ending December 31, 2021 and (5) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the full amount of the Debt Financing (or any other debt financing contemplated by the Debt Letters or any Alternative Financing) is consummated on such earlier date. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information to Parent and such Required Information is Compliant and that clauses (ii) and (iii) above are and will continue to be satisfied throughout the relevant period, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information that is Compliant will be deemed to have been satisfied and (subject to clauses (a) and (b) of the first proviso above and clauses (1) through (3) of the second proviso above) the fifteen (15) consecutive Business Day period described above shall be deemed to have commenced as of the date specified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information which is Compliant and, within two (2) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered or is not Compliant), following which the Required Information which is Compliant shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information which is Compliant has in fact been delivered and that the Marketing Period has commenced.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“NJDEP” means the New Jersey Department of Environmental Protection.

“NJDEP Application” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be necessary or advisable in order to obtain the NJDEP Approval.

“NJDEP Approval” means the issuance of an order by NJDEP authorizing the transactions contemplated by this Agreement pursuant to N.J.A.C. 7:26H-1 et seq.

“Owned Company IP” means all Intellectual Property owned or purported to be owned by the Company.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet and that would not be individually or in the aggregate materially adverse, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon and which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above any real property which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (v) all matters disclosed in the Company Disclosure Letter, (vi) any state of facts disclosed on an accurate survey or inspection of real property made available to Parent which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to Parent prior to the date hereof which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (viii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not or would not materially impair the continued use of real property for the purposes for which it is used in the operation of the business of the Company conducted thereon, (x) grants of non-exclusive licenses with respect to Intellectual Property, (xi) Liens pursuant to the Credit Facility and Contracts entered into in connection therewith and (xii) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any written information that (i) identifies or could reasonably be used to identify, contact or locate a natural person, or (ii) is considered “personal information”, “personal data”, or a similar term under applicable Laws.

“Proceeding” means any suit, action, claim, investigation, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s implementing regulations.

“Qualifying Facility” means a “qualifying facility” as defined in PURPA.

“Representatives” means, with respect to any Person, such Person’s directors, officers, agents, control persons, employees, consultants and professional advisors (including attorneys, accountants and financial advisors).

“Required Information” means (i) all financial statements of the Company required by paragraph 4 of Exhibit D to the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that (a) for purposes of determining whether Required Information has been received by the Parent in order to commence the fifteen (15) consecutive Business Day period referred to in the definition of “Marketing Period,” the forty-five (45) day or ninety (90) day, as applicable, period referred to therein shall be measured based on the last day of such fifteen (15) consecutive Business Day period and not the Closing Date) and (b) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements referred to in paragraph 4 of Exhibit D are delivered after such Marketing Period has commenced, (ii) other financial statements and financial data of the Company and its Subsidiaries derived from the Company’s historical books and records that is reasonably requested by Parent in writing and of the type customarily included in an offering memorandum with respect to a private placement of non-convertible high-yield debt securities pursuant to Rule 144A under the

Securities Act (including information that would be required by Regulation S-X and Regulation S-K in a registered offering under the Securities Act to the extent customarily included in such an offering memorandum) and (iii) all other historical financial information and financial data related to the Company and its Subsidiaries that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures; provided that in no event shall the Required Information be deemed to include (and no provision of this Agreement shall be interpreted to require delivery by the Company of) any Excluded Information.

“Sanctioned Person” means a Person that is (i) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of the Treasury, Office of Foreign Assets Control, the European Union, any European Union member state, the United Nations Security Council or any other list of persons subject to sanctions- or export controls-related restrictions issued by any relevant Governmental Authority with regulatory authority over the Company or any of its Subsidiaries from time to time, (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region) or (iii) majority-owned or controlled by any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Proposal” means a Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board has determined in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and is more favorable, from a financial point of view, to the stockholders of the Company than the transactions contemplated by this Agreement after taking into account all factors that the Company Board deems relevant, including all financing, legal and regulatory aspects of such Company Acquisition Proposal and including the identity of the Person making such Company Acquisition Proposal, and taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Company Acquisition Proposal pursuant to Section 7.2(e).

“Takeover Statutes” mean any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax or other governmental assessment or charge in the nature of a tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, escheat or unclaimed property, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto or in lieu thereof, whether disputed or not.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” shall be deemed to have occurred if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach, regardless of whether breaching was the object of the act or failure to act.

Section 1.2    Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.2(a)
Anti-Corruption Laws	Section 3.24(a)
Appraisal Shares	Section 2.7
BofA Securities	Section 3.21
Book-Entry Shares	Section 2.5(c)
Certificate	Section 2.5(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Collective Bargaining Agreement	Section 3.18(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Indemnified Party	Section 6.2(a)
Company Meeting	Section 5.3
Company Plan	Section 3.17(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(e)
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Stock	Recitals
Company Stockholder Approval	Section 3.2(a)
Company Subsidiary Securities	Section 3.6(b)
Company Termination Fee	Section 9.3(a)
Consent Solicitation	Section 7.12(a)
Consent Solicitation Documents	Section 7.12(a)
Continuation Period	Section 6.3(a)

Continuing Employees	Section 6.3(a)
Copyrights	Section 1.1
D&O Insurance	Section 6.2(c)
Debt Commitment Letter	Section 4.6
Debt Financing	Section 4.6
Debt Financing Parties	Section 7.3(a)
Debt Financing Source Parties	Section 10.8
Debt Letters	Section 4.6
Debt Tender Offer	Section 7.12(b)
Debt Tender Offer Documents	Section 7.12(b)
DGCL	Recitals
Effective Time	Section 2.3
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2(a)
Enforcement Expenses	Section 9.3(d)
Equity Commitment Letter	Section 4.6
Equity Financing	Section 4.6
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(a)
Excluded Information	Section 7.3(d)
Ex-U.S. Approvals	Section 8.1(b)
FCC Consents	Section 8.1(c)
Indemnification Agreement	Section 6.2(a)
Insurance Policies	Section 3.25
Marks	Section 1.1
Material Contract	Section 3.20(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.17(f)
New Benefit Plans	Section 6.3(b)
Non-U.S. Company Plan	Section 3.17(a)
Notice Period	Section 7.2(e)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Liability Limit	Section 9.3(e)
Parent Related Parties	Section 9.3(e)
Party or Parties	Preamble
Patents	Section 1.1
Premium Cap	Section 6.2(c)
Proxy Statement	Section 3.9
Real Property Leases	Section 3.14(a)
Registered Intellectual Property	Section 3.15(a)
Reverse Termination Fee	Section 9.3(c)
Rule 14e-1	Section 7.12(b)
Sanctioned Country	Section 3.21(b)
SEC Clearance Date	Section 5.2(b)
Solvent	Section 4.7
Specified Contract	Section 3.20(a)
Sponsor	Recitals
Substitute Debt Financing	Section 7.3(b)
Supplemental Indenture	Section 7.12(a)

Supporting Stockholders	Recitals
Surviving Corporation	Section 2.1
TIA	Section 7.12(b)
U.S. Company Plan	Section 3.17(a)
Voting Agreement	Recitals

Section 1.3    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract or Law are to that Contract or Law, as applicable, as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The phrase “made available” with respect to documents shall be deemed to include any documents (x) filed with or furnished to the SEC or (y) provided in a virtual “data room” established by the Company or its Representatives in connection with the transactions contemplated hereby, in the case of each of clauses (x) and (y) above, at least twenty-four (24) hours prior to the date hereof, and remaining viewable (other than as a result of events such as system interruptions not occurring at the direction of the Company) through and including the earlier to occur of the Effective Time and the termination of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For purposes of Article III, any representations and warranties made with respect to the Company and its Subsidiaries shall be deemed to be made with respect to the Company Joint Ventures listed on Section 1.3 of the Company Disclosure Letter (other than with respect to representations and warranties set forth in Section 3.14(a), Section 3.14(b), Section 3.15(a), Section 3.17(a)(i) and Section 3.20(a) to the extent such Sections require the listing of information or documents); provided, further that any representations and warranties deemed to be made with respect to the Company Joint Ventures listed on Section 1.3 of the Company Disclosure Letter pursuant to this sentence will be deemed to be qualified by the Knowledge of the Company. Any covenant in this Agreement that requires the Company to take (or refrain from taking) any action shall be deemed to require the Company to use commercially reasonable efforts to cause the Company Joint Ventures to take (or refrain from taking) any such action, which commercially reasonable efforts shall be deemed to be limited to the exercise of management, voting, consent or similar rights (in each case, subject to any applicable duties under Law) available to the Company (or a director or manager appointed or nominated by the Company) under (and solely to the extent the exercise of such rights would not reasonably be expected to result in a breach of) any organizational documents of the Company Joint Ventures or other Contracts with respect to the Company’s direct or indirect interest in the Company Joint Ventures.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2    Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided that if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions); provided, further, that the Closing shall in no event occur prior to November 1, 2021 without Parent’s written consent.

Section 2.3    Effective Time.

(a)    On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

(b)    The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4    Surviving Corporation Matters.

(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Covanta Holding Corporation”, and as so amended and restated shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law.

(c)    From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation; and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5    Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a)    All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)    Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.5(a) and (ii) subject to the provisions of Section 2.7) shall at the Effective Time be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c)    As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.7) the right to receive the Merger Consideration, subject to compliance with the procedures set forth in Section 2.8.

(d)    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

Section 2.6    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Equity Awards) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.7    Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in

Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to Section 262 of the DGCL received by the Company. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or agree to do any of the foregoing. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

Section 2.8    Exchange of Company Stock.

(a)    Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”). At or immediately prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent an amount of cash necessary to pay the aggregate Merger Consideration (the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be paid pursuant to Section 2.5 out of the Exchange Fund. Except as provided in Section 2.8(g), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures.

(i)    Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (of affidavits of loss in lieu thereof) to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c)    The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of the Certificates (or as promptly as practicable, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)    Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock after the first (1st) anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration payable to such holder.

(e)    None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g)    The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 2.9    Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.10    Treatment of Company Equity Awards.

(a)    Company Stock Options. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option (whether vested or unvested) shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time through, to the extent applicable, the Surviving Corporation’s regular payroll process, but in no event later than thirty (30) days following the Effective Time, and in a manner consistent with the requirements of Section 409A of the Code.

(b)    Company RSUs. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each then-outstanding Company RSU (whether vested or unvested) shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time through, to the extent applicable, the Surviving Corporation’s regular payroll process, but in no event later than thirty (30) days following the Effective Time, and in a manner consistent with the requirements of Section 409A of the Code.

(c)    Company PSUs. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each then-outstanding and unvested Company PSU shall be (i) deemed earned based on the actual performance through the latest practicable date prior to the Closing, which level of actual performance shall be determined in good faith by the Company at or before the Closing, and (ii) canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (x) the resulting total number of shares of Company Stock then underlying such Company PSU multiplied by (y) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time through, to the extent applicable, the Surviving Corporation’s regular payroll process, but in no event later than thirty (30) days following the Effective Time, and in a manner consistent with the requirements of Section 409A of the Code.

(d)    Company Restricted Stock. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall automatically vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Company Restricted Stock shall lapse, and each such share of Company Restricted Stock shall be treated in accordance with Section 2.5; provided that any payment in respect of Company Restricted Stock held by an Employee (or other Person subject to compensatory withholding) shall be paid through the Surviving Corporation’s regular payroll process and subject to all applicable withholding.

(e)    Company Actions. Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions and take any other actions necessary to effectuate the treatment of Company Equity Awards contemplated by this Section 2.10 and to ensure that from and after the Effective Time, neither Parent, the Company nor the Surviving Corporation will be required to deliver shares of Company Stock, other Company Securities or other compensation of any kind (other than amounts required to be paid pursuant to this Section 2.10) to any Person pursuant to or in settlement of any Company Equity Awards under the Company Equity Plan or otherwise and that the Company Equity Plan will thereupon terminate.

(f)    Non-U.S. Employees. Parent and the Company may agree to treat equity compensation held by Employees subject to non-U.S. Law in a manner other than that contemplated above in this Section 2.10 to the extent necessary to take into account applicable non-U.S. Law or Tax or employment considerations; provided such treatment is not materially adverse to such Employees, as determined by Parent and the Company.

Section 2.11    Withholding. Parent, the Company, the Exchange Agent, Merger Sub, the Surviving Corporation and any other applicable withholding agent hereunder, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Documents publicly filed not less than one (1) Business Day prior to the date of this Agreement; provided that (i) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement and (ii) nothing in the Company SEC Documents shall be deemed to be disclosures in respect of Section 3.5 or Section 3.10(a) or (b) set forth in the Company Disclosure Letter (subject to Section 10.5), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as currently conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted, except where any failure to have such power or authority or to be so qualified and in good standing would not reasonably be expected to (a) have, individually or in the aggregate, a Company Material Adverse Effect or (b) prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated hereby (this clause (b), a “Company Impairment Effect”). Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and the Company is not in material violation of any of their provisions.

Section 3.2    Corporate Authorization.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

(b)    The Company Board, at a duly held meeting, has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, (iv) resolved to make the Company Board Recommendation and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption.

Section 3.3    Governmental Authorization. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger (including the amended and restated certificate of incorporation of the Surviving Corporation to be attached thereto) with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) making the FERC Application and obtaining the FERC Approval, (f) making the NJDEP Application and obtaining the NJDEP Approval, (g) making the FCC Filing and obtaining the FCC Consents and (h) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

Section 3.4    Non-Contravention. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (g) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any applicable Law or Order, (c) require any consent of or notice or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract or Real Property Lease binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Company or any of its Subsidiaries except, in the case of each of clauses (b), (c) and (d) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

Section 3.5    Capitalization.

(a)    The authorized capital stock of the Company consists of 250,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). As of July 12, 2021, (i) there were issued and outstanding (A) 132,994,436 shares of Company Stock (including 20,940 shares of Company Restricted Stock), (B) no shares of Company Preferred Stock, (C) Company Stock Options to purchase an aggregate of 2,275,000 shares of Company Stock, (D) Company RSUs with respect to an aggregate of 3,415,288 shares of Company Stock and (E) Company PSUs with respect to an aggregate of 1,316,008 shares of Company Stock assuming “target” levels of performance and an aggregate of 2,632,016 shares of Company Stock assuming “maximum” levels of performance and (ii) 3,029,392 shares of Company Stock were available for issuance of future awards under the Company Equity Plan and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement. As of July 12, 2021, 2,822,965 shares of Company Stock were held by the Company in its treasury.

(b)    Except (x) as set forth in Section 3.5(a), (y) for any Company Equity Awards that are granted under a Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or the settlement of Company RSUs and Company PSUs, in each case, that were outstanding on July 12, 2021 and in accordance with the existing terms of such Company Equity Awards or subsequently granted under the Company Equity Plan or otherwise in accordance with the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options, warrants, calls, puts, subscriptions or other similar securities or rights or agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in, the Company or (iv) restricted shares, stock or equity appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) above including, for clarity, the Company Stock, Company Preferred Stock and Company Equity Awards, being referred to collectively as the “Company Securities”). No dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities (other than outstanding awards under the Company Equity Plan), and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities.

(c)    There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries has any outstanding obligations or commitments relating to any Company Securities that would restrict the transfer of, require the registration for sale of, or grant any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or with respect to any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)    Section 3.5(d) of the Company Disclosure Letter sets forth, as of July 12, 2021, a complete and accurate list of each outstanding Company Equity Award granted under the Company Equity Plan or otherwise and (i) the number of shares of Company Stock subject to such outstanding Company Equity Award, (ii) if applicable, the exercise price or purchase price of such Company Equity Award and (iii) the date on which such Company Equity Award was granted or issued.

Section 3.6    Subsidiaries.

(a)    Each Subsidiary of the Company is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate, limited liability company or comparable powers required to carry on its business as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The outstanding capital stock or other voting securities of or other ownership interests owned, directly or indirectly, by the Company in each Subsidiary of the Company are owned free and clear of any Lien (other than Permitted Liens and transfer restrictions imposed by applicable securities Laws). Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including for each of the Subsidiaries, (x) its name, (y) its jurisdiction of organization and (z) the Company’s direct or indirect ownership interest in such Subsidiary. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options, warrants, calls, puts, subscriptions or other similar securities or rights or agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in, any Subsidiary of the Company and (iii) restricted shares, stock or equity appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) above being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries has any outstanding obligations or commitments relating to any Company Subsidiary Securities or capital stock of (or other equity or voting interest in) any Company Subsidiary that restrict the transfer of, require the registration for sale of, or grant any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal with respect to any Company Subsidiary Securities.

(c)    Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any Person, other than a Subsidiary of the Company or the Company Joint Ventures set forth on Section 3.6(c) of the Company Disclosure Letter. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liabilities relating to, or expected to arise from, the operation of, or its ownership in, any Company Joint Venture that is not listed on Section 1.3 of the Company Disclosure Letter.

Section 3.7    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2018 (collectively, the “Company SEC Documents”). As of its filing date, or in the case of a registration statement, on the date of effectiveness of such registration statement (or, in each case, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2018, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting and (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.8    Financial Statements. The consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto) (a) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (b) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) and (c) were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.9    Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the proxy statement to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, in each case including any amendments or supplements thereto, the “Proxy Statement”) will not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act when filed by the Company with the SEC. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10    Absence of Certain Changes. Since the date of the Company Balance Sheet through the date of this Agreement, (a) there has not been any event, change, development or occurrence that has had a Company Material Adverse Effect, (b) except as for events giving rise to and the discussion and negotiation of this Agreement or in connection with any COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) neither the Company nor any of its Subsidiaries has taken any actions which would have required the prior written consent of Parent pursuant to clause (d), (f), (h), (m), (n), (o) or (p) of Section 5.1 had such actions been taken after the date of this Agreement.

Section 3.11    No Undisclosed Material Liabilities. There are no liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries are party to any off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 3.12    Compliance with Laws and Court Orders; Governmental Authorizations.

(a)    Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect, the Company and its Subsidiaries (i) are and have been since December 31, 2018 in compliance with all Laws and Orders applicable to the Company and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any violation by the Company or any of its Subsidiaries of any applicable Law or Order.

(b)    Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are and have been since December 31, 2018 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their respective businesses and (iii) since December 31, 2018 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization or that would otherwise reasonably be expected to result in the revocation, cancellation, recession or nonrenewal thereof.

Section 3.13    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and during the past two (2) years there has been, no Proceeding or investigation pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or affecting any of its assets or, to the Knowledge of the Company, any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individual’s capacity as such). There are no Orders of any Governmental Authority outstanding against the Company or any of its Subsidiaries or by which any of its assets are bound that would reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.

Section 3.14    Properties.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a list of all material real property (by address and legal description) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of all leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property at which the Company or any of its Subsidiaries operate waste-to-energy facilities or maintains its corporate headquarters (the “Real Property Leases”).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and marketable title to the Owned Real Property free and clear of all Liens other than Permitted Liens and (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each real property subject to a Real Property Lease free and clear of all Liens other than Permitted Liens. The Company has delivered to Parent a true and complete copy of each Real Property Lease.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach of, or default under, any Real Property Lease that has not since been cured.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Owned Real Property or any portion thereof or interest therein and (ii) there is no Order nor any Proceedings pending or, to the Knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the Company thereon.

Section 3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and material to the conduct of the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”). To the Knowledge of the Company, the Registered Intellectual Property is valid and enforceable.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) exclusively owns and possesses all right, title, and interest in and to all Owned Company IP, and (ii) has sufficient rights pursuant to a valid and enforceable license to use all other Company IP, in each case of (i) and (ii), free and clear of all Liens other than Permitted Liens.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, violate or misappropriate any Intellectual Property of any other Person and, to the Knowledge of the Company, (ii) there is no pending or threatened Proceeding against the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation and (iii) no other Person is (A) infringing, violating or misappropriating nor (B) has since December 31, 2018 infringed, violated upon or misappropriated any Owned Company IP.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Owned Company IP, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Company.

(e)    The Company and its Subsidiaries maintain and implement commercially reasonable information security, back-up and disaster recovery plans and arrangements to protect the security and operation of the IT Systems, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2018, to the Knowledge of the Company, the IT Systems have not had a material data security or information security breach, that has caused disruption to the IT Systems or of unauthorized access to or disclosure of personally identifiable information, in each case that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Since December 31, 2018, to the Knowledge of the Company, except as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have been in material compliance with Data Security Requirements and (ii) neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Governmental Authority of violation of any Data Security Requirements.

(g)    Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.15 contains all of the representations and warranties provided by the Company with respect to matters related to infringement, misappropriation or violation of Intellectual Property, and IT Systems, and no other representations or warranties contained in this Agreement shall be construed to cover any matters involving infringement, misappropriation or violation of Intellectual Property, or IT Systems.

Section 3.16    Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or (to the extent not yet required to be paid) properly set aside in accounts for such purpose, (iv) no Taxes with respect to the Company or any of its Subsidiaries are under (or have been threatened in writing with) audit or examination by any Taxing Authority, (v) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens or Liens for Taxes not yet due and payable;

(b)    during the last two (2) years, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(c)    neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing with no remaining liability thereunder or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes;

(d)    (i) neither the Company nor any of its Subsidiaries is or has been during the past three (3) years a member of any affiliated, consolidated, combined, unitary or similar group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, (ii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, by Contract (other than any Contracts that (A) will terminate as of, or prior to, the Closing with no remaining liability thereunder or (B) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes), or by application of Law and (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)    neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five (5) years;

(f)    no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company or such Subsidiary, as applicable, is or may be required to file that type of Tax Return, or pay that type of Tax, in that jurisdiction, other than any claims that have been fully resolved;

(g)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount or deferred revenue received on or prior to the Closing Date; and

(h)    neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, Section 3.8, Section 3.10, Section 3.11, Section 3.17, Section 3.18 (to the extent such sections address Tax matters) and this Section 3.16 contain all of the representations and warranties provided by the Company with respect to matters related to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 3.17    Employee Benefit Plans.

(a)    Section 3.17(a)(i) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, (x) “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, whether written or unwritten, that the Company or any Subsidiary sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former employee of the Company or its Subsidiaries, or with respect to which the Company or any Subsidiary has any current or contingent liability (other than any plan or program maintained by a Governmental Authority to which the Company or any of its ERISA Affiliates contributes pursuant to applicable Laws, including any benefits that are required to be provided under applicable Law under such a plan or program, including statutory severance); (y) “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, directors or other service providers of the Company or its Subsidiaries based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States and any severance, retirement, pension, or leave accruals provided by the Company or its Subsidiaries that primarily covers current or former employees, officers, directors or other service providers of the Company or its Subsidiaries as required by applicable Law; and (z) “U.S. Company Plan” means each Company Plan that is not a Non-U.S. Company Plan. The Company has made available to Parent with respect to each U.S. Company Plan: (A) all documents setting forth the terms of each such U.S. Company Plan (or, with respect to any unwritten U.S. Company Plan, a written description of each material term thereof) and all material documents relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents and funding instruments; (B) the two most recent annual reports (Form 5500 including, if applicable, all schedules and attachments thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust and any state or local tax returns; (C) the most recent actuarial report (if applicable); (D) all summary plan descriptions, together with each summary of material modifications, if any; (E) all material written contracts, instruments or agreements relating to each such U.S. Company Plan, including all amendments thereto; (F) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code; and (G) all non-routine correspondence to or from any Governmental Authority within the past three years with respect to any U.S. Company Plan. The Company has made available to Parent, with respect to each Non-U.S. Company Plan, summaries of material benefits.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, each U.S. Company Plan and each Non-U.S. Company Plan has been maintained, administered and operated in compliance with its terms and the requirements of applicable Law.

(c)    Except as would not be reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d)    Each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such U.S. Company Plan or the exempt status of any such trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan, all contributions, distributions and premium payments that are due have been made or accrued within the time periods prescribed by the terms of each Company Plan, ERISA, the Code and other applicable Laws.

(e)    Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored), or has any current or contingent liability under or with respect to, and no Company Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no Company Plan provides, and the Company and its Subsidiaries do not have any obligation to provide post-employment health or welfare benefits for any current or former employees, directors, officers or service providers of the Company or its Subsidiaries (or their dependent), other than as required under Section 4980B of the Code. Neither the Company nor any of its Subsidiaries has any liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Plan is and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any current or contingent liability under or with respect to any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (each a “Multiemployer Plan”), (ii) all required contributions, withdrawal liability payments and other payments of any type that the Company and its Subsidiaries have been obligated to make to any Multiemployer Plan have been timely made, (iii) any withdrawal liability (whether partial or complete) triggered or incurred by the Company or its Subsidiaries with respect to any Multiemployer Plan subject to Title IV of ERISA (whether or not asserted by such Multiemployer Plan) has been fully paid or accrued as of the date hereof and (iv) the Company and its Subsidiaries have not undertaken any course of action that has or could lead to a complete or partial withdrawal from any Multiemployer Plan subject to Title IV of ERISA, and the Company and its Subsidiaries are not bound by any contract addressing, and do not have any liability described in, Section 4204 of ERISA.

(g)    Any arrangement of the Company or any of its Subsidiaries that is subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time to time.

(h)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former director, officer, employee, independent contractor or individual service provider of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit (for the avoidance of doubt, excluding payments or benefits that may become payable not in connection with the Merger), (ii) result in any payment becoming due, accelerate the time of payment, vesting or funding of, or increase the amount of compensation or benefit due to any such current or former director, officer, employee, independent contractor or individual service provider of the Company or its Subsidiaries, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)    Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

Section 3.18    Employees; Labor Matters.

(a)    Except as set forth in Section 3.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, labor agreement or other material Contract with any labor union, labor organization or works council (each, a “Collective Bargaining Agreement”), which each such Collective Bargaining Agreement is set forth on Section 3.18(a) of the Company Disclosure Letter, (ii) since December 31, 2018, no labor union, labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are, and since December 31, 2018 have been, no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by the Company or any of its Subsidiaries and (iii) except as would cause, individually or in the aggregate, a Company Material

Adverse Effect, there are no ongoing or threatened union organization or decertification activities relating to employees of the Company or any of its Subsidiaries and no such activities have occurred since December 31, 2018. Since December 31, 2018, there has not occurred or, to the Knowledge of the Company, been threatened any strike or any slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, union organizing campaign, or labor dispute against or involving the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is, and since December 31, 2018 there has been, no unfair labor practice complaint, arbitration or grievance or other administrative or judicial complaint, charge, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former employee or independent contractor of the Company or any of its Subsidiaries that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries, based on information of which the Company has Knowledge prior to the Closing and provided that Parent has complied with its obligations under Section 6.3(d), have satisfied, as of the Effective Time, in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Collective Bargaining Agreement or other Contract.

(b)    Since December 31, 2018, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any Employees. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any Employee other than those arising in the ordinary course of business.

(c)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment, discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and the collection and payment of withholding and/or social security Taxes.

Section 3.19    Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and, since December 31, 2018, have been, in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries possess and are and, since December 31, 2018, have been, in compliance with all Environmental Permits, and have timely submitted all necessary applications or filings to renew or modify all existing Environmental Permits, (c) since December 31, 2018, no notice of violation or liability has been received by the Company or any of its Subsidiaries arising out of any Environmental Law or with respect to any Environmental Permit the substance of which has not been resolved, (d) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of or liability under any Environmental Law, (e) since December 31, 2018, neither the Company nor any of its Subsidiaries or predecessors has released, exposed any Person to, or disposed of, any Hazardous Substances, including at any real property owned or leased by the Company or any of its Subsidiaries, in each case, that has resulted in an obligation for an investigation, remediation, cleanup or other response by the Company or any of its Subsidiaries, the substance of which has not been resolved and (f) neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. or the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134, et. seq.

Section 3.20    Material Contracts.

(a)    Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party:

(i)    each Contract that (A) limits or restricts the Company and its Subsidiaries from competing in any line of business or with any Person in any geographic region, (B) obligates the Company or any Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains any “most favored nations” or similar provisions or (C) grants any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets or business of the Company and its Subsidiaries, in the case of each of clauses (A), (B) and (C) above, that would be material to the Company and its Subsidiaries, taken as a whole;

(ii)    each Contract that is a joint venture, strategic alliance, partnership or similar agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii)    each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and any of its wholly owned Subsidiaries) relating to (A) indebtedness for borrowed money or (B) lease obligations required to be capitalized under GAAP, in each case in an amount in excess of $10,000,000 individually;

(iv)    each Contract with respect to an interest rate, currency or other swap or derivative transaction (other than those between the Company and any of its Subsidiaries) with a notional value in excess of $10,000,000;

(v)    each Contract that is an acquisition or investment agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement to be in excess of $10,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $10,000,000, excluding, in each case, acquisitions or dispositions of (x) supplies, inventory or products in the ordinary course of business or (y) supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vi)    each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $10,000,000 in the aggregate;

(vii)    each Contract pursuant to which the Company or any of its Subsidiaries has agreed to operate a waste-to-energy facility for or on behalf of any Governmental Authority;

(viii)    other than as described in clause (vii) above, each Contract pursuant to which the Company or any of its Subsidiaries has agreed to take solid waste from any Governmental Authority or Third Party in an amount greater than 100,000 tons per year (or 80,000 tons per year with respect to Contracts with the Company Joint Ventures listed on Section 1.3 of the Company Disclosure Letter);

(ix)    each Contract pursuant to which the Company or any of its Subsidiaries provides services through the Company’s Covanta Environmental Solutions brand and has received payments in excess of $5,000,000 during the fiscal year ended December 31, 2020, the terms of which extends beyond one (1) year from the date of this Agreement;

(x)    each Contract pursuant to which the Company or any of its Subsidiaries purchases or sells (A) steam or other useful thermal output; (B) electric energy, capacity, and/or ancillary services; and/or (C) renewable energy certificates, credits, or other environmental attributes associated with renewable generation, howsoever entitled, in the case of each of clauses (A), (B) and (C) above, where the Company’s share of future expenditures or receipts would reasonably be expected to exceed $10,000,000 per year;

(xi)    each Contract with the twenty (20) largest suppliers (by annual spend) to the core business operations of the waste-to-energy facilities owned or operated by the Company and its Subsidiaries in the

United States during the fiscal year ended December 31, 2020, excluding Contracts relating to electrical power transmission or interconnection, non-recurring construction or administrative or “back office” functions of the Company or its Subsidiaries, and purchase orders entered into in the ordinary course of business;

(xii)    each Contract pursuant to which the Company or any of its Subsidiaries is licensed or licenses Intellectual Property for payments in excess of $5,000,000 per year, other than non-exclusive licenses to the Company of commercially available software and other technology and non-exclusive licenses by the Company in connection with the marketing, sale and use of Company products and services;

(xiii)    each Collective Bargaining Agreement;

(xiv)    each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or its Subsidiaries will have any monetary obligations in excess of $2,500,000 or material outstanding non-monetary obligations after the date of this Agreement; and

(xv)    each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Each Contract of the type described in clauses (i) through (xv) above is referred to herein as a “Material Contract”, and each Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vi), (xii), (xiii), (xiv) and (xv) above is referred to herein as a “Specified Contract”.

(b)    Except for any Material Contract that has terminated or expired in accordance with its terms or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, is in violation of or in default under any provision of such Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have a Company Material Adverse Effect. Since January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of a material breach or material default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or any Subsidiary in writing that it intends to terminate or not renew a Material Contract. True and complete copies of the Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.21    Finders’ Fee, etc. Except for BofA Securities, Inc. (“BofA Securities”), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.22    Opinions of Financial Advisors. The Company Board has received the oral opinion of BofA Securities (to be confirmed by delivery of BofA Securities written opinion) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received in the Merger by the holders of Company Stock (other than Parent, the Company and Merger Sub) is fair, from a financial point of view, to such holders.

Section 3.23    Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.9, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other similar Takeover Statute and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws applies to this Agreement or any of the transactions contemplated hereby.

Section 3.24    Certain Business Practices.

(a)    Since December 31, 2017, none of the Company, its Subsidiaries, any director, officer or employee thereof, or to the Knowledge of the Company, any agent of the Company or any of its Subsidiaries, with respect to any matter relating to the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable Law related to corruption or bribery (“Anti-Corruption Laws”).

(b)    Neither the Company or any of its Subsidiaries nor any of its or their respective officers, directors, managers or employees, nor, to the Knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or at any time during the past five (5) years has been: (i) a Sanctioned Person; (ii) organized, resident or located in a country or territory that is subject to a comprehensive U.S. embargo (“Sanctioned Country”); (iii) engaging in any dealings or transactions, whether directly or indirectly, with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of sanctions Laws, export/import Laws or U.S. anti-boycott Laws.

(c)    To the Knowledge of the Company, since December 31, 2017, none of the Company, its Subsidiaries, or any director, officer, employee or agent thereof, has been the subject of any allegation, internal or external investigation, Proceeding or Governmental Authority inquiry related to any Anti-Corruption Law, sanctions Laws, export/import Laws or U.S. anti-boycott Laws.

Section 3.25    Insurance. The Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with applicable Law and all Material Contracts and Real Property Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the insurance policies and surety and fidelity bonds that provide coverage for, or are maintained by, at the expense of or for the benefit of, the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due thereunder have been paid, (b) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Insurance Policy and (c) neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of, or material alteration of coverage under, any Insurance Policy. There are no material pending claims submitted by the Company or any of its Subsidiaries as to which coverage has been denied, rejected or disputed by the applicable provider.

Section 3.26    Regulatory Status. To the extent the Company or any Subsidiary of the Company qualifies as a “holding company” pursuant to PUHCA, (a) it is a “holding company” solely with respect to one or more (i) Exempt Wholesale Generators, (ii) Qualifying Facilities, and/or (iii) “foreign utility companies,” as defined in PUHCA and (b) it is therefore entitled to exemption from the requirements of 18 C.F.R. §§ 366.2 and 366.21, relating to FERC access to books and records, to the extent provided for in 18 C.F.R. § 366.3(a). Each Subsidiary of the Company that sells electric energy, capacity and/or ancillary services at wholesale in the United States, but that is not eligible for the exemption from Sections 205 and 206 of the FPA set forth in 18 C.F.R. § 292.601(c)(1), has MBR Authority, and such Subsidiary’s MBR Authority is in full force and effect. Each electric generating facility owned by any Subsidiary of the Company located in the United States (x) has Qualifying Facility status and/or (y) is an “eligible facility” owned by a Subsidiary of the Company with Exempt Wholesale Generator status. Each Subsidiary of the Company that is an “electric utility company” (as that term is defined in PUHCA) in the United States that does not qualify for the exemptions set forth in 18 C.F.R. § 292.602(b) has Exempt Wholesale Generator status. No Subsidiary of the Company is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

Section 3.27    Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.28    No Additional Representations. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered hereunder, neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data room” or management presentation or the accuracy or completeness of any of the foregoing, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 4.1    Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as currently conducted and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted.

Section 4.2    Corporate Authorization.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No vote of any holders of any of Parent’s capital stock is necessary in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)    As of the date of this Agreement, the respective boards of directors of each of Parent and Merger Sub, at duly held meetings, have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby.

(c)    Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3    Governmental Authorization. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger

(including the amended and restated certificate of incorporation of the Surviving Corporation to be attached thereto) with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) making the FERC Application and obtaining the FERC Approval, (f) making the NJDEP Application and obtaining the NJDEP Approval, (g) making the FCC Filing and obtaining the FCC Consents and (h) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4    Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not, assuming the authorizations, consents and approvals referred to in clauses (a) through (g) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent or Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or notice or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d) above, as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5    Information Supplied. The information relating to Parent, its Affiliates and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of Parent or Merger Sub for use therein.

Section 4.6    Financing. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated hereby. Parent has delivered to the Company true, correct and complete copies of (a) the equity commitment letter addressed to Parent, dated as of the date hereof (the “Equity Commitment Letter”), from the Sponsor to provide equity financing to Parent in the amount set forth therein (the “Equity Financing”), (b) the commitment letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto (the “Debt Commitment Letter”) and (c) the fee letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto (redacted only to remove the fee amounts, pricing caps, the rates and amounts included in the “market flex” and related to “securities demand” provisions contained therein and certain other economic terms, none of which redacted provisions cover terms that would or could adversely affect conditionality, enforceability or availability of, or the aggregate amount available under the Debt Financing), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (along with the Debt Commitment Letter, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof, the Debt Financing Parties party thereto have severally committed to lend on or prior to the Closing Date the amounts set forth therein to Parent (the provision of such funds as set forth therein, but subject to the provisions of Section 7.3, the “Debt Financing”) for the purposes set forth in such Debt Commitment Letter. The Company is an express third-party beneficiary of the Equity Commitment Letter. As of the execution and delivery of this Agreement, neither the Equity Commitment Letter nor the Debt Letters have been amended, restated or otherwise modified or waived in any respect (and no amendment, restatement, modification or waiver is contemplated (other than amendments or modifications to the Debt Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date hereof)) and the respective commitments contained in the Equity Commitment Letter and Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and, to the Knowledge of Parent, no such withdrawal, rescission, amendment, restatement or modification is contemplated). As of the execution and delivery of this Agreement, the Equity Commitment Letter and the Debt Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions. There are no conditions precedent or contingencies related to the funding of the full amount of the Equity Financing pursuant to the Equity Commitment Letter or the Debt Financing pursuant to the Debt Commitment Letter, other than as expressly set forth in such letter. Subject to the terms and conditions of the Equity Commitment Letter and the Debt Commitment Letter, the aggregate net proceeds contemplated from the Equity Financing and the Debt Financing, together with other financial resources of Parent, including contemplated cash on hand of Parent, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent under the Equity Commitment Letter or the Debt Commitment Letter or, to the Knowledge of Parent, any other party to the Equity Commitment Letter or the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other Contracts to which Parent or Merger Sub or any of their Affiliates is a party related to the funding, investing, availability or conditionality, as applicable, of the Financing that would impose any new conditions or expand the existing conditions to the Equity Financing or the Debt Financing or that would otherwise adversely affect the funding of all or any part of the Equity Financing and the Debt Financing other than as expressly set forth in the Equity Commitment Letter or the Debt Commitment Letter. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Equity Financing and the Debt Financing and satisfied all of the other terms and conditions required to be satisfied by Parent on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, Parent has no reason to believe that any of the conditions to the Equity Financing or the Debt Financing will not be satisfied, nor does Parent have Knowledge, as of the date of this Agreement, that the full amount of the Equity Financing or the Debt Financing will not be made available to Parent as of the time at which the Closing is required to occur pursuant to Section 2.2 in accordance with the terms of the Equity Commitment Letter and the Debt Commitment Letter.

Section 4.7    Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) any estimates, projections or forecasts prepared by the Company and its Subsidiaries and made available to Parent prior to the date hereof were prepared in good faith based upon assumptions that were, and continue to be, reasonable, (b) the representations and warranties in Article III are true and correct in all material respects, (c) the Company complies in all material respects with its obligations under this Agreement and (d) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum (without duplication) of (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.8    Litigation. Except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby, there is no (a) Proceeding or investigation pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries and (b) Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries before any Governmental Authority.

Section 4.9    Share Ownership. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) (a) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company or (b) is, or at any time within the past three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 4.10    Absence of Certain Agreements. Except for the Voting Agreement, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements, agreements or understanding (whether written or oral, binding or non-binding) with any stockholder of the Company, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries, (a) relating to (i) this Agreement or the transactions contemplated hereby or (ii) the Surviving Corporation or any of its Subsidiaries or its or their respective business or operations from and after the Effective Time (including with respect to any employment matters) or (b) pursuant to which (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Considerable payable pursuant to this Agreement in respect of such stockholder’s shares of Company Stock, (ii) any stockholder of the Company has agreed to approve this Agreement or to vote against any Superior Proposal or (iii) any stockholder of the Company, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, any equity investment to Parent or Merger Sub to finance any portion of the transactions contemplated by this Agreement.

Section 4.11    Finders’ Fee, etc. Except for Barclays Capital Inc., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Affiliates that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.12    No Additional Representations; Investigation by Parent. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered hereunder, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent or any Representative of Parent, including in any “data room” or management presentation or the accuracy or completeness of any of the foregoing. Parent has conducted its own independent investigation and analysis of the business, operations, properties, assets, liabilities, results of operations and financial condition of the Company and acknowledges that it has been provided access to personnel, properties, Contracts, Tax Returns and other records of the Company for such purposes. In entering into this Agreement, Parent has relied solely upon its independent investigation and analysis of the Company and the representations and warranties set forth in Article III and in any certificate delivered thereunder and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Affiliates or any of its or their respective directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1    Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as (i) expressly permitted or required by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Letter, (iii) the Company determines, in good faith, may be necessary or advisable in connection with any COVID-19 Measure, (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business and preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as (A) expressly permitted or required by this Agreement, (B) set forth in Section 5.1 of the Company Disclosure Letter, (C) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (D) required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b)    split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company Stock Options with Company Stock and to satisfy Tax withholding obligations in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock, Company RSUs or Company PSUs, that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or subsequently granted to the extent permitted by the terms of this Agreement;

(c)    (i) issue, pledge, deliver or sell, or authorize the issuance, pledge, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (x) with respect to the grant of Company Equity Awards to employees and directors of the Company and its Subsidiaries as set forth on Section 5.1(c) of the Company Disclosure Letter, (y) the issuance of any shares of Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)    establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Securities or Company Subsidiary Securities,

other than dividends (i) paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (ii) set forth on Section 5.1(d) of the Company Disclosure Letter;

(e)    make or commit to any capital expenditures in excess of $10,000,000 individually or $50,000,000 in the aggregate, except in the ordinary course of business or pursuant to the Company’s annual capital expenditures budget made available to Parent;

(f)    make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement and (ii) purchases of assets that do not constitute a business in the ordinary course of business;

(g)    sell, assign, license, lease or otherwise transfer, or create any Lien (other than Permitted Liens) on any material asset of the Company or its Subsidiaries, other than in the ordinary course of business;

(h)    incur, issue or amend in any material respect the terms of, any indebtedness for borrowed money or guarantees thereof (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), other than incurring or issuing any (i) intercompany indebtedness, (ii) indebtedness under the Credit Facility (provided that, as of any time, the aggregate amount of indebtedness under the Credit Facility does not exceed the amount set forth on Section 5.1(h) of the Disclosure Letter) and (iii) trade payables, letters of credit, parent guarantees and similar arrangements entered into in the ordinary course of business;

(i)    optionally prepay, or reduce the commitments of, any indebtedness set forth on Section 5.1(i) of the Company Disclosure Letter, including the exercising of any consent rights in connection with any proposed optional prepayment or commitment reduction;

(j)    other than in the ordinary course of business (including renewals or extensions consistent with the terms thereof or on improved terms), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or Real Property Lease, (ii) enter into any Contract that would be a Material Contract or a Real Property Lease if in existence on the date hereof or (iii) waive, release or assign any material rights, claims or benefits under any Material Contract or Real Property Lease; provided, that in no event shall the Company or any of its Subsidiaries be permitted to (A) modify or amend any Specified Contract to the extent such modification or amendment would be adverse in any material respect to the Company and its Subsidiaries, taken as a whole, (B) terminate any Specified Contract (excluding terminations upon expiration of the term thereof in accordance with the terms thereof), (C) enter into any Contract that would be a Specified Contract if in existence on the date hereof or (D) waive, release or assign any material rights, claims or benefits under any Specified Contract.

(k)    other than as required by applicable Law or the existing terms of any Company Plan or a Collective Bargaining Agreement in effect on the date hereof, (i) grant or commit to grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any current or former director, officer, employee, independent contractor or individual service provider of the Company or any of its Subsidiaries (other than in connection with a promotion, increase in duties or new hire on terms provided to similarly situated employees, in each case, in the ordinary course of business consistent with past practice), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt, terminate, materially modify or materially amend any Company Plan or any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement (that would be a Company Plan if in effect on the date hereof), (iv) except as permitted by Section 5.1(c), grant or commit to grant or amend any equity or equity-based awards, (v) increase compensation, bonus or other benefits payable to any current or former director, officer, employee, independent contractor or individual service provider of the Company or any of its Subsidiaries other than increases in the ordinary course of business consistent with past practice for individuals with an annual base salary or base compensation of less than $200,000, (vi) hire or terminate (other than for “cause”) any officer, employee, independent contractor or individual service provider with an annual base salary or base compensation of more than $200,000 or (vii) take any action to accelerate the vesting, funding or payment date of any material compensation or benefits (including any Company Equity Awards);

(l)    negotiate, modify, extend or enter into any Collective Bargaining Agreement, other than renewals, replacements, extensions or amendments of Collective Bargaining Agreements in the ordinary course of business or as required by applicable Law or pursuant to the existing terms thereof or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Employees of the Company or its Subsidiaries, except as required by applicable Law;

(m)    change the Company’s methods of financial accounting, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(n)    (i) materially change any method of Tax accounting, except as required by applicable Law, (ii) make or change any material election with respect to Taxes, (iii) amend any federal income or other Tax Return in a manner that would materially increase the Taxes of the Company and its Subsidiaries, (iv) agree or settle any claim or assessment in respect of a material amount of Taxes, excluding for these purposes any agreement or settlement relating to a Tax item to the extent that such agreement or settlement does not materially exceed the reserves for such Tax item on the Company Balance Sheet, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (vi) surrender any right to a material refund of Taxes or (vii) extend or waive the statute of limitations period applicable to any material Tax or Tax Return;

(o)    adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(p)    settle, release, waive, compromise or offer or propose to settle, release, waive or compromise any pending or threatened Proceeding involving or against the Company or any of its Subsidiaries in excess of $2,500,000 (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company);

(q)    with respect to the MBR Authority, status as a Qualifying Facility and/or status as an Exempt Wholesale Generator of any Subsidiary of the Company, knowingly take or fail to take any action that would reasonably be expected to result in the cancellation or revocation of such MBR Authority or status, as applicable, and that would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; or

(r)    agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.2    Proxy Statement.

(a)    As promptly as reasonably practicable following the date of this Agreement (and not later than twenty-five (25) Business Days following the date of this Agreement), (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 7.2, include the Company Board Recommendation, (ii) Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance and information in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time and (iii) subject to the receipt from Parent and Merger Sub of the information and assistance described in clause (ii) above, the Company shall file the Proxy Statement with the SEC.

(b)    The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and Parent, on the other hand, shall promptly provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required. Each of the Company, Parent and Merger Sub shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, promptly disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and the Company shall consider such comments in good faith. The Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to holders of Company Stock as of the record date established for the Company Meeting as promptly as practicable (and in any event within five (5) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”).

Section 5.3    Company Meeting. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC Clearance Date, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); provided that the Company Meeting shall in no event be scheduled for later than the fourtieth (40th) day following the first mailing of the Proxy Statement to the stockholders of the Company; provided, further, that the Company may postpone or adjourn the Company Meeting (and shall postpone or adjourn the Company Meeting upon the request of Parent in the event of clauses (b), (c) and (d) of this Section 5.3) (a) with the consent of Parent, (b) for the absence of a quorum, (c) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (d) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. As promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Stockholders’ Meeting. The Company shall, through the Company Board, but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to the terms hereof, provide the Company Board Recommendation and shall include the Company

Board Recommendation in the Proxy Statement, and, unless there has been a Company Adverse Recommendation Change pursuant to the terms hereof or a termination of this Agreement in accordance with Section 7.2(d), the Company shall use reasonable best efforts to solicit proxies in favor of the Company Stockholder Approval. Parent, Merger Sub and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article IX, this Agreement shall be submitted to the holders of Company Stock for the purpose of obtaining the Company Stockholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act and (iii) adjournment of the Company Meeting shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Stock at the Company Meeting.

Section 5.4    Insurance. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to maintain insurance coverage under material Insurance Policies (or obtain replacements thereof providing similar coverage on substantially similar terms).

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1    Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.2    Director and Officer Indemnification.

(a)    For a period of not less than six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law upon receipt, if required by applicable Law, organizational documents of the Company or its Subsidiaries or any applicable Indemnification Agreement, of a written undertaking by such Company Indemnified Party or on such Company Indemnified Party’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Company Indemnified Party is not permitted to be indemnified under applicable Law, organizational documents or indemnification agreement), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, in each case, to the fullest extent permitted by Law and as provided in the respective certificates of incorporation, bylaws (or comparable organizational documents) of the Company or its Subsidiaries or any indemnification agreement as in effect on the date of this Agreement and made available by the Company to Parent prior to the date of this Agreement (an “Indemnification Agreement”). All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the respective certificates of incorporation, bylaws (or comparable organizational documents) of the Company or its Subsidiaries or in any Indemnification Agreement in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.2, the provisions of this Section 6.2 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(b)    For a period of not less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time, and, during such six (6)-year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.

(c)    Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six (6)-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate or total premium amount in excess of 350% of the amount per annum the Company paid in its last full fiscal year (such 350% amount, the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, Parent shall, or shall cause the Surviving Corporation to, purchase the most advantageous policy available for an amount not to exceed the Premium Cap. The Company shall use reasonable best efforts to purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (provided that the aggregate premium for such “tail” policy shall not exceed the Premium Cap), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.2(c). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d)    In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.2.

(e)    The provisions of this Section 6.2 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.3    Employee Matters.

(a)    For a period beginning on the Closing Date and continuing thereafter for twelve (12) months (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries, including the Surviving Corporation, immediately following the Closing (the “Continuing Employees”) with (i) base salary or other base cash compensation that is at least the same as, in the aggregate, the base salary or other base cash compensation that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term target cash incentive compensation opportunities (including short-term annual cash incentive compensation but excluding equity or equity-based compensation) that are no less favorable in the aggregate than the aggregate total short-term cash incentive compensation opportunities provided to the Continuing Employee immediately prior to the Effective Time, (iii) severance and any other termination pay and benefits plans, practices and policies that are no less favorable than such plans, practices and policies that were applicable to such Continuing Employee immediately prior to the Effective Time and (iv) other employee benefits (other than any defined benefit pension, retiree welfare, short-term and long-term bonus and short-term and long-term incentive opportunities, change in control and equity or equity-based compensation) that are substantially comparable in the aggregate to those employee benefits (other than any defined benefit pension, retiree welfare, short-term and long-term bonus and short-term and long-term incentive opportunities, change in control and equity or equity-based compensation) in effect for such Continuing Employees immediately prior to the Effective Time. The terms and conditions of employment for any Continuing Employees who are covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement subject to the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law. Nothing herein shall be deemed to limit the right of Parent or any of their respective Affiliates to (A) terminate the employment of any Continuing Employee at any time for any or no reason, (B) change or modify the terms or conditions of employment for any Continuing Employee to the extent such change is not inconsistent with the provisions of this Section 6.3 or (C) adopt, terminate, change or modify any Company Plan or other employee benefit plan or arrangement in accordance with its terms; provided that such change or modification does not otherwise violate the requirements of this Section 6.3.

(b)    For purposes of eligibility to participate, level of paid time off and severance benefits, and vesting of retirement benefits (but not benefit accrual, unless required by applicable Law or previously accrued or vested benefits) under the employee benefit plans, programs and arrangements established or maintained by Parent and its respective Affiliates in which Continuing Employees are eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited for service to the same extent and for the same purpose as such Continuing Employee as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except (x) for purposes of benefit accrual under defined benefit plans and (y) to the extent such credit would result in a duplication of benefits or coverage). With respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, Parent and its Subsidiaries shall use commercially reasonable efforts to allow each Continuing Employee to be immediately eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plan replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation. For purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, for the plan year in which the Closing occurs Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Closing. Parent shall cause any eligible expenses incurred and paid by such Continuing Employee and his or her covered dependents during the plan year of the Company Plan in which the Closing Date occurs to be taken into account under such New Benefit Plan in such plan year for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c)    In the event that the Closing occurs in 2021, each Continuing Employee participating in any Company Plan that is an annual bonus plan, policy or arrangement during the 2021 calendar year shall remain eligible to receive a cash bonus equal to the cash bonus such Continuing Employee would have otherwise received in accordance with the terms and conditions of such Company Plan (including all employees employed on December 31, 2021, other than any such employees who is thereafter terminated for “cause” or who voluntary resigns without “good reason”), and based on actual performance, to be paid to the Continuing Employee by the Surviving Corporation at the same time such bonuses would have otherwise been paid in the ordinary course of business consistent with past practice. If the Closing has not occurred by December 1, 2021, and the Company reasonably determines that the Closing may not occur prior to December 31, 2021, the Company, in consultation with Parent, may accelerate the payment of such bonuses and the ability of such employees to exercise any Company Stock Options, if and to the extent that, in the reasonable judgment of the Company, such accelerated payment and accelerated option exercisability would reasonably be expected to mitigate any adverse consequences to the recipient or to the Company or any of its Subsidiaries that might otherwise reasonably be expected to arise under the provisions of Section 280G or 4999 of the Code (provided that if the Company deems it necessary or appropriate to encourage or facilitate the exercise of Company Stock Options to mitigate such adverse tax consequences, the Company, in consultation with Parent, may, to the extent otherwise permitted under its applicable plans and programs, permit the exercise of such Company Stock Options on a net settlement basis and permit the satisfaction of any associated Tax liability or withholding through share withholding); provided, in each case, that in no event may any such action increase any liability for Parent, the Company or such disqualified individuals under Section 409A of the Code or materially increase the value of any such payments.

(d)    Prior to the Closing, the Company and its Subsidiaries, as applicable, shall use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the Merger. Each of Parent and the Company agree to reasonably cooperate with each other in order to comply with such obligations.

(e)    The terms of this Section 6.3 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the parties hereto. Nothing contained in this Agreement shall (i) constitute or be deemed to constitute an establishment, amendment or termination of any Company Plan or other compensation or benefit plan, policy, program, agreement or arrangement, (ii) obligate Parent or any of its Subsidiaries or Affiliates to (x) maintain any particular benefit or compensation plan, policy, program, agreement or arrangement or (y) retain the employment or any particular term or condition of employment of any particular employee; or (iii) prevent the Surviving Corporation or any of its Subsidiaries from adopting, amending or terminating any benefit or compensation plan, policy, program, agreement or arrangement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1    Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and, in any event, prior to the End Date, including using reasonable best efforts to (i) prepare and file, in consultation with the other Parties, as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII).

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make as promptly as practicable after the date of this Agreement (i) the HSR Filing, (ii) the Ex-U.S. Filings, (iii) the FERC Application, (iv) the NJDEP Application, (v) the FCC Filing and (vi) the draft CFIUS Notice; provided that each of Parent and the Company shall make (x) the HSR Filing within ten (10) Business Days after the date of this Agreement, (y) the FERC Application and the NJDEP Application within twenty (20) Business Days after the date of this Agreement or, in each case, if agreed by the Parties, otherwise as soon as possible, and (z) the draft CFIUS Notice within thirty (30) days after the date of this Agreement and the final CFIUS Notice promptly after receipt of confirmation that CFIUS has no further comment to the draft CFIUS Notice. Each of the Company and Parent shall use reasonable best efforts to (A) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority in connection with the foregoing, including any information, documentation or other material that may be requested by a Governmental Authority with respect to any controlling person of Parent, (B) furnish to each other any necessary information and reasonable assistance as the other may request in connection with the foregoing, and (C) take all other actions necessary or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain the Ex-U.S. Approvals, the FERC Approval, the NJDEP Approval, the FCC Consents, and the CFIUS Approval, in each case as promptly as practicable, and in the case of the CFIUS Approval within the timeframes set forth under the DPA, and, in any event, prior to the End Date. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Parent shall pay 100% of the filing fees payable under the HSR Act or in connection with the Ex-U.S. Filings, the FERC Application, the NJDEP Application, the filing fee associated with the CFIUS Notice and all FCC filing fees payable by the Company, Parent and their respective Subsidiaries relating to the Merger, regardless of whether the transactions contemplated by this Agreement are consummated.

(c)    Except as prohibited by applicable Law or Order, each of Parent and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings (except HSR filings) and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, FERC, NJDEP, the FCC, CFIUS or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings contemplated by Section 7.1(b) in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to the filings contemplated by Section 7.1(b) and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby; provided, however, that the Parties may redact information related to the valuation of the Company and personal identifier information from any materials required to be provided pursuant to this Section 7.1(c), and may reasonably designate competitively-sensitive information in such materials as “outside counsel only.”

(d)    Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, (i) none of the Company, Parent or their respective Affiliates shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) each of the Company and Parent shall give the other reasonable prior notice of any such meeting or conversation and (iii) in the event either the Company or Parent is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

(e)    Notwithstanding anything to the contrary in this Section 7.1, Parent shall, and shall cause its Subsidiaries to, take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority (including in connection with the HSR Filing, the Ex-U.S. Filings, the FERC Application, the NJDEP Application, the FCC Filing and the CFIUS Notice) with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as practicable and, in any event, prior to the End Date, including (i) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Parent or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (B) the proffer and agreement by Parent of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Proceeding in any forum or (y) issuance of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority, (ii) defending through litigation on the merits any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay past the End Date, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (iii) taking, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay past the End Date, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation as promptly as practicable and, in any event, prior to the End Date. Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to, solely in connection with the CFIUS Notice, take any action pursuant to this Section 7.1(e) that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Nothing in this Agreement shall obligate Parent or the Company to agree to any divestiture or other remedy not conditioned on the consummation of the Closing.

Section 7.2    No Solicitation.

(a)    From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Section 7.2, (i) the Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers and employees to, and shall cause its and their respective other Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Third Party with respect to a Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, and the Company shall promptly (and in any event within three (3) Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy, in accordance with the terms of such confidentiality agreement, all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives, and (ii) the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall not permit its and their respective other Representatives to, directly or indirectly, (A) solicit, initiate or knowingly encourage any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (B) participate in any negotiations or discussions regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, or provide access to the properties or personnel of the Company and its Subsidiaries, in each case, in connection with any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (C) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal or any proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (D) grant any waiver, amendment or release under any “standstill” or confidentiality agreement (unless the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law), (E) approve or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement that constitutes a Company Acquisition Proposal or any proposal or offer which could reasonably be expected to lead to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.2(b)) (each an “Alternative Acquisition Agreement”), (F) submit any Company Acquisition Proposal to a vote of the stockholders of the Company or (G) resolve or agree to do any of the foregoing.

(b)    Notwithstanding the limitations set forth in Section 7.2(a), but subject to compliance with the other provisions of this Section 7.2, if, after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company receives a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2 and that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or would reasonably be expected to lead to a Superior Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than forty-eight (48) hours) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify the terms and conditions of any bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2 solely to determine whether such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (B) permit a Person to request a waiver of a “standstill” or similar obligation and grant such a waiver (unless the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law) and (C) inform a Person or group that has made a Company Acquisition Proposal of the provisions of this Section 7.2.

(c)    The Company shall promptly (and in any event within one (1) Business Day) notify Parent after receipt of any Company Acquisition Proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Third Party who has made or could reasonably be expected to make a Company Acquisition Proposal. Such notice shall (i) indicate the identity of the Third Party who has made or could reasonably be expected to make a Company Acquisition Proposal and (ii) include a copy of any written documents or agreements delivered to the Company or its Representatives in connection with such inquiry, proposal or offer (or, if not delivered in writing, a summary of the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within one (1) Business Day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)).

(d)    Except as otherwise provided in this Section 7.2(d), the Company Board shall not effect a Company Adverse Recommendation Change or approve, endorse, recommend, or execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 7.2(b)). Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2, terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently pay the Company Termination Fee in order to enter into a definitive agreement in connection with a Superior Proposal) if, and only if: (i) (A) a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2 is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal; and (iii) the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e)    Notwithstanding the provisions herein to the contrary, prior to making any Company Adverse Recommendation Change or entering into a definitive agreement in connection with a Superior Proposal in accordance with Section 7.2(d): (i) the Company Board shall provide Parent at least five (5) Business Days’ prior written notice (a “Notice”) of its determination to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of an Intervening Event, the reasonable detail thereof, and, in the case of a Company Acquisition Proposal, the terms and conditions of such proposal, including a copy of any proposed definitive agreements relating to such proposal; (ii) during the five (5) Business Days following such written notice (the “Notice Period”), the Company Board and its Representatives shall negotiate in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; and (iii) at the end of the Notice Period, the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; provided that any material revision, amendment, update or supplement to the terms of any Company Acquisition Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 7.2(e); provided, further, that the new Notice Period shall be three (3) Business Days.

(f)    Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.2(f) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.2; provided, further, that a request by Parent for the Company to publicly recommend against a Company Acquisition Proposal may not be made more than twice with respect to any Company Acquisition Proposal unless the price, conditions or other material terms of such Company Acquisition Proposal are subsequently amended or modified, in which case Parent may make one request each time such Company Acquisition Proposal is so subsequently amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change; provided that the Company does not make any recommendation in connection therewith other than a recommendation against any Company Acquisition Proposal.

Section 7.3    Financing.

(a)    Prior to Closing, each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing or any Substitute Debt Financing as promptly as possible (taking into account the anticipated timing of the Marketing Period) following the date of this Agreement (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.2), including using its reasonable best efforts to (i) (A) maintain in effect the Debt Letters and to comply with its obligations under the Debt Letters to the extent the failure to comply with such obligations would adversely impact the amount or, taking into account the expected timing of the Marketing Period, the availability of the Debt Financing at the Closing, (B) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Letters (including any “market flex” provisions applicable thereto) or on terms that, taken as a whole, are no less favorable in the aggregate to Parent than the terms contained in the Debt Letters (including any “market flex” provisions applicable thereto), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2 and (C) enforce their rights under the Debt Letters and (ii) satisfy on a timely basis (or obtain the waiver of) all the conditions and covenants applicable to Parent or Merger Sub in the Debt Financing and the definitive agreements related thereto that are to be satisfied by Parent or Merger Sub in Parent’s or Merger Sub’s control (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). In the event that all conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent and Merger Sub shall obtain the Equity Financing contemplated by the Equity Commitment Letter and use their reasonable best efforts to cause the Persons providing the Debt Financing (the “Debt Financing Parties”) to fund the Debt Financing at or prior to the Effective Time with respect to shares to be paid for pursuant to the Merger.

(b)    Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Debt Financing and material developments with respect thereto and upon the Company’s reasonable written request, provide the Company with copies of any final material definitive agreements related to the Debt Financing. Without limiting the foregoing, Parent and Merger Sub shall promptly (and in no event less than one Business Day) after obtaining knowledge thereof, give the Company prompt written notice (i) of any breach or default by any party to the Debt Letters or the definitive documentation related to the Debt Financing, (ii) the receipt of any written notice or other written communication from any Debt Financing Source Party with respect to any (A) actual breach, default, termination (other than in accordance with its terms) or repudiation by any part to any of the Financing Letters or, to the extent entered into and effective prior to the Closing Date, the definitive agreements related to the Financing of any provisions of the Debt Letters or (B) material dispute or material disagreement relating to the Financing with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing (excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the definitive agreements with respect to the Debt Financing) or (iii) if for any reason Parent in good faith no longer believes it or Merger Sub will be able to obtain all or any portion of the Debt Financing in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documentation related to the Debt Financing. Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided that Parent and Merger Sub shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate net cash amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing, unless the Debt Financing is increased by a corresponding amount on substantially the same terms as provided in the Debt Letters) except to the extent after giving effect to such termination, amendment, modification, waiver or replacement, the aggregate net proceeds contemplated from the Equity Financing and the Debt Financing (as terminated, amended, modified, waived or replaced), together with other financial resources of Parent, including contemplated cash on hand of Parent, is, in the aggregate, sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith, (B) impose new or additional conditions to the funding of the Debt Financing or otherwise expand, amend or modify any of the conditions to the funding of the Debt Financing, in any case, from those set forth in the Debt Commitment Letter on the date of this Agreement or (C) otherwise expand, amend, modify or waive any provision of the Debt Letters or the Debt Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) impair, delay or prevent or make less likely the consummation of the Merger or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Effective Time, taking into account the timing of the Marketing Period, (II) materially and adversely impact the ability of Parent and Merger Sub to enforce their rights against the Debt Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby; provided, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Letters solely to add additional Debt Financing Parties as parties thereto who had not executed the Debt Letters as of the date hereof. Neither Parent nor Merger Sub shall permit or consent to any amendment, supplement, waiver or modification to be made to the Equity Commitment Letter (other than to increase the amount of the Equity Financing). In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 7.3, such new commitment letters shall be deemed to be a “Debt Commitment Letter” for all purposes of this Agreement and/or together with such new fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent and Merger Sub shall promptly deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, as promptly as practicable following the occurrence of such event, (x) notify the Company thereof, (y) use its reasonable best efforts to obtain substitute debt financing from the same or alternative debt financing sources (on terms and conditions that are not materially less favorable to Parent and Merger Sub, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent or Merger Sub, together with cash on hand at Parent and its Subsidiaries, to enable Parent and Merger Sub to consummate the payment for shares of Company Stock by Merger Sub pursuant to the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Debt Financing”) and (z) promptly after execution of any new debt financing commitment letter that provides for such Substitute Debt Financing, deliver to the Company true, complete and correct copies of the new debt commitment letter and the related fee letters (redacted to remove the fee amounts, pricing caps, the rates and economic terms included in the “market flex” and related to “securities demand” provisions contained therein and certain other economic terms, none of which redacted provisions cover terms that would reasonably be expected to adversely affect conditionality, enforceability or availability of, or the aggregate amount available under the Debt Financing) and related definitive financing documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Debt Financing shall be deemed a “Debt Commitment Letter,” and together with the related fee letters the “Debt Letters” for all purposes of this Agreement. For the avoidance of doubt, in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to seek equity financing from any source or in excess of the amount set forth in the Equity Commitment Letter.

(c)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Debt Financing, any Substitute Debt Financing or any other financing.

(d)    Prior to Closing, the Company and its Subsidiaries shall use their reasonable best efforts to, and shall use their respective reasonable best efforts to cause their Representatives to, use their reasonable best efforts to provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in connection with arranging the Debt Financing (which for purposes of this clause (d) shall include one or more offerings of non-convertible high yield debt securities to be issued or incurred in lieu or in replacement of any bridge financing contemplated by the Debt Letters) and the satisfaction of the conditions as set forth in the Debt Letters, including using reasonable best efforts to:

(i)    furnish to Parent as promptly as reasonably practicable (or, in the case of financial statements set forth in paragraph 4 of Exhibit D to the Debt Letters (as in effect on the date of this Agreement), within the time period set forth therein) (A) the Required Information and (B) such other pertinent and customary financial and operating information regarding the Company as may be reasonably requested by Parent to the extent that such information is customarily required for financings of the type contemplated by the Debt Letters; provided that, in connection with the foregoing clause (B), the Company shall not be obligated to furnish any of the Excluded Information and the Company shall only be obligated to deliver such information to the extent such information may reasonably be obtained from the books and records of the Company or is otherwise readily available to the Company and its Subsidiaries;

(ii)    upon reasonable prior notice, cause members of management (with appropriate seniority) of the Company to participate in a reasonable number of meetings, presentations and roadshows with prospective lenders and investors and sessions with the ratings agencies, in each case in connection with the arrangement of the Debt Financing at reasonable times and locations mutually agreed between the Parent and the Company;

(iii)    to the extent reasonably requested, assist Parent and the Debt Financing Parties in their preparation of (A) any bank information memoranda and related lender presentations, (B) any offering memoranda or private placement memoranda, (C) materials for rating agency presentations and (D) other customary marketing materials, including reviewing and commenting on Parent’s draft of business description with respect to the Company and its Subsidiaries, all as required or contemplated in connection with the Debt Financing; provided that any such materials that include disclosure and financial statements with respect to the Company shall only reflect the Surviving Corporation as the obligor(s) and no such bank information memoranda, lender presentations or materials shall be issued by the Company or its Subsidiaries (but, for the avoidance of doubt, shall include authorization letters delivered by the Company with respect to its own information);

(iv)    (A) to the extent reasonably requested, assist and provide customary information to assist Parent in allowing Parent to prepare pro forma financial statements customarily included in offering documents for non-convertible high yield debt securities, it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments and the

Company’s, its Subsidiaries’ and their Representatives’ assistance shall relate solely to the financial information and data that can be reasonably derived from the Company’s historical books and records or other readily available data or information and the Company, its Subsidiaries and their Representatives shall not be responsible for providing any information required for the preparation of such pro forma financial statements relating to (1) cost savings, synergies, capitalization, ownership, and other post-Closing or pro forma adjustments (and the assumptions relating thereto) or (2) other information, data and assumptions concerning the assumptions underlying such post-Closing or pro forma adjustments, and (B) direct and facilitate the Company’s auditors to provide (x) customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company included in any offering documents relating to Debt Financing that consists of non-convertible high yield debt securities and (y) if required, customary consents to the use of their audit reports on the consolidated financial statements of the Company in any syndication, offering or other marketing documents relating to the Debt Financing, in each case subject to such auditors’ policies and procedures and applicable auditing standards;

(v)    at least four (4) Business Days prior to the Closing Date, provide Parent all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, if the Company or any of its Subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation (as defined in the Debt Letters), a Beneficial Ownership Certification (as defined in the Debt Letters) and that are required by paragraph 6 of Exhibit D of the Debt Letters (as in effect on the date of this Agreement);

(vi)    reasonably facilitate the pledging of collateral, including any possessory collateral (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative at the Effective Time);

(vii)    assist with the preparation of any definitive financing documents as may be reasonably requested by Parent by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company and its Subsidiaries; and

(viii)    arranging for, and executing and delivering, customary prepayment notices in respect of the Credit Facilities on the Closing Date;

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company, its Subsidiaries or their Representatives to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent as set forth in clause (f) below, (C) cause or be reasonably expected to cause any representation or warranty in this Agreement to be breached, (D) cause or be reasonably expected to cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause or be reasonably expected to cause any breach of any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters and the notices referred to in Section 7.3(d)(viii) and, to the extent requested by Parent in accordance therewith, Section 7.12). Notwithstanding anything to the contrary contained herein, any breach by the Company or its Subsidiaries of their respective obligations under this Section 7.3(d) shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition set forth in Section 8.2(b).

Notwithstanding anything to the contrary in this Section 7.3(d), nothing will require the Company to provide any (1) pro forma financial statements, projections or other prospective information, (2) description of all or any portion of the Debt Financing, any “description of notes” or “description of other indebtedness”, or other information customarily provided by the Debt Financing Parties or their counsel, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure, (4) “segment” financial information, including any required by Regulation S-K Item 101(b) and FASB ASC Topic 280, and separate Subsidiary financial statements, (5) any financial statements or other information required by Rules 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act (“Excluded Information”).

(e)    The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the arrangement of the Debt Financing; provided that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage its or their reputation or goodwill.

(f)    All such cooperation or assistance contemplated by this Section 7.3 and cooperation, assistance or transactions contemplated by Section 7.12 shall be at Parent’s sole cost and expense. Parent shall promptly, upon written notice by the Company, reimburse the Company for any out-of-pocket costs and expenses incurred by it or any of its Subsidiaries in connection with the Debt Financing, their cooperation or assistance to obtain the Debt Financing (including attorneys’ fees) and any cooperation, assistance or transactions pursuant to Section 7.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, liabilities, expenses, claims, suits, actions or damages suffered or incurred by them in connection with the Debt Financing, any cooperation or assistance contemplated by this Section 7.3 or cooperation, assistance or transactions contemplated by Section 7.12 or, in each case, any information utilized in connection therewith, except to the extent determined by a court of competent jurisdiction in a final and non-appealable order, to have resulted from any willful misconduct, gross negligence or bad faith of the Company or its Subsidiaries.

Section 7.4    Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release. Thereafter, so long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall consider such comments in good faith. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) as contemplated by Section 5.2 and Section 5.3 in connection with the Proxy Statement and Company Meeting, (b) made or proposed to be made by the Company in connection with a Company Acquisition Proposal, a Superior Proposal, a Company Adverse Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 7.2 (or made or proposed to be made by Parent in response thereto), (c) in connection with any Proceeding between the Parties relating to this Agreement, (d) to any Governmental Authority in connection with the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents contemplated by Section 7.1 or (e) consistent with previous press releases, public disclosures or public statements previously made by Parent or the Company in compliance with this Section 7.4.

Section 7.5    Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any material written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement or (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries relating to this Agreement, the Merger or the other transactions contemplated hereby.

Section 7.6    Access to Information.

(a)    From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Affiliates, its Representatives and the Debt Financing Parties reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period each Party shall (and shall cause its Subsidiaries to) furnish to the other Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in its good faith judgment, (i) any Law applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, in the case of each of clauses (i), (ii) and (iii) above, that the Company shall give Parent notice of any information so withheld and the Parties shall reasonably cooperate in seeking to allow disclosure of such information in a manner that would not violate applicable Law, breach such confidentiality obligations or cause the loss of such attorney-client privilege.

(b)    With respect to the information disclosed pursuant to Section 7.6(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 7.7    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.8    Stock Exchange De-listing; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.9    Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent (a) the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation (and the Company shall in good faith take such comments into account) and (b) the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and the Company shall not settle, or offer to settle, any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.9.

Section 7.10    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby. Unless this Agreement is otherwise terminated pursuant to Section 9.1, no Company Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.

Section 7.11    Transfer Taxes. Except as contemplated by Section 2.8(b)(i), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) that are imposed in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 7.12    Existing Notes. Between the date of this Agreement and the Effective Time:

(a)    Parent, Merger Sub or any of their Affiliates may, or may request in writing the Company to, in which case the Company shall use its reasonable best efforts to, commence as promptly as practicable following receipt of such request, a consent solicitation to amend, eliminate or waive (other than the waiver of the condition that any proposed amendments shall not become operative until the Effective Time) certain sections of the applicable Existing Indenture as specified by Parent (a “Consent Solicitation”), with respect to some or all of the outstanding Existing Notes on such terms and conditions, including with respect to consent fees (such fees to be paid by Parent consistent at all times with Section 7.3(f)), that are proposed by Parent; provided that Parent shall be responsible for the preparation of the consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the Consent Solicitation Documents and Parent will give reasonable consideration to the comments, if any, raised by the Company. The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Consent Solicitation, including appointing a solicitation agent selected by Parent and reasonably acceptable to the Company (with any compensation for such agent to be paid by Parent consistent at all times with Section 7.3(f)). Promptly following the expiration of a Consent Solicitation, provided that the requisite consents in respect to such Consent Solicitation have been received from the holders of the applicable Existing Notes (including from persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall execute (or cause to be executed) a supplemental indenture (the “Supplemental Indenture”) to the Existing Indenture reflecting the amendments of the Existing Indenture contemplated in the Consent Solicitation Documents, and shall use commercially reasonable efforts to cause the trustee under such indenture to enter into such supplemental indenture; provided, however, that notwithstanding the fact that a Supplemental Indenture may be entered into earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent and the Company;

(b)    Parent, Merger Sub or any of their Affiliates may, or may request in writing the Company to, in which case the Company shall use its reasonable best efforts to, as promptly as practicable following receipt of such request, commence an offer to purchase, including any “Change of Control Offer” and/or any tender offer as specified by Parent, with respect to some or all of the outstanding Existing Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent and reasonably acceptable to the Company (“Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that Parent shall be responsible for preparation of the offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company. The terms and conditions specified by Parent for the Debt Tender Offer shall be in compliance with the applicable Existing Indenture, the requirements of the Exchange Act and the Securities Act including, as applicable, Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the good faith judgment of the Company and after consultation with Company counsel, does not comply with the applicable Existing Indenture, the Exchange Act or the Securities Act (including Rule 14e-1), the TIA, if applicable, or other applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on, and subject to the occurrence of, the Closing, and in accordance with the terms of the Debt Tender Offer, provided that the Parent has (or has caused to be) provided to the Company cash funds sufficient for such purposes (and for the payment of any related consent fees and other related fees and expenses) in accordance with clause (e) below, the Company shall accept for purchase and purchase the applicable Existing Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that the proposed amendments set forth in any Debt Tender Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including appointing a dealer manager selected by Parent and reasonably acceptable to the Company (with any compensation to such dealer manager to be paid by Parent consistent at all times with Section 7.3(f));

(c)    Parent, Merger Sub or any of their Affiliates may, or may request in writing the Company to, in which case the Company shall use its reasonable best efforts to, as promptly as practicable following receipt of such request, deliver a notice to each holder of the Existing Notes, in accordance with the applicable Existing Indenture, with respect to a Change of Control Offer (as defined in the applicable Existing Indenture) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the applicable Existing Indenture), to be mutually agreed by Parent and the Company, of all of the Existing Notes then outstanding and otherwise comply with the applicable Existing Indenture with respect to such Change of Control Offer; provided that such Change of Control Offer shall be expressly conditioned on the Closing; and

(d)    if and to the extent Parent notifies the Company in writing that it elects to redeem any of the Existing Notes at or after the Effective Time, the Company shall use its reasonable best efforts to, as promptly as practicable following receipt of such notification (i) facilitate the delivery of a notice of redemption on the Closing Date (or so long as such notices are expressly permitted to be provided under the applicable Existing Indenture on a conditional basis subject to the occurrence of the Effective Date (and so provide as such), prior to the Closing Date) pursuant to the applicable Existing Indenture in accordance with the terms of the applicable Existing Indenture and (ii) facilitate and effect on the Closing Date the satisfaction and discharge of each applicable Existing Indenture in accordance with the terms thereof; provided that nothing shall require the

Company or any of its Subsidiaries to (x) pay or deposit any amounts necessary for the Company to redeem the Existing Notes, (y) give any notice of redemption prior to the Closing Date unless the applicable Existing Indenture expressly permits such a notice may be provided on a conditional basis subject to the occurrence of the Effective Date or (z) cause the delivery of any legal opinions or reliance letters from the Company or any of its Subsidiaries or their respective counsel or any certificates or representations from the Company or any of its Subsidiaries (other than any officer’s certificate of the Company required under any applicable Existing Indenture to effect the giving of any such notice of redemption or satisfaction and discharge on the Closing Date, which shall be executed by an officer of the Company that shall be an officer on and following the Closing Date).

(e)    At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company (i) to repay and discharge in full all amounts outstanding in respect of the Existing Notes which Parent has elected to redeem or otherwise discharge, (ii) to purchase such Existing Notes that Parent elects to accept for purchase pursuant to one or more Debt Tender Offers and/or (iii) to pay consent fees payable in connection with any Consent Solicitation, in each case pursuant to this Section 7.12.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)    Antitrust Approvals. Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement, and any agreement between a Party and a Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated and the clearances, approvals and consents required to be obtained under the Competition Laws of the jurisdictions set forth in Section 8.1(b) of the Company Disclosure Letter (the “Ex-U.S. Approvals”) shall have been obtained.

(c)    Regulatory Approvals. Each of (i) the FERC Approval, (ii) the CFIUS Approval, (iii) the NJDEP Approval and (iv) the consents of the FCC set forth in Section 8.1(c)(iv) of the Company Disclosure Letter (the “FCC Consents”) shall have been made or obtained and shall be effective.

(d)    Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of the Merger.

Section 8.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a)    Representations and Warranties. The representations and warranties of the Company (i) contained in the first two sentences (other than clause (b) of the second sentence) of Section 3.1 (Corporate Existence and Power), Section 3.2 (Corporate Authorization), Section 3.5 (Capitalization) (other than clauses (a), (b) and (d)) and Section 3.21 (Finders’ Fees, etc.) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or “Company Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects), in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be so true and correct as of such time), (ii) contained in clauses (a), (b) and (d) of Section 3.5 (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.10(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as if made at and as of the Closing and (iv) contained in Article III (other than the representations and warranties described in clauses (i) through (iii) above) shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d)    Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)    FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate from the Company, dated as of the Closing Date, complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3), together with a draft notice to be provided to the Internal Revenue Service by Parent in accordance with the provisions of Treasury Regulations Sections 1.897-2(h)(2).

Section 8.3    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (disregarding all materiality qualifiers contained therein), in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing.

(c)    Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the Effective Time shall not have occurred on or before the date that is three-hundred and sixty four (364) days following the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii)    if (A) any Law has been promulgated or enacted that prohibits or makes illegal the consummation of the Merger or (B) there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the promulgation, enactment or issuance of such Law or Order was primarily due to such Party’s breach of any of its obligations under this Agreement; or

(iii)    the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c)    by Parent:

(i)    if a Triggering Event shall have occurred; or

(ii)    if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the thirty (30)-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(i);

(d)    by the Company:

(i)    if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the thirty (30)-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii);

(ii)    if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.2, (B) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent (or one or more of its designees) in immediately available funds the Company Termination Fee; or

(iii)    if (A) all of the conditions set forth in Article VIII have been satisfied (except for (x) any conditions that by their nature can only be satisfied on the Closing Date, but which shall then be capable of satisfaction if the Closing were to occur on such date and (y) any conditions set forth in Section 8.3 that have been waived by the Company), (B) Parent and Merger Sub fail to consummate the Merger on the date that the Closing should have occurred pursuant to Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Article VIII have been satisfied or, with respect to the conditions set forth in Section 8.3, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; and (D) the Merger shall not have been consummated within three (3) Business Days following the delivery of such notice.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than this Section 9.2, the last sentence of Section 7.3(f), Section 7.6(b), Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to Section 9.3 (including, for the avoidance of doubt, the Parent Liability Limit), nothing in this Section 9.2 shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination or the requirement to make any payment required pursuant to Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement or Section 2(b) and 2(c) of the Equity Commitment Letter, which shall continue in full force and effect in accordance with their terms.

Section 9.3    Termination Fees; Expenses.

(a)    In the event that this Agreement is validly terminated by Parent pursuant to Section 9.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent (or one or more of its designees), by wire transfer of immediately available funds, a fee in the amount of $81,300,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(b)    In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent (or one or more of its designees) by wire transfer of immediately available funds an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates of all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub) at or prior to the time of such termination, up to $6,000,000.

(c)    In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to

Section 9.1(c)(ii), and, in each case, (i) at any time after the date of this Agreement and prior to such termination, a Company Acquisition Proposal has been made to the Company and publicly announced or disclosed (and such Company Acquisition Proposal has not been publicly withdrawn in a bona fide manner prior to the earlier of (x) the date of the Company Meeting (including any adjournments or postponements thereof) and (y) the date of such termination) and (ii) within twelve (12) months after such termination, the Company (A) consummates a transaction with respect to a Company Acquisition Proposal or (B) enters into a definitive agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated, then, in any such event, the Company shall pay to Parent (or one or more of its designees), by wire transfer of immediately available funds, the Company Termination Fee, reduced by any amount previously paid under Section 9.3(b) within two (2) Business Days following the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(c), references to “15%” and “85%” shall be replaced by “50%”.

(d)    In the event that this Agreement is validly terminated by the Company pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), or in the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) and at such time the Company could have terminated this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii) then, in each case, Parent shall pay to the Company, by wire transfer of immediately available funds, a fee in the amount of $162,600,000 (the “Reverse Termination Fee”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).

(e)    If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for any amount due pursuant to this Section 9.3, then such Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate of five percent (5%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law) (any such amount, the “Enforcement Expenses”); provided that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses payable by Parent and Merger Sub, on the other hand, exceed $5,000,000 in the aggregate. The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee, the Reverse Termination Fee and the Enforcement Expenses is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall the Company Termination Fee or the Reverse Termination Fee be payable more than once.

(f)    Notwithstanding anything in this Agreement to the contrary, (i) in the event that this Agreement is terminated under circumstances in which the Company Termination Fee is payable pursuant to this Section 9.3, Parent’s right to terminate this Agreement and receive payment of the Company Termination Fee and, if applicable, the Enforcement Expenses, shall be the sole and exclusive remedy of Parent, Merger Sub, the Debt Financing Source Parties or any of their respective Affiliates and any of their respective, former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Parent Related Parties”) against the Company, its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including in the event of a fraud or Willful Breach), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (ii) in the event that this Agreement is terminated under circumstances where the Reverse Termination Fee is payable pursuant to this Section 9.3, subject to Section 10.12, the payment of the Reverse Termination Fee and, if applicable, the Enforcement Expenses, shall be the sole and exclusive remedy of the Company Related Parties against any of the Parent Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including in the event of a fraud or Willful Breach), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (iii) the maximum aggregate liability of Parent and Merger Sub under this Agreement in the event Parent or Merger Sub fails to consummate the transactions contemplated by this Agreement or otherwise fails to comply with or breaches any covenant or other obligation or representation or warranty in this Agreement (including in the event of a fraud or Willful Breach) shall not exceed an aggregate amount greater than the sum of (A) the amount of the Reverse Termination Fee and (B) $7,000,000 (such sum, the “Parent Liability Limit”) and (iv) in no event will the Company or any other Company Related Party seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Related Party with respect to this Agreement or the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by the Sponsor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or thereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of a fraud or Willful Breach), other than from Parent or Merger Sub pursuant to this Agreement or the Sponsor or the Equity Investor (as defined in the Equity Commitment Letter) pursuant to the Equity Commitment Letter; provided that nothing in clauses (ii) through (iv) above shall limit, abridge or otherwise modify (A) any remedies available to the Company under the Confidentiality Agreement or (B) any obligations of Parent pursuant to the last sentence of Section 7.3(f). For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Reverse Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance and (B) the payment of the Reverse Termination Fee, any Enforcement Expenses or any monetary damages.

ARTICLE X

MISCELLANEOUS

Section 10.1    No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval; provided, further, that Section 9.3, this Section 10.2, Section 10.8, Section 10.11, Section 10.12(c), Section 10.13 and Section 10.14 (and any defined term used in such Sections to the extent a modification, waiver or termination of such defined term would directly modify the substance of such Sections) shall not be amended in any manner materially adverse to the Debt Financing Source Parties without the prior written consent of the Debt Financing Source Parties. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof) or sole member, as applicable.

Section 10.3    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the second proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the HSR Filing, the Ex-U.S. Filings, the FERC Application, the NJDEP Application, the CFIUS Notice and the FCC Filing.

Section 10.5    Company Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter shall have the meanings assigned to them in this Agreement. The Company Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Company Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Company Disclosure Letter relating to the Company’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Company Disclosure Letter is made to such other part in the Company Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Company Disclosure Letter in and of itself shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent or Merger Sub, to:

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention:	Alex N. Darden

Juan Diego Vargas

Email:	alex.darden@eqtpartners.com

juandiego.vargas@eqtpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Jai Agrawal, P.C.

David B. Feirstein, P.C.

Sarkis Jebejian, P.C.

Romain Dambre

Email:	jai.agrawal@kirkland.com

david.feirstein@kirkland.com

sarkis.jebejian@kirkland.com

romain.dambre@kirkland.com

if to the Company, to:

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention:	Tom Kenyon

Matthew Mulcahy

Email:	tkenyon@covanta.com

mmulcahy@covanta.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Jonathan E. Levitsky

William D. Regner

Email:	jelevitsky@debevoise.com

wdregner@debevoise.com

Section 10.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Equity Commitment Letter, the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except, subject to Section 9.3, for the rights of the Company to pursue, on behalf of the holders of

Company Stock, damages (including damages incurred or suffered by the holders of Company Stock in the event such holders of Company Stock would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s or Merger Sub’s breach of this Agreement, and the rights of the holders of Company Stock to, following the Effective Time, receive the Merger Consideration in accordance with Article II; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.2 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives; provided, further, that (i) the Debt Financing Parties and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (each, a “Debt Financing Source Party”, collectively, the “Debt Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 9.3(f), Section 10.2, this Section 10.8, Section 10.11, Section 10.12(c), Section 10.13 and Section 10.14, (ii) the Parent Related Parties shall be express third-party beneficiaries with respect to Section 9.3(f) and (iii) the Company Related Parties shall be express third-party beneficiaries with respect to Section 9.3(f).

Section 10.9    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations contained in Section 9.3(e) and Section 9.3(f) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder or under the Equity Commitment Letter.

Section 10.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement (including as it relates to (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent has the right to terminate its obligations hereunder pursuant to Section 9.1(c)(ii) or decline to consummate the Closing as a result thereof pursuant to Section 8.2(a) and (c) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will, in each case, be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of Law of any jurisdiction other than the State of New York.

Section 10.12    Enforcement; Exclusive Jurisdiction.

(a)    The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 9.3(f), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that, prior to a valid termination of this Agreement in accordance with Section 9.1 the Company shall be entitled to specific performance to cause Parent to draw down the proceeds of the Equity Financing pursuant to the terms and subject to the conditions of the Equity Commitment Letter and to make the payment of the Merger Consideration (including via enforcement of the Equity Commitment Letter in accordance with its terms) and to cause the Effective Time to occur and to consummate the Closing, in each case, if, and only if, each of the following conditions has been satisfied: (A) the conditions to the Merger set forth in Article VIII have been satisfied or waived at the time when the Closing is required to occur pursuant to Section 2.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied and will be satisfied at the Closing), (B) the Debt Financing has been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded, (C) Parent and Merger Sub fail to consummate the Merger at the time when the Closing is required to occur pursuant to Section 2.2, (D) the Company is ready, willing and able to consummate the Closing and the Company has irrevocably confirmed in a written notice that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur, and (E) Parent does not consummate the Closing within three (3) Business Days after delivery of the written notice specified in clause (D) above. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12.

(b)    In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c)    Notwithstanding anything to the contrary in this Agreement, each Party agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the

Debt Letters or the performance thereof or the Debt Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York (and of the appropriate appellate courts therefrom).

Section 10.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

Section 10.14    Non-Recourse. No past, present or future Debt Financing Source Party or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COVANTA HOLDING CORPORATION

By:	/s/ Michael W. Ranger
Name: Michael W. Ranger
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COVERT INTERMEDIATE, INC.

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

COVERT MERGECO, INC.

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COVANTA HOLDING CORPORATION

ARTICLE ONE

The name of the corporation is Covanta Holding Corporation (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.10 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

Section 1. Limitation of Liability. To the full extent permitted by the General Corporation Law of the State of Delaware as presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

Section 2. Indemnification. Each person who is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation is or was serving at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right of indemnification provided in this Section shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Section. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Section. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the amendment, repeal or adoption of any provisions inconsistent with this Section shall require the affirmative vote of the holders of at least 80% of the stock entitled to vote, voting together as a single class. Any amendment repeal or adoption of any provision inconsistent with this Section shall not adversely affect any right or protection existing hereunder immediately prior to such amendment repeal or adoption.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

Annex B

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of July 14, 2021, by and among Covert Intermediate, Inc., a Delaware corporation (“Parent”), and the stockholders of Covanta Holding Corporation, a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Parent and the Stockholders are referred to individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Covert Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.10 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock and any additional Company Securities that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions contained therein, (d) resolved to recommend that the Company’s stockholders approve the Merger and adopt the Merger Agreement and (e) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.    Agreement to Not Transfer the Covered Shares.

2.1    No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than (a) with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion) or (b) with respect to the Covered Shares set forth on Schedule A hereto, pursuant to and as currently required by pledge arrangements with a third-party banking institution in existence as of the date of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever; provided, however, that any Stockholder may Transfer any such Covered Shares to (i) any other Stockholder or any Affiliate of any such Stockholder, (ii) any immediate family member (or trust solely for such immediate family member’s benefit) of such Stockholder or (iii) any charitable foundation or organization, in each case of clauses (i) through (iii), only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder; provided, however, that notwithstanding anything to the contrary herein, Stockholders shall be permitted to Transfer by gift an aggregate of not more than 1,487,209 Covered Shares to any charitable foundations or organizations without any restrictions hereunder; provided, further, that any such Transfers after the date hereof pursuant to the preceding proviso by any Stockholder to the Zell Family Foundation shall not be deemed to be Covered Shares and shall not be subject to the terms and conditions of this Agreement.

2.2    Update of Beneficial Ownership Information. Promptly following the written request of Parent, or upon a Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Company Stock or other Company Securities after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its Affiliates that acquires any shares of Company Stock or other Company Securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company Securities shall be deemed Covered Shares for all purposes hereunder.

3.    Agreement to Vote the Covered Shares.

3.1    Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each

Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a)    in favor of (i) the adoption of the Merger Agreement and (ii) the approval of any other matter considered and voted upon by the stockholders of the Company at the Company Meeting as contemplated as of the date hereof by Section 5.3 of the Merger Agreement; and

(b)    against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VIII of the Merger Agreement not being satisfied on a timely basis, (ii) any Company Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

3.2    Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3    Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

3.4    Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Authority enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement, then (a) the obligations of each Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (b) each Stockholder shall cause the Covered Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested.

4.    Waiver of Appraisal Rights. Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder.

5.    Acquisition Proposals.

5.1    From and after the date hereof until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with Article IX thereof (and in no event beyond November 10, 2022) (a) each Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Third Party with respect to a Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal and (b) each Stockholder (solely in the capacity as a stockholder of the Company) shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate in any negotiations or discussions regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries in connection with, any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (iii) otherwise cooperate or assist with, or facilitate, any inquiries, proposals, offers, discussions or negotiations that constitute, or could reasonably be expected to lead to, a Company Acquisition Proposal, (iv) encourage or recommend any other holder of Company Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Merger, or make any public statement approving or recommending a Company Acquisition Proposal, (v) enter into any Alternative Acquisition Agreement or any voting agreement, support agreement or other similar agreement in connection with any Company Acquisition Proposal or any proposal or offer which could reasonably be expected to lead to a Company Acquisition Proposal or (vi) agree to do any of the foregoing. In addition, each Stockholder (solely in the capacity as a stockholder of the Company) agrees to notify Parent promptly (and in any event within one (1) Business Day) after receipt of any Company Acquisition Proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Third Party who has made or would reasonably be expected to make a Company Acquisition Proposal. Such notice shall (A) indicate the identity of the Third Party who has made or could reasonably be expected to make a Company Acquisition Proposal and (B) include a copy of any relevant written documents or agreements delivered to such Stockholder or its Representatives in connection with such inquiry, proposal or offer (or, if not delivered in writing, a summary of the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request). Thereafter, such Stockholder shall keep Parent reasonably informed, on a prompt basis (and in any event within one (1) Business Day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any relevant written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)).

5.2    Notwithstanding the foregoing, if the Company is permitted, pursuant to Section 7.2(b) of the Merger Agreement, to have discussions or negotiations with respect to a Company Acquisition Proposal, each Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with the Person or group making such Company Acquisition Proposal to the same extent as the Company is permitted to do so under Section 7.2(b) of the Merger Agreement, subject to compliance by such Stockholder with the last three sentences of Section 5.1 above.

6.    No Legal Action. Each Stockholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by any of the Stockholders (or their performance hereunder solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that any of the Stockholders have (or may be alleged to have) to the Company or to the other holders of the Company Stock.

7.    Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

8.    Notice of Certain Events. Each Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9.    Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

9.1    Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.5 hereof. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2    Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or (ii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. Except for the Covered Shares subject to the pledge arrangements as set forth on Schedule A hereto, the Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

9.3    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to the Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject; provided, however, that the Parties acknowledge and agree that a portion of the Covered Shares are subject to existing pledge arrangements (as set forth on Schedule A hereto) and may be subject to Transfer in the event of a default under such pledge arrangements. As of the date hereof, there is no event of default (or event that with notice or lapse of time or both would become a default) under any such pledge arrangements.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.5    Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

10.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

10.1    Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to Parent, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11.    Miscellaneous.

11.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2    Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

11.4    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.5):

(i)    if to the Stockholders, to:

Equity Group Investments 2 N. Riverside Drive, Suite 600
Chicago, Illinois 60606
Attention:	Joseph Miron
Email:	jmiron@egii.com

(ii) if to Parent, to:

c/o EQT Partners Inc. 1114 Avenue of the Americas, 45th Floor
New York, NY 10036
Attention:	Alex N. Darden
Juan Diego Vargas
Email:	alex.darden@eqtpartners.com;
juandiego.vargas@eqtpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention:.	Jai Agrawal, P.C.
David B. Feirstein, P.C.
Sarkis Jebejian, P.C.
Romain Dambre
Email:	jai.agrawal@kirkland.com
david.feirstein@kirkland.com
sarkis.jebejian@kirkland.com
romain.dambre@kirkland.com

(iii) if to Company, to:

Covanta Holding Corporation 445 South Street
Morristown, NJ 07960
Attention:	Tom Kenyon
Matthew Mulcahy
Email:	tkenyon@covanta.com
mmulcahy@covanta.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue
New York, New York 10022
Attention:	Jonathan E. Levitsky
William D. Regner
Email:	jelevitsky@debevoise.com
wdregner@debevoise.com

11.6    Enforcement; Exclusive Jurisdiction.

(a)    The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties’ rights in this 11.6 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 11.6.

(b)    In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 11.5.

11.7    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8    Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

11.9    Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.10    Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

11.11    Entire Agreement. This Agreement, including Schedule A, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.12    Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.13    Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract or Law are to that Contract or Law, as applicable, as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.14    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Parent shall not relieve Parent of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.15    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.16    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

11.17    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

11.18    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.19    Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Article XI shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

COVERT INTERMEDIATE, INC.

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

[Signature Page to the Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Samuel Zell Revocable Trust

By:	/s/ Samuel Zell
Name: Samuel Zell
Title: Trustee

[Signature Page to the Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Zell Family Foundation

By:	/s/ Joseph Miron
Name: Joseph Miron
Title: Secretary

SZ Investments LLC

By:	/s/ Joseph Miron
Name: Joseph Miron
Title: Vice President

EGI-Fund (05-07) Investors, LLC

By:	/s/ Joseph Miron
Name: Joseph Miron
Title: Vice President

[Signature Page to the Voting Agreement]

Schedule A

Name	Owned Shares	Address	Owned Shares Subject to Pledge Arrangement[1]
Samuel Zell Revocable Trust	137,663	2 N. Riverside Plaza, Suite 600 Chicago, IL 60606 Attention: Joseph Miron	130,509
Zell Family Foundation	100,000	2 N. Riverside Plaza, Suite 600 Chicago, IL 60606 Attention: Joseph Miron	0
SZ Investments LLC	10,921,682	2 N. Riverside Plaza, Suite 600 Chicago, IL 60606 Attention: Joseph Miron	7,734,804
EGI-Fund (05-07) Investors, LLC	2,027,500	2 N. Riverside Plaza, Suite 600 Chicago, IL 60606 Attention: Joseph Miron	2,027,500

[1]

The shares of Company Stock set forth in this column are subject to existing pledge arrangements entered into by the applicable Stockholders in connection with stock loan agreements prior to the date of this Agreement.

Annex C

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

July 13, 2021

The Board of Directors

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Members of the Board of Directors:

We understand that Covanta Holding Corporation (“Covanta”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Covanta, Covert Intermediate, Inc. (“Buyer”) and Covert Mergeco, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Covanta (the “Merger”) and each outstanding share of the Class A common stock, par value $0.10 per share, of Covanta (“Covanta Common Stock”), other than shares owned, directly or indirectly, by Covanta, Buyer or Merger Sub (collectively, “Excluded Shares”), will be converted into the right to receive $20.25 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Covanta Common Stock (other than holders of Excluded Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Covanta;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Covanta furnished to or discussed with us by the management of Covanta, including certain financial forecasts relating to Covanta prepared by the management of Covanta (such forecasts, “Covanta Forecasts”);

(3)	reviewed and discussed with the management of Covanta its estimates of the amount and utilization of certain net operating losses of Covanta (collectively, “NOLs”);

(4)	discussed the past and current business, operations, financial condition and prospects of Covanta with members of senior management of Covanta;

(5)	reviewed the trading history for Covanta Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(6)	compared certain financial and stock market information of Covanta with similar information of other companies we deemed relevant;

(7)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

(8)

considered the results of our efforts on behalf of Covanta to solicit, at the direction of Covanta, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Covanta;

(9)	reviewed a draft, dated July 12, 2021, of the Agreement (the “Draft Agreement”); and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Covanta that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Covanta Forecasts and the NOLs, we have been advised by Covanta, and have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Covanta as to the future financial performance of Covanta. We have relied, at the direction of Covanta, on the assessments of the management of Covanta as to the ability of Covanta to utilize the NOLs. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Covanta or any other entity, nor have we made any physical inspection of the properties or assets of Covanta. We have not evaluated the solvency or fair value of Covanta or Buyer under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Covanta, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, relevant documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Covanta or the contemplated benefits of the Merger. We also have assumed, at the direction of Covanta, that the final executed Merger Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Covanta Common Stock (other than holders of Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Covanta or in which Covanta might engage or as to the underlying business decision of Covanta to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with the consent of Covanta, upon the assessments of Covanta and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Covanta or any other entity and the Transaction (including the contemplated benefits thereof) as to which we understand that Covanta obtained such advice as it deemed necessary from qualified professionals. We further express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

We have acted as financial advisor to Covanta in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, Covanta has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Covanta, Buyer and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Covanta and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a swing line and letter of credit lender under) a credit facility for Covanta, (ii) having acted as a joint bookrunner on a notes offering, and (iii) having provided or providing certain treasury and trade management services and products.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to EQT AB, an affiliate of Buyer, (“EQT”) and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to EQT and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for EQT and/or certain of its affiliates and portfolio companies, including in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by EQT and/or certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade management services and certain derivatives and foreign exchange trading services to EQT and/or certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Covanta (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Covanta Common Stock (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

Annex D

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

COVANTA HOLDING CORPORATION 445 SOUTH STREET MORRISTOWN, NJ 07960 VOTE BY INTERNET - www.proxyvote.com Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on October 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CVA2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on October 11, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of July 14, 2021 (as it may be amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, Covert Intermediate, Inc. and Covert Mergeco, Inc.; 2. To approve, by a non-binding advisory vote, the compensation that will be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and 3. To adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000519890_1 R1.0.0.177 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com COVANTA HOLDING CORPORATION Special Meeting of Stockholders October 12, 2021 at 11:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints Michael Ranger and Thomas Kenyon, or either of them, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Company (the “Meeting”) to be held on October 12, 2021 at 11:00 a.m. Eastern Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendation. R1.0.0.177 _ 2 0000519890 Continued and to be signed on reverse side